As filed with the Securities and Exchange Commission on August 6, 2003.
                                                     Registration No. 333-107235



                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549


                                 AMENDMENT NO. 1
                                       TO
                                    FORM S-4

                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                         THE SOUTH FINANCIAL GROUP, INC.
             (Exact name of registrant as specified in its charter)


     SOUTH CAROLINA                   6022                      57-0824914
    ----------------              ------------                --------------
(State or other            Primary Standard Industrial       (I.R.S. Employer
jurisdiction  of           Classification Code Number       Identification No.)
incorporation or
organization)


                              102 SOUTH MAIN STREET
                        GREENVILLE, SOUTH CAROLINA 29601
                                 (864) 255-7900
                                 --------------
       (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)


     WILLIAM P. CRAWFORD, JR., EXECUTIVE VICE PRESIDENT AND GENERAL COUNSEL
                         THE SOUTH FINANCIAL GROUP, INC.
                              102 SOUTH MAIN STREET
                        GREENVILLE, SOUTH CAROLINA 29601
                                 (864) 255-4777
                                 --------------
    (Name, address, including zip code, and telephone number, including area code, of agent for service)


                                   Copies to:
                                 RICHARD K. KIM
                         WACHTELL, LIPTON, ROSEN & KATZ
                               51 WEST 52ND STREET
                               NEW YORK, NY 10019
                                 (212) 403-1000


Approximate date of commencement of proposed sale to the public: As soon as practicable after the effective date of this registration statement and the satisfaction or waiver of all other conditions to the merger as described in the enclosed proxy statement/prospectus.

If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box.

If this form is filed to register additional securities for an offering pursuant to rule 462(b) under the Securities Act of 1933, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

If this form is a post-effective amendment filed pursuant to rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment that specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

                                    MBFC Logo

                       MOUNTAINBANK FINANCIAL CORPORATION
                                 201 Wren Drive
                      Hendersonville, North Carolina 28792

                                 August 8, 2003


Dear MountainBank Financial shareholder:

You are cordially invited to attend a special meeting of shareholders of MountainBank Financial Corporation to be held on September 10, 2003 at 11:00 a.m., local time, at The Kellogg Center, 11 Broyles Road, Hendersonville, North Carolina 28793. At this special meeting, you will be asked to approve the acquisition of MountainBank Financial by The South Financial Group, Inc. As a result of the acquisition, the outstanding MountainBank Financial common stock and preferred stock will be converted into South Financial common stock. The acquisition will be effected through the merger of MountainBank Financial into South Financial.

In the merger, South Financial is issuing shares of its common stock having a fair market value of $32.50 for each share of MountainBank Financial common stock and $39.00 for each share of MountainBank Financial preferred stock. The fair market value of the South Financial common stock issued in the merger will be equal to the average closing price of the South Financial common stock for the ten trading days immediately following the approval of the merger by the Federal Reserve Board. However, if such ten-day average is less than $21.00, the fair market value will be deemed to be $21.00, and if the ten-day average is greater than $25.00, the fair market value will be deemed to be $25.00. Consequently, the actual number of shares of South Financial common stock that you will receive for your MountainBank Financial common stock and preferred stock cannot be determined until the end of this ten-day trading period. Based upon the closing price on August 5, 2003 ($23.97), the last practicable trading date before printing of this proxy statement/prospectus, a MountainBank Financial shareholder would receive approximately 1.36 shares of South Financial common stock for each share of MountainBank Financial common stock and 1.63 shares of South Financial common stock for each share of MountainBank Financial preferred stock.

South Financial's common stock is listed under the symbol "TSFG" on the Nasdaq National Market. MountainBank Financial's common stock is listed under the symbol "MBFC" on the Nasdaq SmallCap Market. MountainBank Financial's preferred stock is not traded on any established trading market.

YOUR VOTE IS VERY IMPORTANT. We cannot complete the merger unless, among other things, MountainBank Financial's stockholders approve the merger agreement.


YOUR BOARD OF DIRECTORS HAS APPROVED THE MERGER AGREEMENT, INCLUDING THE TRANSACTIONS CONTEMPLATED IN THAT AGREEMENT, AND RECOMMENDS THAT YOU VOTE "FOR" APPROVAL OF THE MERGER AGREEMENT AND "FOR" APPROVAL OF THE CHARTER AMENDMENT.


Please carefully review and consider this proxy statement/prospectus which explains the proposed merger and charter amendment in detail.


It is important that your shares are represented at the meeting, whether or not you plan to attend. Abstentions or failure to vote will have the same effect as a vote against the merger. Accordingly, please complete, date, sign and return promptly your proxy card in the enclosed envelope. You may attend the meeting and vote your shares in person if you wish, even if you have previously returned your proxy.

                                   Sincerely,

                                   /s/ J. W. Davis

                                   J. W. Davis
                                   President and Chief Executive Officer,
                                   MountainBank Financial Corporation

NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED THE SECURITIES TO BE ISSUED UNDER THIS PROXY STATEMENT/PROSPECTUS, OR DETERMINED IF THIS PROXY STATEMENT/PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.


THE SHARES OF SOUTH FINANCIAL COMMON STOCK ARE NOT SAVINGS OR DEPOSIT ACCOUNTS OR OTHER OBLIGATIONS OF ANY BANK OR SAVINGS ASSOCIATION, AND ARE NOT INSURED BY THE FEDERAL DEPOSIT INSURANCE CORPORATION OR ANY OTHER GOVERNMENTAL AGENCY.

THIS PROXY STATEMENT/PROSPECTUS IS DATED AUGUST 8, 2003 AND IS FIRST BEING MAILED TO SHAREHOLDERS ON OR ABOUT AUGUST 9, 2003.

                       MOUNTAINBANK FINANCIAL CORPORATION
                                 201 WREN DRIVE
                            HENDERSONVILLE, NC 28792
                                -----------------
                    NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                        TO BE HELD ON SEPTEMBER 10, 2003

To the Shareholders of MountainBank Financial Corporation:

         We will hold a special meeting of shareholders of MountainBank Financial Corporation on September 10, 2003, at 10:00 a.m., local time, at The Kellogg Center, 11 Broyles Road, Hendersonville, North Carolina for the following purposes:
      1. To consider and vote upon a proposal to approve an amendment to MountainBank Financial's articles of incorporation modifying the terms of MountainBank Financial's Series A Preferred Stock. A copy of the proposed amendment is attached to this proxy statement/prospectus as Appendix A.
      2. To consider and vote upon a proposal to approve the merger agreement between MountainBank Financial Corporation and The South Financial Group, Inc. and the transactions contemplated by that agreement. A copy of the merger agreement is attached to this proxy statement/prospectus as Appendix B.
      3. To transact any other business as may properly be brought before the MountainBank Financial special meeting or any adjournments or postponements of the MountainBank Financial special meeting.

         We have fixed the close of business on August 5, 2003 as the record date for determining those shareholders entitled to vote at the MountainBank Financial special meeting and any adjournments or postponements of the MountainBank Financial special meeting. Accordingly, only shareholders of record on that date are entitled to notice of, and to vote at, the MountainBank Financial special meeting and any adjournments or postponements of the MountainBank Financial special meeting.

         The approval by the holders of a majority of MountainBank Financial common stock and preferred stock, each voting as a separate class, is required to approve the charter amendment and the merger agreement. Holders of MountainBank Financial preferred stock representing approximately 31% of the total outstanding preferred stock, have agreed with MountainBank Financial and South Financial that they will vote their preferred shares at the special meeting in the same manner as holders of a majority of MountainBank Financial common stock.

         Whether or not you plan to attend the special meeting in person, please complete, date, sign and return the enclosed proxy card(s) as promptly as possible. We have enclosed a postage prepaid envelope for that purpose. Please note that MountainBank Financial is providing separate proxy cards for holders of MountainBank Financial common stock and MountainBank Financial preferred stock and that any stockholder who holds both MountainBank Financial common stock and MountainBank Financial preferred stock should receive two different proxy cards, both of which the stockholder will need to complete, sign, and return to have all shares represented at the special meeting. Any MountainBank Financial stockholder may revoke his or her proxy by following the instructions in the proxy statement/prospectus at any time before the proxy has been voted at the special meeting. Even if you have given your proxy, you may still vote in person if you attend the special meeting. Please do not send any stock certificate to us at this time.

         We encourage you to vote on these very important matters.

                                 By Order of the Board of Directors,


                                 /s/ J. W. Davis

                                 J. W. Davis
                                 President and Chief Executive Officer
Hendersonville, North Carolina
August 8, 2003

THE BOARD OF DIRECTORS OF MOUNTAINBANK FINANCIAL RECOMMENDS THAT YOU VOTE "FOR" APPROVAL OF THE MERGER AGREEMENT AND "FOR" APPROVAL OF THE CHARTER AMENDMENT. IF THE MERGER AGREEMENT IS APPROVED AND THE MERGER IS COMPLETED OR THE CHARTER AMENDMENT IS ADOPTED, YOU WILL HAVE THE RIGHT TO DISSENT AND DEMAND PAYMENT OF THE "FAIR VALUE" OF SHARES OF MOUNTAINBANK FINANCIAL PREFERRED STOCK YOU OWN, BUT YOU MAY NOT DISSENT AND DEMAND PAYMENT WITH RESPECT TO YOUR SHARES OF MOUNTAINBANK FINANCIAL COMMON STOCK. YOUR RIGHT TO DISSENT IS CONDITIONED ON YOUR COMPLIANCE WITH THE REQUIREMENTS OF THE NORTH CAROLINA STATUTES REGARDING SHAREHOLDERS' "DISSENTERS' RIGHTS." THE FULL TEXT OF THOSE STATUTES IS ATTACHED AS APPENDIX C TO THE PROXY STATEMENT/PROSPECTUS THAT ACCOMPANIES THIS NOTICE.

    PLEASE VOTE YOUR SHARES PROMPTLY. YOU CAN FIND INSTRUCTIONS FOR VOTING ON THE ENCLOSED PROXY CARD. IF YOU HAVE QUESTIONS ABOUT THE MERGER PROPOSAL
                    OR ABOUT VOTING YOUR SHARES, PLEASE CALL
                      GREGORY L. GIBSON AT (828) 693-7376,
                      FOR BANKS AND BROKERS (919) 716-2003
                                 FOR ALL OTHERS.

                                TABLE OF CONTENTS

CAPTION                                                                                                     PAGE NO.
---------                                                                                                  ---------
ADDITIONAL INFORMATION..........................................................................................4
QUESTIONS AND ANSWERS ABOUT THE MERGER..........................................................................5
SUMMARY.........................................................................................................7
     Information About South Financial and MountainBank Financial...............................................7
     MountainBank Financial Will Merge Into South Financial.....................................................8
     MountainBank Financial Will Hold the Special Meeting on September 10, 2003.................................8
     What MountainBank Financial Shareholders Will Receive in the Merger........................................8
     MountainBank Financial's Reasons for the Merger............................................................8
     Material Federal Income Tax Consequences...................................................................8
     MountainBank Financial's Board of Directors Recommends Shareholder Approval of the Merger
            and Charter Amendment...............................................................................9
     MountainBank Financial's Financial Advisor Says the Merger Consideration is Fair to
     MountainBank Financial's Shareholders .....................................................................9
     Holders of MountainBank Financial Common Stock Have No Dissenters' Rights, but Holders of
         MountainBank Financial Preferred Stock Have Dissenters' Rights.........................................9
     MountainBank Financial Officers and Directors Have Some Interests in the Merger that are Different or in Addition to Interests of Shareholders.........................................................9
     The Merger is Expected to Occur in the Fourth Quarter of 2003..............................................10
     The Merger Will Be Accounted for Under the Purchase Method of Accounting...................................10
     Completion of the Merger is Subject to Certain Conditions..................................................10
     We May Not Complete the Merger Without All Required Regulatory Approvals...................................10
     Termination of the Merger Agreement........................................................................10
     MountainBank Financial Must Pay South Financial a Termination Fee Under Certain Circumstances..............11
     Effect of Merger on Rights of MountainBank Financial Shareholders..........................................11
     Share Information and Market Prices........................................................................11
COMPARATIVE STOCK PRICES AND DIVIDENDS..........................................................................12
COMPARATIVE PER SHARE DATA......................................................................................12
SELECTED FINANCIAL DATA.........................................................................................13
DESCRIPTION OF THE SOUTH FINANCIAL GROUP........................................................................17
     South Financial............................................................................................17
DESCRIPTION OF MOUNTAINBANK FINANCIAL CORPORATION...............................................................17
     General....................................................................................................17
     Consolidated Financial Statements..........................................................................19
THE MOUNTAINBANK FINANCIAL SPECIAL MEETING......................................................................19
     Time and Place; Purposes...................................................................................19
     Record Date................................................................................................19
     Recommendation of the MountainBank Financial Board of Directors............................................19
     Quorum; Effect of Abstentions and Broker Non-Votes.........................................................19
     Proxies....................................................................................................20
     Vote Required for Approval.................................................................................21
THE CHARTER AMENDMENT...........................................................................................21
THE MERGER......................................................................................................22
     Transaction Structure......................................................................................22
     Background of the Merger...................................................................................22
     MountainBank Financial's Reasons for the Merger............................................................24
     Opinion of MountainBank Financial's Financial Advisor......................................................26
     Merger Consideration.......................................................................................30
     Fractional Shares..........................................................................................31
     Treatment of Options.......................................................................................31
     Effective Time.............................................................................................32
     Conditions to the Completion of the Merger.................................................................32
     Representations and Warranties.............................................................................33
     Conduct of Business Pending the Merger.....................................................................34
     No Solicitation by MountainBank Financial..................................................................35
     Regulatory Approvals Required for the Merger...............................................................36
     Material Federal Income Tax Consequences...................................................................37
     Termination of the Merger Agreement........................................................................37
     Extension, Waiver and Amendment of the Merger Agreement....................................................39
     Employee Benefit Plans and Existing Agreements.............................................................40
     Stock Market Listing.......................................................................................40
     Expenses...................................................................................................40
     Dividends..................................................................................................40
     Dissenters' Rights.........................................................................................41
     Accounting Treatment.......................................................................................43

                                       3

     Interests of Certain Persons in the Merger.................................................................43
     Restrictions on Resales by Affiliates......................................................................45
COMPARATIVE RIGHTS OF SHAREHOLDERS..............................................................................46
     Authorized Capital Stock...................................................................................46
     Size of Board of Directors.................................................................................46
     Classification of Directors................................................................................46
     Removal of Directors.......................................................................................47
     Filling Vacancies on the Board of Directors................................................................47
     Nomination of Director Candidates by Shareholders..........................................................47
     Election of Directors......................................................................................47
     Shareholder Action Without a Meeting.......................................................................48
     Calling Special Meetings of Shareholders...................................................................48
     Shareholder Proposals......................................................................................48
     Record Date................................................................................................48
     Dividends..................................................................................................49
     Liquidation Rights.........................................................................................49
     Indemnification of Directors, Officers and Employees.......................................................49
     Limitation of Liability for Directors......................................................................50
     Amendments to Articles of Incorporation....................................................................50
     Amendments to Bylaws.......................................................................................51
     Shareholder Vote On Fundamental Issues.....................................................................51
     Control Share Acquisition Provisions.......................................................................52
     Business Combinations with Interested Shareholders.........................................................53
     Shareholders' Rights Agreement.............................................................................55
     Consideration of Other Constituencies......................................................................55
     Dissenters' Rights.........................................................................................55
DESCRIPTION OF SOUTH FINANCIAL CAPITAL STOCK ...................................................................56
     Common Stock...............................................................................................56
     Preferred Stock............................................................................................56
     Certain Matters............................................................................................56
     Board of Directors.........................................................................................58
     Voting.....................................................................................................59
LEGAL MATTERS...................................................................................................60
EXPERTS.........................................................................................................60
OTHER MATTERS...................................................................................................60
SHAREHOLDER PROPOSALS...........................................................................................60
WHERE YOU CAN FIND MORE INFORMATION.............................................................................61
FORWARD-LOOKING STATEMENTS......................................................................................62

APPENDIX A:   Charter Amendment................................................................................. A-1
APPENDIX B:   Agreement and Plan of Merger...................................................................... B-1
APPENDIX C:   North Carolina Dissenters' Rights Statute......................................................... C-1
APPENDIX D:  Fairness Opinion of The Orr Group, Inc............................................................. D-1

                             ADDITIONAL INFORMATION


         This proxy statement/prospectus incorporates important business and financial information about South Financial and MountainBank Financial from documents that are not delivered with this proxy statement/prospectus. This information is available to you without charge upon your written or oral request. You can obtain documents incorporated by reference in this proxy statement/prospectus by requesting them in writing or by telephone from South Financial or MountainBank Financial at the following addresses:


The South Financial Group, Inc.         MountainBank Financial Corporation
102 South Main Street                   201 Wren Drive
Greenville, South Carolina 29601        Hendersonville, North Carolina 28792
Attn: William S. Hummers III,           Attn: Gregory L. Gibson,
      Executive Vice President                Chief Financial Officer
Telephone: (864) 255-7913               Telephone: (828) 693-7376


         IF YOU WOULD LIKE TO REQUEST DOCUMENTS, PLEASE DO SO BY SEPTEMBER 3, 2003 IN ORDER TO RECEIVE THEM BEFORE THE SPECIAL MEETING.


         See "Where You Can Find More Information" on page 61 for further information.

                     QUESTIONS AND ANSWERS ABOUT THE MERGER

Q:       WHAT IS THE PROPOSED TRANSACTION?

A: South Financial will acquire MountainBank Financial through the merger of MountainBank Financial into South Financial.

Q:       WHAT WILL I RECEIVE IN THE MERGER?

A: As a result of the merger, your shares of MountainBank Financial common stock will be converted into common stock of South Financial valued at $32.50 per share, and your shares of MountainBank Financial preferred stock will be converted into common stock of South Financial valued at $39.00 per share.

Q:       HOW WILL THE SOUTH FINANCIAL COMMON STOCK BE VALUED?

A: The "fair market value" of the South Financial common stock will be equal to the average closing price of the South Financial common stock for the ten trading days immediately following the approval of the merger by the Federal Reserve Board. If the ten-day average is less than $21.00, the fair market value will be deemed to be $21.00. If the ten-day average is greater than $25.00, the fair market value will be deemed to be $25.00.

Q: WHAT IS THE NUMBER OF SHARES OF SOUTH FINANCIAL COMMON STOCK THAT I WILL RECEIVE FOR MY SHARES OF MOUNTAINBANK FINANCIAL STOCK?

A: The actual number of shares of South Financial common stock that you will receive for the MountainBank Financial common and preferred stock you hold cannot be determined until after the ten trading day period referenced above.

Q:       CAN I ELECT THE  TYPE  OF  CONSIDERATION  THAT  I  WILL  RECEIVE IN THE
         MERGER?

A: No. The consideration to be received in the merger will be South Financial common stock, except to the extent of any cash received instead of fractional shares of South Financial common stock.

Q:       WILL  MOUNTAINBANK  FINANCIAL   STOCKHOLDERS  BE  TAXED  ON  THE  SOUTH
         FINANCIAL COMMON STOCK THAT THEY RECEIVE IN EXCHANGE FOR THEIR MOUNTAINBANK FINANCIAL SHARES?

A: The exchange of shares by MountainBank Financial stockholders is intended to be tax-free to MountainBank Financial stockholders for U.S. federal income tax purposes, except for taxes on cash received instead of fractional shares of South Financial common stock and cash received by holders of MountainBank Financial preferred stock properly exercising dissenters' rights in connection with the merger. We recommend that MountainBank Financial stockholders carefully read the complete explanation of the material U.S. federal income tax consequences of the merger beginning on page 37, and that MountainBank Financial stockholders consult their tax advisors for a full understanding of the tax consequences available to them.

Q: WHY ARE MOUNTAINBANK FINANCIAL SHAREHOLDERS BEING ASKED TO APPROVE AN AMENDMENT TO MOUNTAINBANK FINANCIAL'S ARTICLES OF INCORPORATION?

A: The MountainBank Financial preferred stock is currently convertible into MountainBank Financial common stock at the option of each of its holders. The proposed amendment to MountainBank Financial's articles of incorporation provides for the treatment of the MountainBank Financial preferred stock in the merger, as if it had been converted into MountainBank Financial common stock immediately before the merger as described above under "What will I receive in the merger?". As a result of this amendment, each preferred stockholder will receive consideration in the merger on an as-converted basis.

Q:       CAN I VOTE "FOR" ONE PROPOSAL AND "AGAINST" THE OTHER?

A:       Yes.   However,  the  Board  of  Directors  of  MountainBank  Financial
         recommends that you vote in favor of both proposals.

Q: WHAT VOTE IS REQUIRED TO APPROVE THE MERGER AGREEMENT AND THE CHARTER AMENDMENT?

A: Holders of a majority of MountainBank Financial common stock and preferred stock, each voting as a separate class, must approve the merger agreement and the charter amendment. Holders of MountainBank Financial preferred stock representing approximately 31% of the total outstanding preferred stock have agreed that they will vote their preferred shares at the special meeting in the same manner as the holders of a majority of MountainBank Financial common stock.

Q:       HOW DO I VOTE?

A: After you have carefully read this proxy statement/prospectus, simply indicate on your proxy card how you want to vote with respect to the merger proposal. Complete, sign, date and mail the proxy card in the enclosed postage-paid return envelope as soon as possible so that your shares will be represented and voted at the special meeting. The board of directors of MountainBank Financial recommends that its shareholders vote in favor of the merger proposal and the charter amendment.

Q:       DO I HAVE THE RIGHT TO DISSENT?

A: Holders of MountainBank Financial common stock will not have any dissenters' rights in connection with the merger. Holders of MountainBank Financial preferred stock will have dissenters' rights in connection with the merger, but must follow carefully the requirements of the North Carolina statutes which are attached as Appendix C to this proxy statement/prospectus, and should consult with their legal counsel. For a description of these requirements, see "The Merger -- Dissenters' Rights."

Q:       WHEN SHOULD I SEND IN MY STOCK CERTIFICATES?

A: Please DO NOT send in your stock certificates with your proxy card. Promptly after the effective time of the merger, you will receive transmittal materials with instructions for surrendering your
         MountainBank Financial shares. YOU SHOULD FOLLOW THE INSTRUCTIONS IN THE LETTER OF TRANSMITTAL REGARDING HOW AND WHEN TO SURRENDER YOUR STOCK CERTIFICATES.

Q: WHAT DO I DO IF I WANT TO CHANGE MY VOTE AFTER I HAVE MAILED MY SIGNED PROXY CARD?

A: You may change your vote by revoking your proxy in any of the three following ways:
          o by sending a written notice to the secretary of MountainBank Financial prior to the special meeting stating that you would like to revoke your proxy;
          o by completing, signing and dating another proxy card and returning it by mail prior to the special meeting; or
          o    by attending the special meeting and voting in person.

Q: IF MY SHARES ARE HELD IN "STREET NAME" BY MY BROKER, WILL MY BROKER VOTE MY SHARES FOR ME?

A: If you do not provide your broker with instructions on how to vote your shares held in "street name," your broker will not be permitted to vote your shares on the merger proposal or the charter amendment. You should therefore instruct your broker how to vote your shares. Failure to instruct your broker how to vote your shares will be the equivalent of voting against the merger proposal and the charter amendment.

Q:       WHEN DO YOU EXPECT TO COMPLETE THE MERGER?


A: We presently expect to complete the merger in the fourth quarter of 2003. However, we cannot assure you when or if the merger will occur. We must first obtain the approval of MountainBank Financial shareholders at the special meeting and the necessary regulatory approvals.

Q:       WHOM CAN I CALL WITH  QUESTIONS ABOUT THE SPECIAL MEETING OR THE MERGER
         OR  TO  OBTAIN  ADDITIONAL  INFORMATION  ABOUT   SOUTH   FINANCIAL  AND
         MOUNTAINBANK FINANCIAL?

A: MountainBank Financial shareholders may contact Gregory L. Gibson, Chief Financial Officer, at 828-693-7376. You can also find more information about MountainBank Financial and South Financial from various sources described under "Additional Information" on page 4 of this proxy statement/prospectus and "Where You Can Find More Information" on page 61 of this proxy statement/prospectus.

                                     SUMMARY


INFORMATION ABOUT SOUTH FINANCIAL AND MOUNTAINBANK FINANCIAL (See pages 17-19).


The South Financial Group, Inc.
102 South Main Street
Greenville, South Carolina 29601 (864) 255-7900


South Financial is a financial holding company headquartered in Greenville, South Carolina that engages in a general banking business primarily through its two banking subsidiaries:


o Carolina First Bank. Carolina First Bank is a South Carolina-chartered, non-member bank that engages in a general banking business through 81 locations, which are located throughout South Carolina and in eastern North Carolina. At March 31, 2003, it had total assets of approximately $6.9 billion, total loans of approximately $3.4 billion and total deposits of approximately $3.5 billion.

o Mercantile Bank. Mercantile Bank is a Florida-chartered, non-member bank that engages in a general banking business through 34 locations, which are located primarily in the Orlando, Tampa Bay and Jacksonville areas. At March 31, 2003, it had total assets of approximately $2.1 billion, total loans of approximately $1.2 billion and total deposits of approximately $1.3 billion.


Through its subsidiaries, South Financial provides a full range of financial services, including asset management, insurance, investments, mortgage, and trust services, designed to meet substantially all of the financial needs of its customers. South Financial commenced operations in December 1986. At March 31, 2003, it had total assets of approximately $9.0 billion, total loans of approximately $4.6 billion, total deposits of approximately $4.7 billion and approximately $635.0 million in shareholders' equity. South Financial's common stock trades on the Nasdaq National Market under the symbol "TSFG." The deposits of its banking subsidiaries are insured by the Federal Deposit Insurance Corporation.

Recent Developments. At June 30, 2003, South Financial had total assets of approximately $9.3 billion, total loans of approximately $4.7 billion, total deposits of approximately $5.1 billion and approximately $660.2 million in shareholder's equity. For the three months ending June 30, 2003, South Financial reported net income of $22.7 million, or $0.48 per diluted share, compared to net income of $15.3 million, or $0.37 per diluted share for the three months ending June 30, 2002.


MountainBank Financial Corporation
201 Wren Drive
Hendersonville, North Carolina 28792 (828) 697-0030


MountainBank Financial is a bank holding company that is headquartered in Hendersonville, North Carolina. Its operations are conducted primarily through MountainBank, a North Carolina-chartered, non-member bank that provides banking services to businesses and to individuals that are located primarily in the Western North Carolina area. It also conducts additional banking operations through Community National Bank, a national banking association headquartered in Pulaski, Virginia, which was acquired by MountainBank Financial on May 23, 2003. At March 31, 2003, MountainBank Financial had total assets of approximately $847.3 million, total loans of approximately $717.6 million, total deposits of approximately $696.8 million and approximately $53.9 million in shareholders' equity. MountainBank Financial's common stock trades on the Nasdaq SmallCap Market under the symbol "MBFC." The deposits of MountainBank and Community National Bank are insured by the Federal Deposit Insurance Corporation.

Recent Developments. At June 30, 2003, MountainBank Financial had total assets of approximately $959.6 million, total loans of approximately $749.4 million, total deposits of approximately $789.0 million and approximately $65.8 million in shareholder's equity. For the three months ending June 30, 2003, MountainBank Financial reported net income of $1.7 million, or $0.41 per diluted share, compared to net income of $1.7 million, or $0.43 per diluted share for the three months ending June 30, 2002.

MOUNTAINBANK FINANCIAL WILL MERGE INTO SOUTH FINANCIAL (See page 22).


The merger agreement is attached as Appendix B to this proxy statement/prospectus. You should read the merger agreement because it is the legal document that governs the merger. The merger agreement provides for the merger of MountainBank Financial with South Financial, with South Financial continuing as the surviving corporation. Also, immediately subsequent to the consummation of South Financial/MountainBank Financial merger, MountainBank will be merged with Carolina First Bank. The directors of South Financial before the merger will continue to serve as the directors of South Financial after the merger. However, upon consummation of the merger, South Financial's board of directors will be increased by one person to include J. W. Davis, MountainBank Financial's President and Chief Executive Officer. MountainBank Financial's current directors and Messrs. Jerry Duncan and David McIntosh will serve as members of Carolina First Bank's North Carolina Advisory Board.

MOUNTAINBANK FINANCIAL WILL HOLD THE SPECIAL MEETING ON SEPTEMBER 10, 2003 (See pages 19-21).

The special meeting of MountainBank Financial shareholders will be held at 10:00 a.m., local time, on September 10, 2003, at The Kellogg Center, 11 Broyles Road, Hendersonville, North Carolina. At the special meeting, MountainBank Financial shareholders will be asked to vote to approve the merger agreement and the charter amendment. You can vote at the special meeting if you owned MountainBank Financial common stock or preferred stock at the close of business on August 5, 2003. As of that date, there were 3,700,080 shares of MountainBank Financial common stock and 410,243 shares of preferred stock entitled to be voted at the special meeting. Approval of the merger proposal requires that at least a majority of the outstanding shares of MountainBank Financial common stock and preferred stock, each voting as a separate class, be voted in favor of the merger proposal.

WHAT MOUNTAINBANK FINANCIAL SHAREHOLDERS WILL RECEIVE IN THE MERGER (See pages 30-31).

The merger agreement provides that at the effective time of the merger each outstanding share of MountainBank Financial common stock will be converted into shares of South Financial common stock having a fair market value of $32.50 and each outstanding share of MountainBank Financial preferred stock will be converted into shares of South Financial common stock having a fair market value of $39.00. The fair market value of South Financial stock will be equal to the average closing price of the South Financial common stock for the ten trading days immediately following the approval of the merger by the Federal Reserve Board. If the ten-day average is less than $21.00, the fair market value will be deemed to be $21.00. If the ten-day average is greater than $25.00, the fair market value will be deemed to be $25.00. Consequently, the actual number of shares of South Financial common stock that you will receive for your MountainBank Financial common and preferred stock cannot be determined until the end of this ten-day trading period. This calculation is set forth in the merger agreement, which is included in this proxy statement prospectus as Appendix B.

MOUNTAINBANK FINANCIAL'S REASONS FOR THE MERGER (See pages 24-26).

The board of directors of MountainBank Financial believes that the merger is fair to, and in the best interests of, the holders of MountainBank Financial common stock and preferred stock. For a description of the factors on which the board of directors based its determination, see "The Merger -- MountainBank Financial's Reasons for the Merger."

MATERIAL FEDERAL INCOME TAX CONSEQUENCES (See pages 37).

We have structured the merger so that it will be considered a reorganization for United States federal income purposes. The parties will not be obligated to complete the merger unless they receive a legal opinion to that effect. If the merger is a reorganization for United States federal income tax purposes, MountainBank Financial shareholders generally will not recognize any gain or loss on the exchange of shares of MountainBank Financial common stock for shares of South Financial common stock (although gain or loss may be recognized because of any cash received instead of fractional shares of South Financial common stock). Determining the actual tax consequences of the merger to you may be complex. These tax consequences will depend on your specific situation and on factors not within our control. You should consult your own tax advisor regarding this structure.

MOUNTAINBANK FINANCIAL'S BOARD OF DIRECTORS RECOMMENDS SHAREHOLDER APPROVAL OF THE MERGER AND THE CHARTER AMENDMENT (See page 19).

MountainBank Financial's board of directors believes that the merger is in the best interests of the MountainBank Financial shareholders and has approved the merger agreement, with one director dissenting, and the related transactions, including the merger. MountainBank Financial's board of directors recommends that MountainBank Financial shareholders vote "FOR" approval of the merger agreement and "FOR" the charter amendment.

MOUNTAINBANK FINANCIAL'S FINANCIAL ADVISOR SAYS THE MERGER CONSIDERATION IS FAIR TO MOUNTAINBANK FINANCIAL'S SHAREHOLDERS (See pages 26-30).

The Orr Group has served as financial advisor to MountainBank Financial in connection with the merger and has given an opinion to MountainBank Financial's board of directors that, as of May 13, 2003 (the date MountainBank Financial's board of directors voted on the merger), the consideration South Financial will pay for the MountainBank Financial common stock and preferred stock is fair to MountainBank Financial shareholders from a financial point of view. A copy of the opinion delivered by The Orr Group is attached to this proxy statement/prospectus as Appendix D. MountainBank Financial shareholders should read the opinion completely to understand the assumptions made, matters considered and limitations of the review undertaken by The Orr Group in providing its opinion.

HOLDERS OF MOUNTAINBANK FINANCIAL COMMON STOCK HAVE NO DISSENTERS' RIGHTS, BUT HOLDERS OF MOUNTAINBANK FINANCIAL PREFERRED STOCK HAVE DISSENTERS' RIGHTS (See pages 41-43).

Holders of MountainBank Financial common stock will not have any dissenters' rights in connection with the merger.

If the merger is completed or the charter amendment is adopted, North Carolina law gives holders of MountainBank Financial preferred stock the right to dissent and receive the "fair value" of their shares in cash. Holders of MountainBank Financial common stock do not have dissenters' rights.

MountainBank Financial shareholders who intend to exercise their dissenters' rights must follow carefully the requirements of the North Carolina statutes which are attached as Appendix C to this proxy statement/prospectus, and they should consult with their own legal counsel. For a description of these requirements, see "The Merger--Dissenters' Rights" on page 43 of this proxy statement/prospectus. Shareholders also should remember that if they return signed appointments of proxy but fail to provide instructions as to how their shares are to be voted, they will be treated as having voted "FOR" the merger agreement and the charter amendment, and will not be able to exercise dissenters' rights. Shareholders who exercise dissenters' rights may have taxable income as a result, so shareholders who intend to dissent also should consult with their own tax advisors.

MOUNTAINBANK FINANCIAL OFFICERS AND DIRECTORS HAVE SOME INTERESTS IN THE MERGER THAT ARE DIFFERENT OR IN ADDITION TO INTERESTS OF SHAREHOLDERS (See pages 43-45).

The directors and executive officers of MountainBank Financial each have interests in the merger that are different from or in addition to the interests of shareholders generally. These interests relate or arise from, among other things:

     o the retention of some of the officers and directors of MountainBank Financial as officers of South Financial or, in the case of Mr. J.W. Davis, as an officer and a director of South Financial;
     o the appointment of the other MountainBank Financial directors and Messrs. Jerry Duncan and David McIntosh as members of the Carolina First Bank North Carolina Advisory Board and the granting of options to purchase South Financial common stock to these individuals;
     o the execution of an employment agreement between South Financial and Mr. Davis, including the payment of a signing bonus of $200,000;
     o the potential receipt of severance, non-compete agreements, and contract payments to several officers predominantly as a result of the acceleration of payments associated with a pre-existing supplemental retirement plan totaling approximately $7.18 million, including $2.97 million to J. W. Davis, $2.09 million to Gregory L. Gibson and $2.12 million to Vincent K. Rees; and
     o    the accelerated vesting of stock options.

MountainBank Financial's board of directors was aware of these interests and took them into account in its decision to approve the merger agreement.

As of the record date, the directors and executive officers of MountainBank Financial owned and were entitled to vote 591,766 shares of MountainBank Financial common stock, which represents approximately 15.99% of the outstanding shares of MountainBank Financial common stock and 110,185 shares of MountainBank Financial preferred stock, which represents approximately 26.86% of the outstanding shares of MountainBank Financial preferred stock. Holders of a majority of the outstanding shares of MountainBank Financial common stock and preferred stock, voting as a separate class, must vote in favor of the merger in order for it to be approved.

THE MERGER IS EXPECTED TO OCCUR IN THE FOURTH QUARTER OF 2003 (See page 32).

The merger will occur shortly after all of the conditions to its completion have been satisfied or waived. Currently, we anticipate that the merger will occur in the fourth quarter of 2003. However, we cannot assure you when or if the merger will occur. We must first obtain the approval of the MountainBank Financial shareholders at the special meeting and the necessary regulatory approvals.

THE MERGER WILL BE ACCOUNTED FOR UNDER THE PURCHASE METHOD OF ACCOUNTING (See page 43).

The merger will be accounted for under the purchase method of accounting, as such term is used under generally accepted accounting principles in the United States of America.


COMPLETION OF THE MERGER IS SUBJECT TO CERTAIN CONDITIONS (See page 32).

Completion of the merger is subject to a number of conditions, including the approval of the merger agreement by MountainBank Financial's shareholders and the receipt of the regulatory consents and approvals that are necessary to permit the completion of the merger. Certain conditions to the merger may be waived by South Financial or MountainBank Financial, as applicable.

WE MAY NOT COMPLETE THE MERGER WITHOUT ALL REQUIRED REGULATORY APPROVALS (See page 36-37).

The merger must be approved by the Board of Governors of the Federal Reserve System, the North Carolina Banking Commission and the South Carolina State Board of Financial Institutions. South Financial has filed applications with these regulatory bodies seeking such approval. We expect to obtain all such regulatory approvals, although we cannot be certain if or when we will obtain them.

TERMINATION OF THE MERGER AGREEMENT (See pages 37-39).

South Financial and MountainBank Financial can mutually agree to abandon the merger (and terminate the merger agreement) at any time prior to the time the merger is completed, even after shareholder approval is obtained. Also, either MountainBank Financial or South Financial can generally decide, without the consent of the other, to abandon the merger in certain situations, including:
     o The other party materially breaches a representation, warranty or covenant in the merger agreement and the breach is not cured within 30 days following receipt by the breaching party of written notice of the breach (or the breach, by its nature, cannot be cured prior to the closing).
     o The merger has not been completed by October 31, 2003, or December 31, 2003 if this proxy statement/prospectus is given full SEC review.
     o MountainBank Financial shareholder approval is not obtained at the special meeting.
     o A regulatory authority denies a necessary approval or issues an order preventing the merger.

Subject to certain conditions, MountainBank Financial's board of directors may terminate the merger agreement if it determines that it has received a superior acquisition proposal from a third party and it is necessary to terminate the merger in order to comply with its fiduciary duties to MountainBank Financial and its shareholders under applicable law.

The merger agreement may be terminated by MountainBank Financial if shortly before the effective date of the merger, the rolling ten-day average trading price of South Financial is less than $17.00 or by South Financial if the rolling ten-day average trading price is greater than $29.00. This is subject to South Financial's right to increase the merger consideration and MountainBank Financial's right to lower the merger consideration to the extent necessary to cause these two conditions to be deemed not to exist.

MOUNTAINBANK FINANCIAL MUST PAY SOUTH FINANCIAL A TERMINATION FEE UNDER CERTAIN CIRCUMSTANCES (See pages 39).

The merger agreement provides for the payment of a $4 million termination fee by MountainBank Financial to South Financial in certain cases. Generally,
MountainBank Financial would have to pay the termination fee if MountainBank Financial terminates the merger agreement in order to accept a superior proposal subject to certain conditions. MountainBank Financial would also have to pay the termination fee if a third party makes an acquisition proposal with respect to MountainBank Financial and thereafter both of the following occur:
     o the merger agreement is terminated by South Financial or MountainBank Financial because the merger is not completed before October 31, 2003 (or December 31, 2003 in the event this proxy statement/prospectus is given full SEC review) or the MountainBank Financial shareholders fail to approve the merger, and
     o within twelve months of the termination either MountainBank Financial consummates an acquisition transaction with a third party or any person acquires beneficial ownership of, or the right to acquire, 50% or more of the outstanding shares of MountainBank Financial common stock.

         MountainBank Financial agreed to this termination fee arrangement in order to induce South Financial to enter into the merger agreement. This arrangement could have the effect of discouraging other companies from trying to acquire MountainBank Financial.

EFFECT OF MERGER ON RIGHTS OF MOUNTAINBANK FINANCIAL SHAREHOLDERS (See pages 46-55).

The rights of MountainBank Financial shareholders are governed by North Carolina law, as well as MountainBank Financial's articles of incorporation and bylaws. After completion of the merger, however, the rights of the former MountainBank Financial shareholders receiving South Financial common stock in the merger will be governed by South Carolina law, as well as South Financial's articles of incorporation and bylaws. Although South Carolina law and South Financial's articles of incorporation and bylaws are similar in many ways to North Carolina law and MountainBank Financial's articles of incorporation and bylaws, there are some substantive and procedural differences that will affect the rights of such MountainBank Financial shareholders.

SHARE INFORMATION AND MARKET PRICES  (See pages 12-13).

The following table sets forth the closing sale price per share of the South Financial common stock, as of May 13, 2003 (the last trading day before the public announcement of the merger) and the equivalent price per share MountainBank Financial shareholders will receive for their common and preferred shares. This equates to an exchange ratio of 1.3000 shares of South Financial common stock for each common share of MountainBank Financial outstanding and an exchange ratio of 1.5600 shares of South Financial common stock for each preferred share of MountainBank Financial outstanding, assuming that the applicable value of the South Financial common stock is $25.19 per share, which was the closing price on May 13, 2003. (Note that the exchange ratios above have been calculated utilizing a $25.00 price, because the deemed fair market value cannot be above $25.00.)

                                                Equivalent Price Per Share      Equivalent Price Per Share of
                             South Financial     of MountainBank Financial         MountainBank Financial
                              Common Stock             Common Stock                    Preferred Stock
                             ---------------    --------------------------      -----------------------------
May 13, 2003                      $25.19                 $32.50                            $39.00

The market prices of South Financial common stock will fluctuate prior to the merger. You should obtain current market quotations for South Financial common stock.

                     COMPARATIVE STOCK PRICES AND DIVIDENDS

South Financial's common stock is quoted on the Nasdaq National Market under the symbol "TSFG." MountainBank Financial's common stock is quoted on the Nasdaq SmallCap Market under the symbol "MountainBank Financial." The following table sets forth, for the periods indicated, the high and low sales prices per share for South Financial and MountainBank Financial common stock as reported on the Nasdaq National Market, for South Financial or the Nasdaq SmallCap Market for MountainBank Financial, and the cash dividends declared per common share for South Financial and MountainBank Financial.

                                                 SOUTH FINANCIAL                      MOUNTAINBANK FINANCIAL
                                           -------------------------             --------------------------------
                                             Price Range                           Price Range
                                           --------------   Cash Dividends        ---------------    Cash Dividends
                                           High        Low  Paid Per Share        High      Low      Paid Per Share
                                           ----       ----- --------------        ----     -----     --------------

2001
First Quarter                              17.38      12.19     0.11             20.67      15.33
Second Quarter                             22.00      13.31     0.11             26.25      12.92            --
Third Quarter                              20.00      14.01     0.11             25.83      20.00            --
Fourth Quarter                             18.00      15.44     0.12             20.83      16.67            --

2002
First Quarter                              20.49      17.51     0.12             23.10      16.79            --
Second Quarter                             24.29      19.96     0.12             28.00      19.75            --
Third Quarter                              22.81      18.11     0.12             26.23      22.60            --
Fourth Quarter                             23.09      18.62     0.14             26.23      23.50            --

2003
First Quarter                              22.06      19.25     0.14             31.50      24.60            --
Second Quarter                             25.38      21.60     0.14             33.15      24.34            --
Third Quarter (through 7/11/2003)          24.65      22.90     0.14             32.50      31.55            --


                           COMPARATIVE PER SHARE DATA

The following table shows historical information about our companies' respective earnings per share, dividends per share and book value per share, and similar information reflecting the merger, which we refer to as "pro forma" information, at or for the three months ended March 31, 2003 and at or for the year ended December 31, 2002. In presenting the comparative pro forma information for the periods shown, we assumed that we had been combined throughout those periods.

We assumed that the merger will be accounted for under the "purchase" method of accounting. Under the purchase method of accounting, the assets and liabilities of the company not surviving a merger are, as of the completion date of the merger, recorded at their respective fair values and added to those of the surviving company. Financial statements of the surviving company issued after consummation of the merger reflect such values and are not restated
retroactively to reflect the historical financial position or results of operations of the company not surviving.


The information listed as "equivalent pro forma" for MountainBank Financial was obtained by multiplying the pro forma amounts by a 1.3178 exchange ratio for MountainBank Financial common stock and by a 1.5814 exchange ratio for MountainBank Financial preferred stock. This is the exchange ratio that would result assuming that South Financial common stock is valued at $24.662 per share (which was the average closing price for the five trading days ending two days after the announcement date of May 14, 2003). The pro forma information will change to the extent that the actual value ascribed to South Financial common stock differs from $24.662 and if there are any changes in MountainBank Financial outstanding shares and options.

We anticipate that the merger will provide the combined company with financial benefits that include reduced operating expenses. The pro forma information does not reflect any potential benefits from potential cost savings or synergies expected to be achieved following the merger. The pro forma information throughout this proxy statement/prospectus, while helpful in illustrating the financial characteristics of the combined company under one set of assumptions, does not necessarily reflect what the historical results of the combined company would have been had our companies been actually combined during the periods presented.

The final allocation of the purchase price will be determined after the merger is completed and after completion of analyses to determine the fair values of MountainBank Financial's tangible and identifiable intangible assets and liabilities as of the date the merger is completed. In addition, estimates of merger-related charges are subject to final decisions related to combining the companies. Any change in the fair value of the net assets of MountainBank Financial will change the amount of the purchase price allocable to goodwill. Additionally, changes to MountainBank Financial's shareholders' equity including net income and changes in the market value of South Financial's common stock after March 31, 2003 through the date the merger is completed will also change the amount of goodwill recorded. In addition, the final adjustments may be materially different from the unaudited pro forma adjustments presented herein. The information in the following table is based on, and should be read together with, the historical financial information that we have presented in our prior filings with the SEC, which are incorporated into this proxy statement/prospectus by reference. See "Where You Can Find More Information" on page 61.

                                                  UNAUDITED COMPARATIVE PER COMMON SHARE DATA

                                                                  THREE MONTHS ENDED                 YEAR ENDED
                                                                     MARCH 31, 2003               DECEMBER 31, 2002
                                                                     --------------               -----------------
SOUTH FINANCIAL Basic earnings per common share:
   Income before cumulative effect of change in accounting principle
      Historical                                                                   $0.42                 $ 1.45
      Pro forma                                                                    $0.41                 $ 1.42
Diluted earnings per common share:
   Income before cumulative effect of change in accounting principle
      Historical                                                                    0.42                   1.42
      Pro forma                                                                     0.40                   1.37
Dividends declared on common stock:
      Historical                                                                    0.14                   0.50
      Pro forma                                                                     0.14                   0.50
Book value per common share:
      Historical                                                                   13.68                  13.66
      Pro forma                                                                    14.85

MOUNTAINBANK FINANCIAL Basic earnings per common share:
      Historical                                                                   $0.47                  $1.82
      Equivalent pro forma                                                          0.54                   1.87
Diluted earnings per common share:
      Historical                                                                    0.42                   1.58
      Equivalent pro forma                                                          0.53                   1.81
Dividends declared on common stock:
      Historical                                                                      --                     --
      Equivalent pro forma                                                            --                     --
Book value per common share:
      Historical                                                                   13.62                  13.25
      Equivalent pro forma                                                         19.57


                             SELECTED FINANCIAL DATA

The following three tables present unaudited selected financial information of South Financial and MountainBank Financial. Some of the financial information is historical and some of it gives effect to the merger on a pro forma basis. The historical information is derived from the historical financial statements of South Financial and MountainBank Financial. In all cases, the financial information for each of South Financial and MountainBank Financial is presented on a consolidated basis.

The information in the following tables should be read together with the historical financial information that South Financial and MountainBank Financial have presented in their prior filings with the Securities and Exchange Commission or included in this proxy statement/prospectus. South Financial and MountainBank Financial have incorporated this material into this proxy statement/prospectus by reference to those other filings. See "Where You Can Find More Information" on page 61.

                         THE SOUTH FINANCIAL GROUP, INC.
                 SELECTED CONSOLIDATED HISTORICAL FINANCIAL DATA
            (dollars and shares in thousands, except per share data)

                                          AT AND FOR THE THREE
                                              MONTHS ENDED
                                               MARCH 31,                    AT AND FOR THE YEARS ENDED DECEMBER 31,
                                          -----------------------    -------------------------------------------------------
                                                       RESTATED(1)
                                            2003         2002         2002        2001        2000        1999        1998
                                            ----         ----         ----        ----        ----        ----        ----
STATEMENT OF INCOME DATA
Interest income.......................  $   98,971   $   85,287   $  353,739  $  372,101  $  381,514  $  321,092  $  289,547
Interest expense .....................      33,500       33,895      135,487     197,324     214,403     146,478     140,206
                                        ----------   ----------   ----------  ----------  ----------  ----------  ----------
      Net interest income ............      65,471       51,392      218,252     174,777     167,111     174,614     149,341
Provision for loan losses.............       5,500        6,238       22,266      22,045      23,378      18,273      15,646
Noninterest income....................      19,886       11,638       59,640      53,484      48,545      59,649      34,924
Noninterest expenses .................      48,890       34,852      162,840     140,820     181,538     154,829     113,383
Income taxes .........................       9,910        6,999       28,972      22,422       3,751      20,711      20,580
Minority interest in consolidated
     subsidiary, net of tax...........      (1,012)        (428)      (3,250)     (1,364)          -           -           -
                                        -----------  -----------  ----------- ----------- ----------  ----------  ----------
      Income before cumulative effect
           of change in accounting
           principle..................      20,045       14,513       60,564      41,610       6,989      40,450      34,656
Cumulative effect of change in
  accounting principle, net of tax....           -       (1,406)      (1,406)        282           -           -           -
                                        ----------   ----------   ----------  ----------  ----------  ----------  ----------
         Net income...................  $   20,045   $   13,107   $   59,158  $   41,892  $    6,989  $   40,450  $   34,656
                                         =========    =========    =========   =========   =========   =========   =========

PER COMMON SHARE DATA
Basic:
   Income before cumulative effect
      of change in accounting
      principle.......................  $     0.42   $     0.35   $     1.45  $     0.99  $     0.16  $     0.95  $     0.90
   Net income.........................        0.42         0.32         1.42        1.00        0.16        0.95        0.90
Diluted:
   Income before cumulative effect
      of change in accounting
      principle.......................        0.42         0.34         1.42        0.97        0.16        0.93        0.87
   Net income.........................        0.42         0.31         1.38        0.98        0.16        0.93        0.87
Cash dividends declared...............        0.14         0.12         0.50        0.45        0.41        0.37        0.33
Book value (period end)...............       13.68        10.78        13.66       11.11       11.04       11.55       10.64
Market price (period end).............       21.65        20.35        20.66       17.75       13.25       18.25       25.31

BALANCE SHEET DATA (PERIOD END)
Total assets..........................  $8,965,211   $6,056,422   $7,941,010  $6,029,442  $5,220,554  $4,768,656  $4,136,647
Loans.................................   4,575,335    3,809,582    4,501,229   3,736,763   3,735,182   3,291,720   2,841,077
Allowance for loan losses.............      66,133       45,208       70,275      44,587      43,024      33,756      29,812
Total deposits........................   4,735,715    3,641,504    4,592,510   3,605,255   3,894,662   3,481,651   3,302,523
Long-term debt........................   2,118,810      503,726    1,221,511     411,294     318,326     314,279     116,125
Shareholders' equity..................     635,000      433,985      646,799     458,174     468,653     500,590     450,989
Common shares outstanding.............      46,406       40,262       47,347      41,229      42,460      43,327      42,372

BALANCE SHEET DATA (AVERAGES)
Total assets..........................  $8,387,830   $6,134,119   $6,497,607  $5,459,515  $5,032,700  $4,282,274  $3,726,204
Loans.................................   4,520,965    3,774,762    4,008,094   3,769,358   3,545,336   3,045,913   2,577,018
Total earning assets..................   7,566,149    5,620,956    5,924,077   4,928,970   4,450,016   3,820,904   3,384,157
Total deposits........................   4,590,625    3,615,594    3,855,929   3,688,250   3,699,553   3,373,282   3,050,268
Shareholders' equity..................     646,828      465,426      497,341     483,634     479,800     483,214     371,707
Common shares outstanding:
      Basic...........................      47,325       41,180       41,715      42,098      42,908      42,686      38,597
      Diluted.........................      48,257       42,059       42,715      42,824      43,551      43,618      39,705

FINANCIAL RATIOS
Net interest margin..................         3.54%        3.75%        3.72%       3.59%       3.81%       4.62%       4.46%
Return on average assets.............         0.96         0.85         0.91        0.77        0.14        0.94        0.93
Return on average equity.............        12.40        11.26        11.89        8.66        1.46        8.37        9.32
Average equity as a % of average
  assets.............................         7.71         7.59         7.65        8.86        9.53       11.28        9.98

ASSET QUALITY RATIOS
Nonperforming assets as a % of loans
  and other real estate owned........         1.59         1.34         1.67        1.17        0.58        0.43        0.33
Net charge-offs to average loans.....         0.85         0.60         0.49        0.54        0.39        0.39        0.52
Allowance for loan losses as a  % of
  loans held for investment..........         1.46         1.20         1.58        1.20        1.16        1.04        1.09
----------------

(1) As restated in South Financial's Quarterly Report on Form 10-Q for the quarter ended March 31, 2003, which is incorporated herein by reference.

                      MOUNTAINBANK FINANCIAL CORPORATION
                 SELECTED CONSOLIDATED HISTORICAL FINANCIAL DATA
            (dollars and shares in thousands, except per share data)

                                          AT AND FOR THE THREE
                                              MONTHS ENDED
                                               MARCH 31,                 AT AND FOR THE YEARS ENDED DECEMBER 31,____
                                          -------------------        ----------------------------------------------------
                                           2003         2002         2002        2001        2000        1999        1998
                                           ----         ----         ----        ----        ----        ----        ----

STATEMENT OF INCOME DATA
Net interest income...................  $   12,593   $   10,600   $   46,283  $   29,906  $   15,821  $    6,752  $    3,479
Interest expense .....................       4,938        4,293       18,943      16,621       9,016       3,561       1,765
                                        ----------   ----------   ----------  ----------  ----------  ----------  ----------
     Net interest income .............       7,655        6,307       27,340      13,285       6,805       3,191       1,714
Provision for loan losses.............       1,375        1,300        5,300       3,347       1,905         827         471
Noninterest income....................       2,339        1,443        6,252       2,994       1,318         782         469
Noninterest expenses .................       5,954        3,786       18,269       9,206       4,579       2,820       1,582
Income taxes .........................       1,013        1,125        3,865       1,216         583           -           -
                                        ----------   ----------   ----------  ----------  ----------  ----------  ----------
     Net income.......................       1,652        1,539        6,158       2,510       1,056         326         130
Preferred stock dividends declared             151            -          453           -           -           -           -
                                        ----------   ----------   ----------  ----------  ----------  ----------  ----------
          Net income available to
            common stockholders         $    1,501   $    1,539   $    5,705  $    2,510  $    1,056  $      326  $      130
                                        ==========   ==========   ==========  ==========  ==========  ==========  ==========

PER COMMON SHARE DATA
Net income, basic.....................   $    0.47    $    0.49    $    1.82   $    1.11   $    0.52   $    0.22   $    0.10
Net income, diluted...................        0.42         0.41         1.58        1.01        0.48        0.19        0.09
Cash dividends declared...............        -            -            -           -           -           -           -
Book value (period end)...............       13.62        11.60        13.25       11.55        9.73        7.09        5.62
Market price (period end).............       25.00        21.50        26.00       19.17       17.08       11.73        7.87

BALANCE SHEET DATA (PERIOD END)
Total assets..........................  $  847,328   $  611,928   $  841,140  $  561,123  $  259,109  $  127,211  $   58,634
Loans.................................     717,550      530,794      710,481     490,985     200,380      89,745      48,423
Allowance for loan losses.............      10,729        8,295       11,192       7,113       3,007       1,247         752
Total deposits........................     696,822      510,786      677,269     467,507     233,338     113,886      50,360
Long-term debt........................      57,480       42,652       46,210      42,633           -           -           -
Shareholders' equity..................      53,923       44,966       52,468      37,015      18,210      10,222       6,177
Common shares outstanding.............       3,221        3,112        3,200       3,113       1,872       1,442       1,099

BALANCE SHEET DATA (AVERAGES)
Total assets..........................  $  842,381   $  578,847   $  684,436  $  380,446  $  185,119  $   88,883  $   43,915
Loans.................................     712,803      512,839      583,917     315,378     136,846      63,396      32,635
Total earning assets..................     817,626      563,828      663,093     368,831     176,370      83,825      41,155
Total deposits........................     681,807      478,763      571,412     325,525     164,921      76,702      35,958
Shareholders' equity..................      53,719       41,039       47,125      19,752      14,800       8,289       6,110
Common shares outstanding:
      Basic...........................       3,211        3,113        3,129       2,257       2,042       1,525       1,311
      Diluted.........................       3,957        3,793        3,889       2,473       2,237       1,663       1,367

FINANCIAL RATIOS
Net interest margin..................         3.80%        4.54%        4.12%       3.60%       3.86%       3.81%       4.16%
Return on average assets.............         0.80         1.08         0.90        0.66        0.57        0.37        0.30

Return on average equity.............        12.47        15.21        13.07       12.71        7.14        3.93  2.13
Average equity as a % of average
  assets.............................         6.38         7.09         6.89        5.19        7.99        9.33       13.91

ASSET QUALITY RATIOS
Nonperforming assets as a % of loans
  and other real estate owned........         0.79         0.39         0.62        0.32        0.13        0.30        0.86
Net charge-offs to average loans.....         1.03         0.09         0.21        0.15        0.11        0.52        -
Allowance for loan losses as a  % of
  loans held for investment..........         1.54         1.59         1.65        1.49  1.50              1.39        1.55

     THE SOUTH FINANCIAL GROUP, INC. AND MOUNTAINBANK FINANCIAL CORPORATION
         UNAUDITED PRO FORMA CONDENSED COMBINED SELECTED FINANCIAL DATA
                  (dollars in thousands, except per share data)

       The pro forma information is presented using the purchase method of accounting. The pro forma information showing the combined results of South Financial and MountainBank Financial is provided for informational purposes only. It is not necessarily indicative of actual results that would have been achieved had the merger agreement been consummated on the dates or at the beginning of the periods presented, nor is it necessarily indicative of future results. It does not reflect any potential benefits from cost savings or synergies expected to be achieved following the merger. On May 23, 2003, MountainBank Financial completed the acquisition of CNB Holdings, Inc. ("CNB"). CNB, headquartered in Pulaski, Virginia, has approximately $61 million in assets. In connection with the acquisition, MountainBank Financial issued approximately 295,000 MountainBank Financial shares and approximately $7.0 million in cash. The following unaudited pro forma condensed combined selected financial data excludes CNB since it does not meet the significant subsidiary thresholds.

                                                                               AT AND FOR THE          AT AND FOR THE
                                                                             THREE MONTHS ENDED         YEAR ENDED,
                                                                               MARCH 31, 2003         DECEMBER 31, 2002
                                                                          --------------------    --------------------
STATEMENT OF INCOME DATA
Interest income...................................................         $        110,780        $        396,888
Interest expense .................................................                   37,653                 151,292
                                                                           ----------------        ----------------
     Net interest income .........................................                   73,127                 245,596
Provision for loan losses.........................................                    6,875                  27,566
Noninterest income................................................                   22,225                  65,892
Noninterest expenses .............................................                   55,408                 183,363
Income taxes .....................................................                   10,715                  32,006
Minority interest in consolidated subsidiary, net of tax..........                   (1,012)                 (3,250)
                                                                           -----------------       -----------------
     Income before cumulative effect of change
           in accounting principle................................         $         21,342        $         65,303
                                                                           ================        ================
PER COMMON SHARE DATA
Income before cumulative effect of change in accounting principle, basic   $           0.41        $           1.42
Income before cumulative effect of change in accounting principle,
    diluted                                                                            0.40                    1.37

Cash dividends declared................................................                0.14                    0.50

Book value (period end)................................................               14.85                   12.25
BALANCE SHEET DATA (PERIOD END)
Total assets...........................................................    $      9,909,860
Loans..................................................................           5,302,288
Allowance for loan losses..............................................              76,862
Total deposits.........................................................           5,435,553
Long-term debt.........................................................           2,120,251
Shareholders' equity...................................................             762,138
Common shares outstanding..............................................              51,313

South Financial and MountainBank Financial pro forma information above reflects the following pro forma assumptions:
1. The pro forma financial information reflects the addition of 4,907,173 shares of South Financial common stock with an aggregate par value of $4.9 million, an increase in surplus of $116.1 million for the excess of the fair value of the shares over the par value, an increase in surplus of $8.7 million for the fair value of outstanding employee stock options, and goodwill, non-compete agreement, and deposit base premium of $81.3 million, $1.6 million, and $10.6 million, respectively. Amortization of the non-compete agreement intangible is assumed to be on a straight-line basis over a three- and a six-year life. Amortization of the core deposit intangible is assumed to be on a sum-of-the-years-digits basis over a ten-year life.
2. The pro forma financial information includes estimated adjustments to record certain assets and liabilities of MountainBank Financial at their respective fair values. The pro forma adjustments included herein are subject to updates as additional information becomes available and as additional analyses are performed.
3. Pro forma balance sheet adjustments include payment of an estimated $2.2 million in investment banking and professional fees; accrual of an estimated $4.1 million in merger-related expenses; an estimated net increase of $2.7 million to reflect net assets of MountainBank Financial at their respective fair values; and an estimated $14.6 million to record liabilities assumed in the purchase business combination. The liabilities recorded in the merger consist principally of acquisition costs related to professional fees, contract and lease terminations, severance, and other. The merger-related expenses, which are charged to retained earnings, are for estimated costs, such as advertising, personnel training, retention program expenses, and system conversion, for both companies. The merger-related adjustments are not included in the pro forma statement of income data since they will be recorded in the combined results of operations after completion of the merger and are not indicative of what the historical results of the combined company would have been had our companies been actually combined during the periods presented.
4. The pro forma computation of basic and diluted average common shares outstanding is determined by adding MountainBank Financial average shares multiplied by the appropriate exchange ratio (1.3178 for MountainBank Financial common shares and 1.5814 for MountainBank Financial preferred shares).
5. South Financial and MountainBank Financial pro forma cash dividends declared represent South Financial historical cash dividends declared.

                    DESCRIPTION OF THE SOUTH FINANCIAL GROUP

SOUTH FINANCIAL


         South Financial is a financial holding company registered under the Bank Holding Company Act of 1956. It is headquartered in Greenville, South Carolina and engages in a general banking business primarily through its two banking subsidiaries:


     o Carolina First Bank. Carolina First Bank is a South Carolina-chartered, non-member bank that engages in a general banking business through 81 locations, which are located throughout South Carolina and in North Carolina. At March 31, 2003, it had total assets of approximately $6.9 billion, total loans of approximately $3.4 billion and total deposits of approximately $3.5 billion.

     o Mercantile Bank. Mercantile Bank is a Florida-chartered, non-member bank that engages in a general banking business through 34 locations, which are located primarily in the Orlando, Tampa Bay, and Jacksonville area. At March 31, 2003, it had total assets of approximately $2.1 billion, total loans of approximately $1.2 billion, and total deposits of approximately $1.3 billion.


         Through its subsidiaries, South Financial provides a full range of banking services, including mortgage, trust and investment services designed to meet substantially all of the financial needs of its customers. South Financial commenced operations in December 1986. Through its subsidiaries, South Financial provides a full range of banking services, including mortgage, trust and investment services designed to meet substantially all of the financial needs of its customers. At March 31, 2003, it had total assets of approximately $9.0 billion, total loans of approximately $4.6 billion, total deposits of approximately $4.7 billion and approximately $635.0 million in shareholders' equity. South Financial's common stock trades on the Nasdaq National Market under the symbol "TSFG." The deposits associated with its banking subsidiaries are insured by the FDIC.

         The principal executive offices of South Financial are located at 102 South Main Street, Greenville, South Carolina 29601, and its telephone number is
(864) 255-7900.

                DESCRIPTION OF MOUNTAINBANK FINANCIAL CORPORATION


GENERAL


         BUSINESS. MountainBank Financial is a bank holding company that was organized under North Carolina law during January 2001. It is the parent company of MountainBank, and its primary business activity is its investment in and managing the business of MountainBank. MountainBank is a North Carolina-chartered bank which first began banking operations during June 1997. Its deposits are insured by the FDIC's Bank Insurance Fund. MountainBank
Financial and MountainBank both are headquartered in Hendersonville, North Carolina, and they are engaged in a general community-oriented commercial and consumer banking business.

         MountainBank Financial also conducts additional banking operations through Community National Bank, a national banking association headquartered in Pulaski, Virginia, which engages in a general community-oriented commercial and consumer banking business. MountainBank Financial acquired Community National Bank in the second quarter of 2003. Its deposits are insured by the FDIC's Bank Insurance Fund.

         On March 31, 2003, MountainBank Financial had total consolidated assets of approximately $847.3 million, total consolidated loans of approximately $717.6 million, total consolidated deposits of approximately $696.8 million, and total consolidated shareholders' equity of approximately $53.9 million. MountainBank Financial's and MountainBank's headquarters are located at 201 Wren Drive, Hendersonville, North Carolina 28792, and their telephone number at that address is (828) 693-7376.

         THE REORGANIZATION. MountainBank Financial was organized by the directors of MountainBank for the sole purpose of becoming MountainBank's parent holding company. On March 30, 2001, MountainBank Financial and MountainBank completed a share exchange in which each outstanding share of MountainBank's common stock was exchanged for one share of MountainBank Financial common stock, and MountainBank became MountainBank Financial's wholly-owned subsidiary. MountainBank's shareholders had approved that reorganization on February 20, 2001.


         BANKING OFFICES. MountainBank has 19 full-service banking offices located in the towns of Hendersonville (two offices) and Fletcher (Henderson County), Columbus and Tryon (Polk County), Forest City, Rutherfordton and Lake Lure (Rutherford County), Asheville (two offices) and Weaverville (Buncombe County), Waynesville (Haywood County), Sylva (Jackson County), Marion (McDowell County), Franklin (Macon County), Morganton (Burke County), Bakersville and Spruce Pine (Mitchell County), and Burnsville (Yancey County), North Carolina. MountainBank's wholly-owned subsidiary, MountainBanc Mortgage Corporation, maintains two mortgage brokerage offices, one in Greenwood, South Carolina and one in Hendersonville, North Carolina, but it also operates through some of MountainBank's banking offices in North Carolina. Community National Bank operates through two locations in Pulaski, Virginia.

         SERVICES. MountainBank's operations are primarily retail oriented and directed toward individuals and small- and medium-sized businesses located in its banking markets. The majority of its customers are residents of or do business in its banking markets, but it also makes loans to and has deposit relationships with individuals and business customers in areas outside its immediate banking market (including northwestern South Carolina). MountainBank also solicits deposits on the Internet through its own website (www.mountainbank.net) and through BankRate.com. It provides most traditional commercial, consumer and mortgage banking services, but its principal activities are the taking of demand and time deposits and the making of consumer, commercial and mortgage loans. Its primary source of revenue is interest income derived from its lending activities.

         BANKING MARKET. MountainBank's current primary banking market consists of Henderson, Rutherford, McDowell, Haywood, Polk, Buncombe, Jackson, Mason, Mitchell, Burke and Yancey Counties, which are situated in the mountains and foothills of western North Carolina.

         COMPETITION. MountainBank competes for deposits in its banking market with other commercial banks, savings banks and other thrift institutions, credit unions, agencies issuing United States government securities and all other organizations and institutions engaged in money market transactions. In its lending activities, MountainBank competes with all other financial institutions and with consumer finance companies, mortgage companies and other lenders. Commercial banking in MountainBank's banking market and in North Carolina as a whole is extremely competitive. North Carolina is the home of two of the largest commercial banks in the United States, each of which has branches located in MountainBank's banking market; and numerous other commercial banks, thrift institutions and credit unions also have offices in its banking market.


         EMPLOYEES. On June 30, 2003, MountainBank employed 210 full-time employees (including its executive officers) and 23 part-time employees. It is not a party to any collective bargaining agreement with its employees, and it considers its relations with its employees to be good. MountainBank Financial has no separate employees of its own.

         LEGAL PROCEEDINGS. From time to time MountainBank Financial and MountainBank may become involved in legal proceedings occurring in the ordinary course of their businesses. However, subject to the uncertainties inherent in any litigation, there currently are no pending or threatened proceedings that management of MountainBank Financial believes are likely to result in a material adverse change in MountainBank Financial's consolidated financial condition or operations.

         PROPERTIES. MountainBank Financial owns no real property. MountainBank owns the real property associated with its Burnsville and Weaverville, North Carolina, banking offices, and it leases the facilities housing its and MountainBank Financial's headquarters, each of its other banking offices, and its administration/operations facility. On March 31, 2003, MountainBank Financial's consolidated investment in premises and banking equipment (cost less accumulated depreciation) was approximately $9.5 million.


CONSOLIDATED FINANCIAL STATEMENTS


         MountainBank Financial's audited consolidated financial statements as of and for the years ended December 31, 2000, 2001 and 2002 statements of condition, statements of income, statements of changes in stockholders' equity, and statements of cash flows, as of and for the three-month period ended March 31, 2002 and 2003, are incorporated by reference herein.

                   THE MOUNTAINBANK FINANCIAL SPECIAL MEETING

         The MountainBank Financial board is providing this proxy statement/prospectus to you in connection with its solicitation of proxies for use at the special meeting of MountainBank Financial shareholders and at any adjournments or postponements of the special meeting.

         South Financial is also providing this proxy statement/prospectus to you as a prospectus in connection with the offer and sale by South Financial of its shares of common stock as a result of MountainBank Financial's proposed merger.


         Your vote is important. Please complete, date and sign the enclosed proxy card and return it in the postage prepaid envelope provided. If your shares are held in "street name," you should instruct your broker how to vote by following the directions provided by your broker.

TIME AND PLACE; PURPOSES


         MountainBank Financial will hold the special meeting on September 10, 2003 at 10:00 a.m., local time at The Kellogg Center, 11 Broyles Road, Hendersonville, North Carolina. At the special meeting (and any adjournment or postponement of the meeting), holders of MountainBank Financial common stock and holders of MountainBank Financial preferred stock will be asked to consider and vote upon a proposal to approve the merger agreement and a proposal to approve the charter amendment.


RECORD DATE


         The MountainBank Financial board has fixed the close of business on August 5, 2003 as the record date for determining the MountainBank Financial shareholders entitled to receive notice of and to vote at the special meeting. As of the record date, there were 3,700,080 issued and outstanding shares of MountainBank Financial common stock held by approximately 2,147 holders of record and 410,243 issued and outstanding shares of MountainBank Financial preferred stock held by approximately 62 holders of record. Only holders of record of MountainBank Financial common stock and preferred stock as of the record date are entitled to notice of and to vote at the special meeting.

RECOMMENDATION OF THE MOUNTAINBANK FINANCIAL BOARD OF DIRECTORS

         The board of directors of MountainBank Financial approved, with one director dissenting, the merger agreement and recommends that stockholders vote "FOR" approval of the merger agreement and "FOR" approval of the charter amendment. See "The Merger--MountainBank Financial' Reasons for the Merger" on page 24.


QUORUM; EFFECT OF ABSTENTIONS AND BROKER NON-VOTES

         The presence, in person or by properly executed proxy, of the holders of at least a majority of the outstanding shares of each of the common stock and preferred stock entitled to vote is necessary to constitute a quorum at the special meeting. Abstentions will be counted solely for the purpose of determining whether a quorum is present.


         Because approval of the merger agreement and the charter amendment requires the affirmative vote of the holders of a majority of the outstanding shares of MountainBank Financial common stock and preferred stock, voting as a separate class, abstentions will have the same effect as a vote against the merger agreement and charter amendment. The proposals to approve the merger agreement and the charter amendment are "non-discretionary" items, meaning that brokerage firms may not vote shares in their discretion on behalf of a client if the client has not given voting instructions.


PROXIES


         Solicitation. Proxies in the form included in the proxy cards accompanying this proxy statement/prospectus are being solicited by the MountainBank Financial board. Please note that MountainBank Financial is providing separate proxy cards for holders of MountainBank Financial common stock and MountainBank Financial preferred stock and that any stockholder who holds both MountainBank Financial common stock and MountainBank Financial preferred stock should receive two different proxy cards, both of which the stockholder will need to complete, sign, and return to have all shares represented at the special meeting. Any MountainBank Financial stockholder may revoke its proxy by following the instructions in the proxy statement/prospectus at any time before the proxy has been voted at the special meeting. Even if you have given your proxy, you may still vote in person if you attend the special meeting. Please do not send any stock certificate to us at this time.


         Shares represented by properly executed proxies which are received in time and not revoked will be voted in accordance with the instructions indicated on the proxies. If no instructions are indicated, those proxies will be voted "FOR" approval of the merger proposal and "FOR" the charter amendment and any other matter that may come before the special meeting, including a motion to adjourn or postpone the special meeting to another time and/or place for the purpose of soliciting additional proxies or otherwise. However, no proxy with instructions to vote against approval of the merger proposal or the charter amendment will be voted in favor of any adjournment or postponement of the special meeting.


         Directors, officers and other employees of MountainBank Financial or its subsidiaries may solicit proxies, including personally or by telephone or facsimile or otherwise. None of these people will receive any special compensation for solicitation activities. MountainBank Financial will arrange with brokerage firms and other custodians, nominees and fiduciaries to forward solicitation material to the beneficial owners of stock held of record by those persons, and MountainBank Financial will reimburse these persons for their reasonable out-of-pocket expenses.


         Revocability. If you hold your shares in your own name, you may revoke your proxy at any time before its exercise at the special meeting by:


     o giving written notice of revocation to the Secretary of MountainBank Financial,

     o    properly submitting a duly executed proxy bearing a later date, or


     o    voting in person at the special meeting.

         You should address all written notices of revocation and other communications with respect to revocation of proxies to:

         MountainBank Financial Corporation
         201 Wren Drive
         Hendersonville, North Carolina 28792
         Attention: Gregory L. Gibson


         A proxy appointment will not be revoked by death or supervening incapacity of the shareholder executing the proxy unless notice of the death or incapacity is filed with the Secretary of MountainBank Financial, before the shares are voted.


         If your shares are held in "street name" and you have instructed your broker to vote your shares, you must follow directions provided by your broker to change your vote.

VOTE REQUIRED FOR APPROVAL


         The affirmative vote of the holders of at least a majority of the outstanding shares of MountainBank Financial common stock and outstanding shares of MountainBank Financial preferred stock, voting as a separate class, are required for approval of the merger proposal and the charter amendments. Each share of MountainBank Financial common stock and each share of MountainBank Financial preferred stock is entitled to one vote on each matter submitted to the meeting. MountainBank Financial and South Financial have entered into written agreements with holders of preferred stock representing approximately 31% of the total outstanding preferred stock pursuant to which the holders have agreed to vote their preferred shares in the same manner as holders of a majority of MountainBank Financial common stock. If you do not vote your shares, it will have the same effect as a vote "against" the merger agreement and the charter amendment.

         As of the record date, the directors and executive officers of MountainBank Financial owned and are entitled to vote 591,766 shares of
MountainBank Financial common stock, which represents approximately 15.99% of the outstanding shares of MountainBank Financial common stock and 110,185 shares of MountainBank Financial preferred stock, which represents approximately 26.86% of the outstanding shares of MountainBank Financial's preferred stock. As of the record date, Carolina First Investment Limited Partnership, a subsidiary of South Financial, held 41,667 shares of MountainBank Financial preferred stock. As of the record date, none of South Financial's directors or executive officers or their affiliates held any shares of MountainBank Financial common stock or preferred stock. Holders of a majority of the outstanding shares of MountainBank Financial common stock and preferred stock, voting as a separate class, must vote in favor of the merger and the charter amendment in order for them to be approved.


                              THE CHARTER AMENDMENT


         At the MountainBank  Financial special meeting,  MountainBank Financial shareholders  will  consider  and vote  upon a  proposal  to amend  MountainBank
Financial's articles of incorporation in order to modify the terms of MountainBank Financial's preferred stock. Appendix A to this proxy statement/prospectus contains the form of charter amendment upon which MountainBank Financial's shareholders will vote.

         MountainBank Financial's articles of incorporation currently provide that the preferred stock is convertible at the holder's option at any time after the date of issuance into common stock at the rate of 1.2 shares of common stock for each share of preferred stock. In addition, after two years following the date of issuance (i.e., March 31 2004), at any time when the market value of a share of MountainBank Financial common stock is more than $24.00, MountainBank Financial will have the right to convert all or a portion of the outstanding preferred stock into common stock at the rate of 1.2 shares of common stock for each share of preferred stock. For this purpose, the market value of a share of MountainBank Financial common stock will be deemed to be the average of the reported closing prices for the corporation's common stock for the 30 trading days immediately preceding the date on which the corporation provides written notice of the conversion to the holders of preferred stock.

         The  proposed   charter   amendment   provides  for  the  treatment  of
MountainBank Financial preferred stock in the merger as described under "The Merger - Merger Consideration."

         The   MountainBank   Financial  Board   recommends  that   MountainBank
Financial's shareholders vote "FOR" the approval of the charter amendment.

                                   THE MERGER

         The following is a description of the material information pertaining to the merger, including the material terms and conditions of the merger agreement, a copy of which is attached as Appendix B to this proxy statement/prospectus.

TRANSACTION STRUCTURE


         The merger agreement provides for a transaction in which MountainBank Financial will merge with and into South Financial. South Financial will be the surviving corporation in the merger. Each share of MountainBank Financial common stock and preferred stock issued and outstanding at the effective time of the merger will be converted into shares of South Financial common stock, as described below.

         South Financial articles of incorporation will be the articles of incorporation of the combined company after completion of the merger, and South Financial bylaws will be the bylaws of the combined company. Upon completion of the merger, the board of directors of the combined company will be expanded by one member and J.W. Davis, the President and CEO of MountainBank Financial, will become a member of the board of directors of South Financial.


BACKGROUND OF THE MERGER


         The MountainBank Financial board of directors has periodically reviewed strategic options for MountainBank Financial as part of its corporate governance responsibilities, including strategies to grow MountainBank Financial's business through business initiatives and through acquisitions of other financial institutions. These strategic discussions also included the possibility of business combinations involving MountainBank Financial and larger financial institutions, particularly in view of the increasing competition, continuing consolidation and other developments in the financial services industry.

         From time to time, beginning in the fall of 2002, Mack I. Whittle, Jr., President and Chief Executive Officer of South Financial spoke informally with J.W. Davis, the President and Chief Executive Officer of MountainBank Financial regarding common issues faced by their companies.

         On March 14, 2003, Mr. Whittle sent a letter to Mr. Davis suggesting that they discuss the possibility of a business combination between South
Financial and MountainBank Financial. Mr. Davis informed the MountainBank Financial Executive Committee of the letter and the Executive Committee met on March 17, 2003 to discuss the matter. The committee approved moving forward with the dialogue with South Financial and charged Mr. Davis and Boyd L. Hyder, Chairman of MountainBank Financial's board of directors, with the responsibility of meeting with Mr. Whittle to continue to explore the possibility of a transaction with South Financial. In view of the exploratory stage of the discussions, the committee did not consider a full board meeting necessary prior to the time that the terms of a proposed transaction were more fully developed and due diligence had progressed.

         On March 17, 2003, Mr. Whittle and other senior South Financial executives met with Sandler O'Neill Partners, L.P. to discuss the possible terms of a merger with MountainBank Financial. Sandler O'Neill was formally engaged by South Financial on April 28, 2003. On March 25, 2003, South Financial's Executive Committee, during a regular meeting, discussed possible terms of a transaction with MountainBank Financial.

         On March 27, 2003, Messrs. Davis and Hyder met with Mr. Whittle and discussed in greater detail a possible merger of South Financial and MountainBank Financial. They discussed the potential fit between the companies, including the strategic benefits of a merger and a range of potential exchange ratios. Based on this meeting, MountainBank Financial preliminarily concluded that a transaction with South Financial presented a potentially attractive opportunity that MountainBank Financial should further explore.

         MountainBank Financial retained The Orr Group on April 2, 2003 to assist in evaluating the terms of the proposed transaction. MountainBank Financial decided to engage The Orr Group because The Orr Group had in the past advised other financial institutions in connection with business combinations with South Financial, and MountainBank Financial believed that The Orr Group's particular familiarity with South Financial would aid the MountainBank Financial board in its evaluation of South Financial's businesses and the value of any merger consideration payable in South Financial common stock. On April 9, 2003, MountainBank Financial's Executive Committee met with The Orr Group to evaluate the terms presented by South Financial. The Orr Group presented detailed financial information regarding South Financial as well as an analysis of the merger proposal, including the terms of comparable transactions and its financial impact. The Executive Committee directed The Orr Group to enter into formal discussions with South Financial regarding a possible transaction.

         Following its engagement by MountainBank Financial, The Orr Group had several discussions with Mr. Whittle regarding the possible terms of a transaction between South Financial and MountainBank Financial. The Orr Group also met with Mr. Whittle on April 10, 2003. Following this meeting, The Orr
Group met with MountainBank Financial's Executive Committee to discuss negotiations with South Financial. The Executive Committee voted to recommend South Financial's proposal to MountainBank Financial's board of directors.

         MountainBank Financial's board of directors met on April 14, 2003, at which time the Executive Committee presented South Financial's proposal. The Orr Group also attended the meeting and made a presentation regarding the fairness of South Financial's proposal from a financial perspective. Since many terms had yet to be determined, MountainBank Financial's board determined to proceed with the negotiations with South Financial and to commence the drafting of definitive documentation.

         On April 30, 2003, South Financial commenced due diligence which continued through May 8, 2003. During this time, MountainBank Financial also conducted due diligence on South Financial.

         While these discussions proceeded, legal counsel to South Financial and MountainBank Financial began to draft definitive documentation with respect to the proposed merger. From that time until the announcement of the transaction on May 14, 2003, negotiations continued between South Financial and MountainBank Financial and their respective advisors regarding the proposed transaction, the merger agreement and related agreements, including the proposed amendment to MountainBank Financial's articles of incorporation. On May 12, 2003, the MountainBank Financial board of directors held a special meeting with representatives from The Orr Group and Wachtell, Lipton, Rosen & Katz, MountainBank Financial's legal advisor, to consider the proposed transaction. At the meeting, MountainBank Financial's legal and financial advisors made presentations to the board concerning the proposed merger and the terms and conditions of the merger agreement including the terms of the contemplated charter amendment and the treatment of the MountainBank Financial preferred stock in the transaction. Following these discussions, the board of directors determined to adjourn the meeting until the following day.

         On May 13, 2003, the MountainBank Financial board of directors reconvened to review and discuss the proposed merger, the terms of the proposed merger agreement and the status of the negotiations with South Financial. Mr. Davis also reviewed the MountainBank Financial board's prior discussions of strategic alternatives for MountainBank Financial, including the possibility of a sale to another financial institution or remaining as an independent company and seeking growth through internal initiatives and/or strategic acquisitions of other financial institutions. Mr. Davis noted that, as discussed in prior board meetings, size and diversification beyond the level MountainBank Financial believed to be reasonably achievable on an independent basis was becoming increasingly important to continued success in the current financial services environment.

         Mr. Davis also  reviewed the  strategic  rationale of the  transaction, including the ability of shareholders to participate in a larger more diversified financial institution, the ability to combine the relative strengths and geographies of the two institutions, the ability of the MountainBank Financial shareholders to achieve a premium based on recent market valuations and other matters discussed under "MountainBank Financial's Reasons for the Merger."

         The Orr Group presented financial information regarding South Financial and the proposed merger. The Orr Group's discussion with the MountainBank Financial board of directors covered a range of matters, including the key financial terms of the proposed merger, review of relevant business and financial information regarding the two companies, historical stock price performance, valuation methodologies and analyses and the other matters set forth in "Opinion of MountainBank Financial's Financial Advisor." After this discussion, The Orr Group orally confirmed that it would deliver its opinion that, as of the date of the merger agreement, and based on and subject to the considerations set forth in its opinion, the exchange ratio pursuant to the agreement was fair to the holders of shares of MountainBank Financial common stock from a financial point of view (which opinion was subsequently delivered in writing as of the date of the merger agreement). The full text of The Orr Group opinion is attached as Appendix C to this proxy statement/prospectus. Also, at this meeting, the MountainBank Financial board of directors discussed with Wachtell, Lipton, Rosen & Katz the proposed terms of merger definitive agreement and key employee retention and employment agreements, discussed the expected timetable to closing and the various approvals, including stockholder and regulatory approvals, that would be required to complete the transaction, and reviewed the legal principles applicable to the MountainBank Financial board's decisions and actions with respect to the proposed transaction.

         MountainBank Financial's board of directors discussed the proposed transaction and asked questions of MountainBank Financial management and the financial and legal advisors regarding the transaction. After these discussions, the MountainBank Financial board of directors determined that the transactions contemplated by the merger agreement were fair to and in the best interests of MountainBank Financial and its stockholders. The MountainBank Financial board of directors then voted to approve, with one director dissenting, the merger agreement and the transactions contemplated by that agreement and the related agreements, including the treatment of MountainBank Financial preferred stock in the merger, and the proposed retention and employment agreements in connection with the merger, subject to finalization by MountainBank Financial's management and advisors.

         Counsel to MountainBank Financial and South Financial continued to finalize legal and technical points on the merger agreement. On May 14, 2003, MountainBank Financial and South Financial finalized and executed the merger agreement, and the transaction was announced on May 14, 2003 by a joint press release issued by South Financial and MountainBank Financial following the close of trading on the NASDAQ.

         For the reasons set forth below, the MountainBank Financial board of directors has approved and adopted the merger agreement as advisable and in the best interests of MountainBank Financial and its shareholders and recommends that the MountainBank Financial shareholders vote for the approval and adoption of the merger agreement.

MOUNTAINBANK FINANCIAL'S REASONS FOR THE MERGER

         In reaching its decision to approve the merger agreement and recommend the merger and charter amendment to its shareholders, the MountainBank Financial board of directors consulted with MountainBank Financial's management, as well as its legal and financial advisors, and carefully considered a number of factors and potential benefits, including:

          o its knowledge of MountainBank Financial's business, operations, financial condition, earnings and prospects, including its potential growth and profitability and the associated business risks;

          o its knowledge of the current and prospective economic and competitive environment facing the financial services industry generally, including continued consolidation and evolving trends in technology, and the competitive effects of these factors on smaller financial institutions such as MountainBank Financial;

          o the exchange ratio, which represents a 10% premium over the closing price of MountainBank Financial common stock on May 13, 2003 and a 27% premium over the average closing price of MountainBank Financial common stock for the 30 trading days preceding the MountainBank Financial board of directors' approval of the merger agreement;

          o the financial analyses presented by The Orr Group to the MountainBank Financial board of directors, and the opinion delivered to MountainBank Financial by The Orr Group, to the effect that, as of May 13, 2003, and based upon and subject to the considerations set forth in the opinion, the merger consideration was fair from a financial point of view to the holders of shares of MountainBank Financial common and preferred stock;

          o its review, based in part on the presentation of its financial advisor and MountainBank Financial's management, of South Financial's business, operations, financial condition, earnings and prospects and the historical trading prices of South Financial's common stock as well as its greater liquidity as compared to MountainBank Financial common stock;

          o its belief that a combination with South Financial would allow MountainBank Financial shareholders - as shareholders of the combined entity - to participate in a company with better future prospects than MountainBank Financial was likely to achieve on a stand-alone basis;

          o the complementary nature of the businesses of MountainBank Financial and South Financial and the anticipated improved stability of South Financial's businesses and earnings in varying economic and market climates relative to MountainBank Financial on a stand-alone basis as a result of greater geographic, asset and line-of-business diversification;

          o the judgment, advice and analyses of MountainBank Financial's management with respect to the potential strategic, financial and operational benefits of the merger;

          o the rights and interests of the holders of MountainBank Financial preferred stock and that, even though the proposed merger structure would require the preferred stock to be treated as if it had been converted into MountainBank Financial common stock immediately before the effective time of the merger, the holders would receive merger consideration valued significantly higher than the liquidation preference of the MountainBank Financial preferred stock;

          o its belief that the transaction with South Financial offered greater value for MountainBank Financial's common stockholders and preferred stockholders than other alternatives available to MountainBank Financial, including continuing as an independent company;


          o the structure of the merger and the financial and other terms of the merger agreement, including the fact that the transaction was a stock-for-stock merger that would allow shareholders to continue to participate in the future growth prospects of both companies, the merger consideration, the termination fee described below and the other terms of the agreement which are generally customary for similar financial institutions transactions;


          o the likelihood that the merger would be completed, given the regulatory and other approvals required in connection with the merger, and the experience, reputation and resources of South Financial;

          o the expected treatment of the merger as a "reorganization" for United States federal income tax purposes which would generally allow MountainBank Financial shareholders to avoid recognizing gain or loss upon the conversion of shares of MountainBank Financial common stock into shares of South Financial common stock in the merger;

          o that South Financial has agreed, following the merger, to (i) employ Mr. Davis as the executive directly responsible for South Financial's North Carolina and Virginia banking operations and to appoint him to South Financial board of directors, (ii) appoint the other members of the MountainBank Financial board to the advisory board of the successor bank, all of which are expected to provide a degree of continuity and involvement by MountainBank Financial following the merger, in the interest of MountainBank Financial's shareholders, customers and employees;

          o the results of the due diligence of South Financial conducted by MountainBank Financial's management and its financial advisors; and

          o South Financial's and MountainBank Financial's past experience and success in integrating mergers.

         MountainBank Financial's board of directors also considered and, as appropriate, balanced against the potential benefits of the merger a number of neutral and potentially negative factors, including:

          o the restrictions on MountainBank Financial's businesses prior to the closing or termination of the merger agreement and the potential time frame that MountainBank Financial might be subject to those restrictions;


          o the risk of diverting management and employee resources from other strategic opportunities and operational matters for an extended period of time;


          o the terms of the termination fee, including the risk that the termination fee might discourage third parties from offering to acquire MountainBank Financial by increasing the cost of a third party acquisition, and the financial impact on MountainBank Financial if it had to pay the termination fee;

          o the possibility that the common and preferred stockholders of MountainBank Financial will not receive the full benefit of any future growth in the value of the equity that MountainBank Financial may have achieved as an independent public company, and the possibility that South Financial will not perform as well in the future as MountainBank Financial might have performed as a public company without consummating the merger;

          o    the impact of the merger on MountainBank Financial's employees;

          o that the value of the merger consideration is determined by an exchange ratio, and the possibility that the market value of South Financial common stock might decrease, resulting in less aggregate value being paid to MountainBank Financial stockholders;

          o the significant costs, such as financial advisor, legal and accounting fees, that will be incurred in seeking to consummate the merger; and

          o the interests of certain executive officers and directors of MountainBank Financial with respect to the merger, described under "Interests of Certain Persons in the Merger," in addition to their interests as stockholders of MountainBank Financial generally.

         The foregoing discussion of the factors considered by the MountainBank Financial board of directors is not intended to be exhaustive, but rather includes all material factors considered by the MountainBank Financial board of directors. In reaching its decision to approve the merger agreement and the other transactions contemplated by the merger agreement, the MountainBank Financial board of directors did not quantify or assign any relative weights to the factors considered, and individual directors may have given different weights to different factors. The MountainBank Financial board of directors considered all these factors as a whole, and overall considered them, with one director dissenting, to be favorable to, and to support, a determination that the merger agreement is in the best interests of MountainBank Financial and its shareholders.

         THE MOUNTAINBANK FINANCIAL BOARD BELIEVES THE MERGER IS IN THE BEST INTERESTS OF MOUNTAINBANK FINANCIAL AND THE MOUNTAINBANK FINANCIAL SHAREHOLDERS. THE MOUNTAINBANK FINANCIAL BOARD RECOMMENDS THAT MOUNTAINBANK FINANCIAL SHAREHOLDERS VOTE "FOR" THE APPROVAL OF THE MERGER AGREEMENT AND THE CONSUMMATION OF THE TRANSACTIONS CONTEMPLATED BY THAT AGREEMENT AND "FOR" APPROVAL OF THE CHARTER AMENDMENT.

OPINION OF MOUNTAINBANK FINANCIAL'S FINANCIAL ADVISOR

         MountainBank Financial retained The Orr Group on May 2, 2002, to render to the Board of Directors of MountainBank Financial, a written opinion as to the fairness, from a financial point of view, to the stockholders of MountainBank Financial of the consideration as set forth in the merger agreement with South Financial.

         The Orr Group is an investment banking firm that specializes in providing investment banking advisory services to financial institutions. The Orr Group's principals have over 75 years of combined banking experience and have been involved in numerous bank related mergers and acquisitions. No limitations were imposed by MountainBank Financial upon The Orr Group with respect to rendering its opinion.

         On May 13, 2003, The Orr Group rendered its oral opinion to the Board of Directors of MountainBank Financial as to the fairness, from a financial point of view, of the merger consideration to the stockholders of MountainBank Financial. The Orr Group subsequently confirmed its opinion in writing, a copy of which is attached as Appendix D hereto, and such opinion should be read in its entirety with respect to the procedures followed, assumptions made, matters considered and qualifications and limitations on the review undertaken by The Orr Group in connection with its opinion. MountainBank Financial's stockholders are urged to read the opinion in its entirety.

The Orr Group's opinion to MountainBank Financial's Board of Directors is directed only to the consideration as defined in the Agreement and Plan of Merger dated May 14, 2003 and does not address the fairness, from a financial point of view, any change in the merger consideration that may be agreed upon by MountainBank Financial and South Financial in the future. The Orr Group's opinion does not constitute a recommendation to any stockholder of MountainBank Financial as to how such stockholder should vote at the MountainBank Financial Special Meeting.

         In arriving at its opinion, The Orr Group, among other things:
          1.   Reviewed the merger agreement and certain related documents;
          2. Reviewed the historical and current financial position and results of operations of the MountainBank Financial and South Financial;
          3. Reviewed certain publicly available information concerning MountainBank Financial including Annual Reports on Form 10-K for each of the years in the three year period ended December 31, 2002;
          4. Reviewed certain publicly available information concerning South Financial including Annual Reports on Form 10-K for each of the years in the three year period ended December 31, 2002;
          5. Reviewed certain available financial forecasts concerning the business and operations of MountainBank Financial and South Financial that were prepared by management of MountainBank Financial and South Financial, respectively;
          6. Participated in discussions with certain officers and employees of MountainBank Financial to discuss the past and current business operations, financial condition and prospects of MountainBank Financial and South Financial, as well as matters The Orr Group believed relevant to its inquiry;
          7. Reviewed certain publicly available operating and financial information with respect to other companies that The Orr Group believed to be comparable in certain respects to MountainBank Financial and South Financial;
          8. Reviewed the current and historical relationships between the trading levels of MountainBank Financial's common stock and South Financial's common stock and the historical and current market for the common stock of MountainBank Financial, South Financial and other companies that The Orr Group believed to be comparable in certain respects to MountainBank Financial or South Financial;
          9. Reviewed the nature and terms of certain other acquisition transactions that The Orr Group believed to be relevant; and 10. Performed such other reviews and analysis The Orr Group deemed appropriate.

         In The Orr Group's review and analysis, The Orr Group assumed and relied upon the accuracy and completeness of all of the financial and other information provided to The Orr Group or that was publicly available, and has not attempted independently to verify nor assumed responsibility for verifying any such information. With respect to the financial projections, The Orr Group assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of MountainBank Financial or South Financial, as the case may be, and The Orr Group expresses no opinion with respect to such forecasts or the assumptions on which they are based. The Orr Group has not made or obtained, or assumed any responsibility for making or obtaining, any independent evaluations or appraisals of any of the assets (including properties and facilities) or liabilities of MountainBank Financial or South Financial.


         The Orr Group employed a variety of analyses, of which some are briefly summarized below. The analyses outlined below do not represent a complete description of the analyses performed by The Orr Group. The Orr Group believes that it is necessary to consider all analyses as a whole and that relying on a select number of the analyses, without considering the whole, could create a misunderstanding of the opinion derived from them. In addition, The Orr Group may have deemed various assumptions more or less probable than other assumptions, so that the ranges of valuations resulting from any particular analysis should not be taken to be The Orr Group's view of the entire analysis as a whole.

Selected Companies Analysis


         The Orr Group compared the financial performance data of MountainBank Financial with a peer group of twenty-two publicly-traded banking companies that as of March 31, 2003 operated in the Southeastern U.S., had total assets between $400 million and $3 billion, return on average assets (ROAA) greater than 0.65%, and tangible common equity (TCE) less than 7.5%. The peer group included the following:


ABC Bancorp (GA)                              FNB Corp (VA)
Bank of KY Corp (KY)                          GB&T Bancshares (GA)
Bank of the Ozarks (AR)                       Highlands Bankshares (VA)
CNB FL Bancshares (FL)                        Premier Community Bankshares (VA)
Colony Bancorp (GA)                           Resource Bankshares (VA)
Community Bank of N VA (VA)                   SNB Bancshares, Inc. (GA)
Community Trust Bancorp (KY)                  Southern Financial Bancorp (VA)
Crescent Banking Co (GA)                      Summit Bank Corp (GA)
ECB Bancorp (NC)                              Summit Financial Group (WV)
First Fed Financial Corp of KY (KY)           TIB Financial Group (FL)
First South Bancorp (NC)                      Virginia Commerce Bancorp (VA)


The results of the analysis involve complex considerations of the selected companies and MountainBank Financial. The Orr Group compared performance indicators of MountainBank Financial (including the pro forma impact of the merger with CNB) with the median performance of the selected peer group. The performance indicators utilized by The Orr Group were for the quarter ending March 31, 2003. The comparison of indicators included the following:

                                            MOUNTAINBANK          PEER GROUP
BALANCE SHEET DATA                            FINANCIAL            (MEDIAN)
------------------                          ------------          ----------
Assets (000s)                                  $847,328            $720,902
Tangible Equity (000s)                          $39,699             $46,011
Loans/Deposits                                   100.2%               88.6%
Tangible Common Equity Ratio (TCE)                 4.7%                6.8%
Tier 1 Ratio                                       9.0%               11.0%
Reserves/Loans                                     1.5%                1.3%
Net Charge Offs/Loans                              1.1%                0.1%
Return on Average Assets (ROAA)                    0.8%                1.1%
Return on Average Equity (ROAE)                   12.4%               14.6%
Net Interest Margin (NIM)                          4.1%                4.1%
Efficiency Ratio                                  56.2%               60.0%
Dividend Yield                                     0.0%                1.6%

A comparison of the common stock prices for the selected companies and MountainBank Financial was made using price to earnings, price to book and price to tangible book ratios based on closing stock prices as of May 7, 2003. The results of the comparisons were as follows:

  PRICING MULTIPLES       MOUNTAINBANK FINANCIAL        PEER GROUP (MEDIAN)


    P/E (MRQ)                    15.5                           14.3
    P/B                         191.0                          199.4
    P/TB                        211.0                          227.7

Comparable Transaction Analysis


         The Orr Group reviewed data of selected transactions involving pending and completed bank merger transactions that it deemed pertinent to an analysis of the merger. The transactions selected were mergers that were pending or completed from June 30, 2001 through May 10, 2003 and where the selling bank had assets between $400 million and $3 billion. From these transactions, The Orr Group selected two groups for comparison purposes:


     o National Comparables, which included twenty-six transactions and were subdivided as follows:
          o All National Comparables where the seller had a ROAA greater than 0.65%,
          o All National Comparables where the seller had a ROAA greater than 0.70% and less than 1.15%, and
          o All National Comparables where the seller had a TCE greater than 4.5% and less than 7%

     o Regional Comparables, which included thirteen transactions and were subdivided as follows:
          o All Regional Comparables where the seller had a ROAA greater than 0.065%,
          o All Regional Comparables where the seller had a ROAA greater than 0.70% and less than 1.15%, and
          o All Regional Comparables where the seller had a TCE greater than 4.5% and less than 7%

         A third group, the Regional Select Group, was also selected which included ten transactions that were announced after September 30, 2001, where the selling bank had assets greater than $300 million and less than $3 billion, and where the selling bank had a ROAA greater than 0.75%.

         The Orr Group compared the median pricing ratios of the comparable transactions to the pricing ratios of the merger (including the pro forma impact of the merger with CNB). The pricing ratios included price to book, price to tangible book, price to earnings per share for the latest twelve months and the franchise premium to core deposit ratio. A summary of the analysis is in the following table:


                                           PRICE TO      PRICE TO       PRICE TO       FRANCHISE PREMIUM TO
                                             BOOK         TBVPS         LTM EPS         CORE DEPOSIT RATIO
                                         ------------- ------------- --------------- -------------------------
National - ROAA > 0.65%                       205.4%       227.7%        19.0x                  17.3x
National - ROAA (0.70% to 1.15%)              204.7%       234.5%        19.7x                  17.0x
National - TCE (4.5% to 7%)                   203.5%       250.0%        20.1x                  13.5x
Regional - ROAA > 0.65%                       252.1%       253.5%        20.3x                  17.3x
Regional - ROAA (0.70% to 1.15%)              252.1%       253.5%        21.7x                  17.3x
Regional - TCE (4.5% to 7%)                   295.0%       335.7%        21.7x                  17.3x
Regional Select Group                         290.1%       295.9%        21.4x                  20.8x

MountainBank Financial -
    South Financial Transaction               239.0%       301.1%        21.6x                  17.4x



Discount Dividend Analysis


         The Orr Group performed a dividend discount analysis to estimate a range of present values per share of MountainBank Financial's common stock, assuming MountainBank Financial continued to operate as a stand-alone entity. The Orr Group discounted five years of estimated cash flows for MountainBank Financial based on projected growth rates and capital requirements. The Orr Group derived a range of terminal values by applying multiples ranging from 11 times to 13 times estimated year-end 2007 net income. The present value of the estimated excess cash flows and terminal value was calculated using discount rates ranging from 12% to 16%, which The Orr Group viewed as the appropriate range of discount rates for a company with MountainBank Financial's risk characteristics. The analysis yielded a range of stand-alone, fully diluted values for MountainBank Financial's stock of approximately $22.30 to $31.40, with a mid-point of $26.50. The Orr Group included the discount dividend analysis because it is a widely used valuation methodology; however the results of such methodology are highly dependent upon numerous assumptions.


Contribution Analysis


         In its contribution analysis, The Orr Group compared the pro forma financial contribution of MountainBank Financial to the combined company, particularly in terms of earnings contribution, to the pro forma ownership of MountainBank Financial shareholders in the combined company's shareholder base. The contribution analysis did not take into account any merger adjustments or cost savings as a result of the merger. The contribution analysis revealed that MountainBank Financial was contributing 7.8%, 9% and 9.1% of the pro forma combined 2002 net income, 2003 estimated net income and 2004 estimated net income. This was compared to the pro forma ownership for MountainBank Financial shareholders of 10.6% in the combined company.


Pro Forma Merger Analysis


         The Orr Group analyzed the financial impact of the merger on the estimated earnings per share and estimated cash earnings per share for South Financial. Based on South Financial's common stock trading at $25 share and with anticipated synergies, the merger would be accretive to both South Financial's cash earnings per share and GAAP earnings per share. Based on South Financial's common stock trading at $21 per share and with anticipated synergies, the merger would be accretive to South Financial's cash earnings per share and slightly dilutive to GAAP earnings per share in 2004.

         No company or transaction used in the above analyses as a comparison is identical to MountainBank Financial, South Financial or the merger. Accordingly, an analysis of the results of the foregoing involves complex considerations and judgments concerning differences in financial growth and operating characteristics of the companies and other factors that could affect the public trading value of the companies to which they are being compared. Mathematical analysis in and of itself does not necessarily provide meaningful intercompany comparisons.

         The Orr Group will be paid a fee in connection with the proposed merger. The payment of a portion of that fee is contingent upon consummation of the merger. Further, MountainBank Financial has agreed to reimburse legal and other reasonable expenses and to indemnify The Orr Group and its affiliates, directors, agents, employees and controlling persons in connection with certain matters related to rendering its opinion, including liabilities under securities laws.

THE WRITTEN OPINION OF THE ORR GROUP IS ATTACHED AS APPENDIX D TO THIS PROXY STATEMENT/PROSPECTUS. MOUNTAINBANK FINANCIAL SHAREHOLDERS ARE URGED TO READ THE OPINION IN ITS ENTIRETY FOR A DESCRIPTION OF THE PROCEDURES FOLLOWED, ASSUMPTIONS MADE, MATTERS CONSIDERED, AND QUALIFICATIONS AND LIMITATIONS ON THE REVIEW UNDERTAKEN BY THE ORR GROUP IN CONNECTION WITH RENDERING ITS OPINION.

MERGER CONSIDERATION

         The merger agreement provides that at the effective time of the merger each share of MountainBank Financial common stock and preferred stock issued and outstanding immediately prior to the effective time will be converted into a number of shares of South Financial common stock as described below. In our discussion we refer to the number of shares of South Financial common stock to be received for each share of MountainBank Financial common stock being converted into South Financial stock as the "per share consideration."

         In the merger, South Financial is issuing South Financial common stock having a "fair market value" of $32.50 for each share of MountainBank Financial common stock and $39.00 for each share of MountainBank Financial Series A Preferred Stock. The "fair market value" of South Financial stock will be equal to the average closing price of South Financial common stock for the ten trading days immediately following the approval of the Federal Reserve Board with respect to the merger. If the ten-day average is less than $21.00, the fair market value will be deemed to be $21.00. If the ten-day average is greater than $25.00, the fair market value will be deemed to be $25.00. Consequently, the actual number of shares of South Financial common stock that you will receive for your MountainBank Financial common stock and preferred stock cannot be determined until the end of this ten-day trading period. This calculation is set forth in the merger agreement, which is included as Appendix B to this proxy statement/prospectus.

         For example, if the average closing price of South Financial common stock during the applicable 10 day period was $23.97 (the closing price on August 5, 2003, the last practicable trading day before the mailing of this proxy statement/prospectus), a MountainBank Financial shareholder would receive approximately 1.36 shares of South Financial common stock for each MountainBank Financial common share and 1.63 shares of South Financial common stock for each MountainBank Financial preferred share. Unless the parties consent (which they are not obligated to do) the common stock exchange ratio cannot go below 1.300 or above 1.5476 and the preferred stock exchange ratio cannot go below 1.5600 or above 1.8571. (A $21.00 price would equate to a 1.5476 exchange ratio for each MountainBank Financial common share and a 1.8571 exchange ratio for each MountainBank Financial preferred share; a $25.00 price would equate to a 1.300 exchange ratio for each MountainBank Financial common share and to a 1.5600 exchange ratio for each MountainBank Financial preferred share.)

         NO ASSURANCE CAN BE GIVEN THAT THE CURRENT FAIR MARKET VALUE OF SOUTH FINANCIAL COMMON STOCK WILL BE EQUIVALENT TO THE FAIR MARKET VALUE OF SOUTH
FINANCIAL COMMON STOCK ON THE DATE THAT STOCK IS RECEIVED BY A MOUNTAINBANK FINANCIAL SHAREHOLDER OR AT ANY OTHER TIME. THE FAIR MARKET VALUE OF SOUTH FINANCIAL COMMON STOCK RECEIVED BY A MOUNTAINBANK FINANCIAL SHAREHOLDER MAY BE GREATER OR LESS THAN THE CURRENT FAIR MARKET VALUE OF SOUTH FINANCIAL DUE TO NUMEROUS MARKET FACTORS.

         If, between the date of the merger agreement and the effective time, the shares of South Financial common stock are changed into a different number or class of shares by reason of reclassification, split-up, combination, exchange of shares or readjustment, or a stock dividend is declared with a record date within that period, appropriate adjustments will be made to the per share cash consideration and the per share stock consideration.

FRACTIONAL SHARES

         No fractional shares of South Financial common stock will be issued to any holder of MountainBank Financial common stock or preferred stock upon completion of the merger. For each fractional share that would otherwise be issued, South Financial will pay cash in an amount equal to the fraction multiplied by the average of the closing sale prices of South Financial common stock on the Nasdaq National Market for the ten trading days following the date of the consent to the merger of the Federal Reserve Board. No interest will be paid or accrued on cash payable in lieu of fractional shares of South Financial common stock.

TREATMENT OF OPTIONS

         Each outstanding option to acquire MountainBank Financial common stock granted under MountainBank Financial's stock option plans that are outstanding and unexercised will be converted automatically at the effective time of the merger into a fully vested option to purchase South Financial common stock. MountainBank Financial's stock options will continue to be governed by the terms of the MountainBank Financial stock option plans, except that:

          o the number of shares of South Financial common stock subject to the new South Financial option will be equal to the product of the number of shares of MountainBank Financial common stock subject to the MountainBank Financial stock option and the exchange ratio for each MountainBank Financial common share, rounded to the nearest whole share, and

          o the exercise price per share of South Financial common stock subject to the new South Financial stock option will be equal to the exercise price per share of MountainBank Financial common stock under the MountainBank Financial stock option divided by the exchange ratio for each MountainBank Financial common share, rounded to the nearest cent.

EFFECTIVE TIME

         The merger will become effective when the articles of merger reflecting the merger are filed with the Secretaries of State of South Carolina and North Carolina.

         We will complete the merger after all the conditions to the merger set forth in the merger agreement have first been satisfied or waived, unless we agree otherwise.


         We anticipate that the merger will be completed during the fourth quarter of 2003. However, the completion of the merger could be delayed if there is a delay in satisfying any conditions to the merger. There can be no assurances as to whether, or when, South Financial and MountainBank Financial will complete the merger. If the merger is not completed on or before October 31, 2003, or December 31, 2003 if the SEC grants this proxy statement/ prospectus full review, either South Financial or MountainBank Financial may terminate the merger agreement, unless the failure to complete the merger by that date is due to the failure of the party seeking to terminate the merger agreement to perform its covenants in the merger agreement. See "--Conditions to the Completion of the Merger" and "--Regulatory Approvals Required for the Merger" beginning on pages 32 and 36, respectively.


CONDITIONS TO THE COMPLETION OF THE MERGER

         Completion of the merger is subject to various conditions. While it is anticipated that all of the applicable conditions will be satisfied, there can be no assurance as to whether or when all of those conditions will be satisfied or, where permissible, waived.


         The  respective   obligations  of  South  Financial  and   MountainBank
Financial to complete the merger are subject to the following conditions:

          o approval of the merger agreement by MountainBank Financial's shareholders;

          o approval by the Nasdaq National Market of listing of the shares of South Financial common stock to be issued in the merger;


          o receipt of all required regulatory approvals and expiration of all related statutory waiting periods;


          o effectiveness of the registration statement for South Financial shares to be issued in the merger;


          o absence of any order, decree or injunction of a court or agency of competent jurisdiction which prohibits the completion of the merger;

          o absence of any statute, rule or regulation which prohibits, restricts or makes illegal completion of the merger;

          o    the  execution  and  delivery  of   employment   agreements   and
               non-compete agreements set forth in the merger agreement;

          o the receipt of an opinion of counsel substantially to the effect that the merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Internal Revenue Code;

          o accuracy of the other party's representations and warranties contained in the merger agreement as of the dates specified in that agreement, except, in the case of most of those representations and warranties, where the failure to be so accurate would not be reasonably likely to have a "material adverse effect" on the party making those representations and warranties (see "--Representations and Warranties" below), and the performance by the other party of its obligations contained in the merger agreement in all material respects; and

          o the absence of any pending proceeding by any government entity seeking an injunction to prevent the merger.


REPRESENTATIONS AND WARRANTIES


         Each  of   MountainBank   Financial   and  South   Financial  has  made
representations and warranties to the other in the merger agreement as to, among other things:


          o corporate existence, good standing and qualification to conduct business,

          o    capital structure,

          o due authorization, execution, delivery and enforceability of the merger agreement,

          o governmental and third-party consents necessary to complete the merger,

          o absence of any violation of agreements or law or regulation as a result of the merger,

          o    SEC and regulatory filings,

          o    financial statements,

          o    fees payable to financial advisors in connection with the merger,

          o    absence of material adverse changes,

          o    absence of legal proceedings and regulatory actions,

          o    tax matters,

          o    compliance with laws,

          o    employee benefit matters,

          o    material contracts,

          o    agreements with regulatory agencies and regulatory approvals,

          o    environmental matters,

          o    loan portfolio,

          o    properties, and

          o    tax treatment of the merger.


         South Financial has also made representations and warranties to MountainBank Financial with respect to ownership of MountainBank Financial common and preferred stock. MountainBank Financial has also made representations and warranties to South Financial with respect to the inapplicability of state anti-takeover laws and the receipt of a fairness opinion.


         The representations and warranties of the parties will be deemed to be true and correct unless the totality of any facts, circumstances or events inconsistent with any of those representations or warranties has had or would be reasonably likely to have a material adverse effect on the business, results of operations or financial condition of the party making those representations and warranties and its subsidiaries taken as a whole or on the ability of that party and its subsidiaries to consummate the transactions contemplated by the merger agreement. In determining whether a material adverse effect has occurred or is likely, the parties will disregard any effects resulting from any

          o    changes in banking laws or similar laws rules or regulations,

          o changes in generally accepted accounting principles or regulatory accounting principles that apply to banks, thrifts or their holding companies generally,

          o any action or omission of either party or their subsidiaries taken with the prior consent of the other party,

          o changes in financial or securities markets or the economy in general, events, conditions, or trends in business or financial conditions affecting the banking industry, including changes in the prevailing level of interest rates, or

          o the announcement or execution of the merger agreement, including any impact on relationship with customers or employees.

CONDUCT OF BUSINESS PENDING THE MERGER


         MountainBank Financial has agreed, during the period from the date of the merger agreement to the completion of the merger (except as expressly provided in the merger agreement and except as consented by South Financial), to conduct its business in the ordinary course consistent with past practice. Specifically, MountainBank Financial has agreed that it and its subsidiaries will not, without the prior consent of South Financial,


          o    pay  any  dividends,   except  for  regular  quarterly  dividends
               consistent with past practice;


          o repurchase, redeem or otherwise acquire any shares of capital stock of MountainBank Financial or any of its subsidiaries;

          o split, combine or reclassify any shares of its capital stock or issue or sell, or authorize the issuance or sale of, any shares of MountainBank Financial capital stock or any securities convertible into, or any rights or options to acquire, any MountainBank Financial shares, except for the issuance of
               MountainBank Financial common stock upon the exercise of outstanding options issued under employee benefit plans, programs or arrangements in accordance with their present terms;


          o amend its articles of incorporation, bylaws or other similar governing documents;

          o make any capital expenditures, other than in the ordinary course of business or as necessary to maintain existing assets in good repair and which do not exceed $100,000 in the aggregate;

          o    enter into any new line of business;


          o acquire or agree to acquire any business or any corporation, partnership or other business organization or division of any of those organizations, or acquire any assets which would be material to MountainBank Financial, other than in connection with foreclosures, settlements in lieu of foreclosures or troubled loan or debt restructurings in the ordinary course of business consistent with past practice;


          o    change its method of accounting;

          o except as required by applicable law or as required to maintain qualification pursuant to the Internal Revenue Code of 1986, as amended, adopt, amend or terminate any employee benefit plan or any agreement, arrangement, plan or policy between MountainBank Financial or any of its subsidiaries and any of its current or former directors, officers or employees other than certain retention and severance programs, and pro-rata bonus payments described below (see "--Interests of Certain Persons in the Merger--Contract and Bonus Payments");


          o except for normal increases in the ordinary course of business consistent with past practice or as required by applicable law, increase in any manner the compensation or fringe benefits of any director, officer or employee or pay any benefit not required by any plan or agreement in effect as of the date of the merger agreement;

          o other than in the ordinary course of business consistent with past practice, sell, lease, encumber, assign or otherwise dispose of, or agree to sell, lease, encumber, assign or otherwise dispose of, any of its material assets, properties or other rights or agreements;

          o other than in the ordinary course of business consistent with past practice, incur any indebtedness for borrowed money or assume or guarantee the obligations of any third party;


          o file any application to relocate or terminate the operations of any banking office of MountainBank Financial or any of its subsidiaries; or


          o create, renew, amend or terminate, or give notice of a proposed renewal, amendment or termination of, any material contract, agreement or lease for goods, services or office space other than the renewal in the ordinary course of business of any lease term which expires before the completion of the merger.


         South Financial has agreed that it and its subsidiaries will not, without the prior consent of MountainBank Financial,


          o declare or pay any dividends on or make any other distributions in respect of any of its capital stock, except for regular quarterly dividends consistent with past practice;

          o take any action that is intended or may reasonably be expected to result in any of its representations and warranties set forth in the merger agreement being or becoming untrue, or in any of the conditions to the merger not being satisfied;

          o take any action or enter into any agreement that could reasonably be expected to jeopardize or materially delay the receipt of any requisite regulatory approval;

          o take or cause to be taken any action which would or could reasonably be expected to prevent the merger from qualifying as a reorganization;

          o    sell or otherwise dispose of any business segment; or

          o    agree to do any of the foregoing.


NO SOLICITATION BY MOUNTAINBANK FINANCIAL

         MountainBank Financial has agreed that it will not directly or indirectly initiate, solicit, encourage or knowingly facilitate (including by way of furnishing information) any inquiries with respect to any:


          o    tender or exchange offer;

          o any proposal for a merger, reorganization, consolidation, share exchange, recapitalization, liquidation, dissolution or other business combination involving MountainBank Financial; or

          o any proposal or offer to acquire a substantial equity interest in, or a substantial portion of the assets of, MountainBank Financial.


         In our discussion we refer to any offer or proposal of the type described in any of the bullet points above as an "acquisition proposal."


         MountainBank Financial and its board of directors and representatives, however, may negotiate or provide information to, or have discussions with, any person relating to an unsolicited acquisition proposal if MountainBank Financial's board determines, in good faith and consistent with its fiduciary duties to MountainBank Financial's stockholders under applicable laws, that the proposal or offer would be likely to result in a transaction that is:

          o for either (A) a merger, reorganization or similar transaction involving MountainBank Financial, (B) a sale, transfer or other disposition of at least 50% of the assets of MountainBank Financial and its subsidiaries, or (C) the acquisition by a person of beneficial ownership of 50% or more of MountainBank Financial's common stock; and

          o in MountainBank Financial board's good faith determination more favorable to MountainBank Financial shareholders from a financial point of view than the transaction contemplated by the merger agreement with South Financial.

         In our discussion we refer to any offer or proposal described above as a "superior proposal." Prior to providing confidential information to, or entering into discussion or negotiations with, the other party in connection with a superior proposal, MountainBank Financial must execute a confidentiality agreement with the other party and advise South Financial of the material terms and conditions relating to that other party's superior proposal.


REGULATORY APPROVALS REQUIRED FOR THE MERGER


         South Financial and MountainBank Financial have agreed to use their reasonable best efforts to obtain all regulatory approvals required to consummate the transactions contemplated by the merger agreement, which include approval from the Federal Reserve Board, the North Carolina Banking Commission and the South Carolina State Board of Financial Institutions. South Financial filed these applications with these regulatory bodies seeking such approval in July 2003. The merger cannot proceed in the absence of these regulatory approvals. Although South Financial and MountainBank Financial expect to obtain these required regulatory approvals, there can be no assurance as to if and when these regulatory approvals will be obtained.

         South Financial and MountainBank Financial are not aware of any other material governmental approvals or actions that are required prior to the parties' consummation of the merger other than those described below. It is presently contemplated that if any such additional governmental approvals or actions are required, such approvals or actions will be sought.


         Federal Reserve Board. The merger is subject to approval by the Federal Reserve Board pursuant to Sections 3 and 4 of the Bank Holding Company Act of 1956. The Federal Reserve Board is prohibited from approving any transaction under the applicable statutes that would result in a monopoly, or that would be in furtherance of any combination or conspiracy to monopolize or to attempt to monopolize the business of banking in any part of the United States, or that may have the effect in any section of the United States of substantially reducing competition, or tending to create a monopoly, or resulting in a restraint of trade, unless the Federal Reserve Board finds that the anti-competitive effects of the transaction are clearly outweighed in the public interest by the probable effect of the transaction in meeting the convenience and needs of the communities to be served. In addition, in reviewing a transaction under the Bank Holding Company Act, the Federal Reserve Board will consider the financial and managerial resources of the companies and their subsidiary banks. It will also consider the convenience and needs of the communities to be served.

         Other Approvals. The merger is also subject to the approval of the North Carolina Banking Commission and South Carolina State Board of Financial Institutions. In order to merge MountainBank into Carolina First Bank, the approval of the Federal Deposit Insurance Corporation under the Bank Merger Act is also required.

MATERIAL FEDERAL INCOME TAX CONSEQUENCES


         The following discussion is a summary of the material United States federal income tax consequences of the merger to a shareholder of MountainBank Financial that holds its shares of MountainBank Financial common stock as a capital asset. In our discussion we refer to such a shareholder as a "holder." The discussion is based upon the Internal Revenue Code of 1986, as amended, Treasury regulations promulgated under the Internal Revenue Code, judicial authorities, published positions of the IRS and other applicable authorities, all as in effect on the date of this proxy statement/prospectus and all of which are subject to change (possibly with retroactive effect) and differing interpretations. This discussion does not address all aspects of United States federal income taxation that may be relevant to holders in light of their particular circumstances and does not address aspects of United States federal income taxation that may be applicable to holders subject to special treatment under the Internal Revenue Code (including financial institutions, mutual funds, tax-exempt organizations, insurance companies, dealers in securities or foreign currency, traders in securities that elect to apply a mark-to-market method of accounting, persons that hold their shares as part of a hedge, straddle, constructive sale, conversion transaction or other integrated investments, holders that acquired their shares of MountainBank Financial common stock pursuant to the exercise of employee stock options or otherwise as compensation, and holders who are not United States persons). In addition, the discussion does not address any aspect tax consequences under state, local or foreign laws and U.S. federal laws other than U.S. federal income tax laws. No assurance can be given that the IRS would not assert, or that a court would not sustain, a position contrary to any of the tax aspects set forth below.

         EACH HOLDER OF MOUNTAINBANK FINANCIAL COMMON STOCK IS URGED TO CONSULT ITS TAX ADVISOR WITH RESPECT TO THE FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF THE MERGER.

         The parties have structured the merger so that it is anticipated that the merger will be a reorganization for United States federal income tax purposes. Consummation of the merger is conditioned upon the receipt by MountainBank Financial and South Financial of the opinion of Wachtell, Lipton, Rosen & Katz, counsel to MountainBank Financial, dated as of the effective date of the merger, substantially to the effect that, on the basis of facts, representations and assumptions set forth in that opinion, which are consistent with the state of facts existing as of the effective date of the merger, the merger will be treated as a reorganization within the meaning of Section 368(a) of the Code. The tax opinion to be delivered in connection with the merger is not binding on the IRS or the courts, and neither MountainBank Financial nor South Financial intends to request a ruling from the IRS with respect to the United States federal income tax consequences of the merger.

         Assuming the merger qualifies as a reorganization, a stockholder who receives South Financial common stock in the merger will not recognize any gain or loss except in respect of cash received instead of any fractional share of South Financial common stock (as discussed below). The aggregate adjusted tax basis of the shares of South Financial common stock received in the merger will be equal to the aggregate adjusted tax basis of the shares of MountainBank Financial common stock surrendered for South Financial common stock (reduced by the tax basis allocable to any fractional share of South Financial common stock for which cash is received), and the holding period of South Financial common stock will include the period during which the shares of MountainBank Financial common stock were held.

         Cash received by a holder instead of a fractional share of South Financial common stock generally will be treated as received in redemption of the fractional share, and gain or loss generally will be recognized based on the difference between the amount of cash received instead of the fractional share and the portion of the holder's aggregate adjusted tax basis of the shares of MountainBank Financial common stock surrendered allocable to the fractional share. Such gain or loss generally will be long-term capital gain or loss if the holding period for such shares of MountainBank Financial common stock is more than one year.

TERMINATION OF THE MERGER AGREEMENT


         GENERAL. The merger agreement may be terminated at any time prior to completion of the merger, whether before or after the approval of the merger by the shareholders of MountainBank Financial, in any of the following ways:

          o    by mutual consent of South Financial and MountainBank Financial;

          o by either South Financial or MountainBank Financial, 30 days after the date on which any application for a required regulatory approval is denied or is withdrawn at the request of the governmental entity which must grant that approval, unless within the 30-day period following a denial or withdrawal a petition for rehearing or an amended application has been filed with that governmental entity, except that no party may so terminate the merger agreement if a denial or request for withdrawal is a result of the failure of a party to perform or observe its covenants contained in the merger agreement;

          o by either South Financial or MountainBank Financial, if any governmental entity of competent jurisdiction has issued a final nonappealable order enjoining or otherwise prohibiting the merger;

          o by either South Financial or MountainBank Financial, if the merger is not completed on or before October 31, 2003, or December 31, 2003 if this proxy statement/prospectus is given a full review by the SEC, unless the failure of the closing to occur by that date is due to the failure of the party seeking to terminate the merger agreement to perform its covenants and agreements contained in the merger agreement (in our discussion we refer to this date as the "drop-dead date");

          o by either South Financial or MountainBank Financial, if the approval of the shareholders of MountainBank Financial required for completion of the merger has not been obtained at the special meeting;

          o by either South Financial or MountainBank Financial, if (i) the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained in the merger agreement and (ii) there has been a material breach of any of the representations, warranties, covenants or agreements of the other party in the merger agreement, which breach is not cured within 30 days following written notice to the party committing the breach, or which breach, by its nature, cannot be cured prior to the closing date of the merger, and which breach, individually or together with all other breaches, would, if occurring or continuing on the closing date, result in the failure of the condition relating to breaches of representations and warranties described under "--Conditions to the Completion of the Merger";

          o by MountainBank Financial if its board of directors determines that in light of a superior proposal it must terminate the merger agreement to comply with its fiduciary duties to MountainBank
               Financial  and  its  shareholders,   provided  that  MountainBank
               Financial may not so terminate the merger agreement unless concurrently with the termination of the merger agreement
               MountainBank Financial enters into an acquisition agreement related to a superior proposal. Furthermore, MountainBank Financial may not terminate the merger agreement prior to the fifth day following South Financial's receipt of a written notice advising South Financial that MountainBank Financial's board of directors is prepared to accept a superior proposal, and only if, during that five-day period MountainBank Financial negotiates in good faith with South Financial to make adjustments in the terms and conditions of the merger agreement as would enable South Financial to proceed with the merger on those adjusted terms; or

          o by either party, if the average closing price of South Financial common stock in the ten-day period following the Federal Reserve Board consent is less than $17.00 or greater than $29.00 per share (provided that (1) if such price is below $17.00,
               MountainBank Financial may not terminate the merger if South Financial agrees to value South Financial common stock for merger consideration purposes at the actual ten trading day average and
               (2) if such price is above $29.00, South Financial may not terminate the merger if MountainBank Financial agrees to value South Financial common stock for merger consideration purposes at the actual ten trading day average).

         It is not possible to know whether the price-based termination right will be triggered until after such ten-day period. South Financial and MountainBank Financial boards have made no decision as to whether they would exercise their right to terminate the merger agreement if the termination right were triggered. In considering whether to exercise their termination right, South Financial and MountainBank Financial boards of directors would, consistent with their fiduciary duties, take into account all relevant facts and circumstances that exist at that time and would consult with their financial and legal advisers. If MountainBank Financial's shareholders approve and adopt the merger agreement at the special meeting and afterward the price-based termination right is triggered, the MountainBank Financial board of directors will have the authority, consistent with its fiduciary duties, to elect either to complete the merger or to terminate the merger agreement.

         TERMINATION FEES. MountainBank Financial must pay South Financial a termination fee of $4 million if:

          o MountainBank Financial terminates the merger agreement in order to accept a superior proposal; or

          o an acquisition proposal with respect to MountainBank Financial or any of its subsidiaries has been made known to MountainBank Financial and has been publicly announced or otherwise become public, or been made to the MountainBank Financial shareholders generally, and after which both of the following occurs:

               o the merger agreement is terminated by South Financial or MountainBank Financial because either (i) the MountainBank Financial shareholders fail to approve the merger agreement, or (ii) the merger agreement is not completed on or before the drop-dead date, and prior to that date the shareholders of MountainBank Financial have not previously approved the merger; and

               o within twelve months of terminating the merger agreement (1) MountainBank Financial enters into an acquisition agreement providing for a merger, reorganization, business combination or similar transaction, or the disposition of at least 50% of the assets of MountainBank Financial; or (2) any person acquires beneficial ownership of, or the right to acquire, 50% or more of the outstanding shares of MountainBank Financial common stock.

         MountainBank Financial agreed to this termination fee arrangement in order to induce South Financial to enter into the merger agreement. This arrangement could have the effect of discouraging other companies from trying to acquire MountainBank Financial.

         EFFECT OF TERMINATION. If the merger agreement is terminated, it will become void and there will be no liability on the part of South Financial or MountainBank Financial or their respective officers or directors, except that:


          o certain provisions of the merger agreement relating to the payment of fees and expenses and the confidential treatment of information will survive the termination;

          o any termination will be without prejudice to the rights of any party arising out of the willful breach by the other party of any provision of the merger agreement; and


          o    South Financial and MountainBank Financial each will bear its own
               expenses  in  connection  with  the  merger   agreement  and  the
               transactions contemplated by the merger agreement.



EXTENSION, WAIVER AND AMENDMENT OF THE MERGER AGREEMENT


         EXTENSION AND WAIVER. At any time prior to the completion of the merger, each of South Financial and MountainBank Financial may, to the extent legally allowed:


          o extend the time for the performance of the obligations under the merger agreement;

          o waive any inaccuracies in the other party's representations and warranties contained in the merger agreement; and

          o waive the other party's compliance with any of its agreements contained in the merger agreement, or waive compliance with any conditions to its obligations to complete the merger.


         AMENDMENT. Subject to compliance with applicable law, South Financial and MountainBank Financial may amend the merger agreement at any time before or after approval of the merger proposal by MountainBank Financial shareholders. However, after approval of the merger proposal by MountainBank Financial shareholders, there may not be, without their further approval, any amendment of the merger agreement that reduces the amount or changes the form of the consideration to be delivered to the MountainBank Financial shareholders.


EMPLOYEE BENEFIT PLANS AND EXISTING AGREEMENTS


         EMPLOYEE BENEFIT PLANS. The merger agreement provides that as of the effective time of the merger, employees of MountainBank Financial and its subsidiaries will be eligible to participate in employee benefit plans of South Financial or its subsidiaries in which similarly situated employees of South Financial or its subsidiaries participate to the same extent that similarly situated employees of South Financial or its subsidiaries participate. For purposes of determining an employee's eligibility to participate, entitlement to benefits (except defined benefit pension benefits) or vested percentage of benefits under South Financial employee benefit plans, South Financial will give credit for the service a continuing employee had with MountainBank Financial prior to the merger. Employees of MountainBank Financial will also be given credit for any amounts paid under a corresponding MountainBank Financial employee benefit plan for purposes of applying deductibles, co-payments, and out-of-pocket maximums as though the employee had paid the amounts in accordance with the terms and conditions of the applicable South Financial plan.

         EMPLOYMENT, RETIREMENT AND OPTION AGREEMENTS. As of the effective time of the merger, South Financial will assume and honor in accordance with their terms all written benefits agreements and acknowledges that the merger constitutes a merger, sale or change in control of MountainBank Financial for purposes of these agreements. These agreements include employment agreements on key executives of MountainBank Financial which specify a cash payment in the event of a change in control, Supplemental Employee Retirement Plan agreements which provide for a cash payment of the present value of the calculated benefits under the agreement, and vesting of outstanding stock options. Total agreed-upon payments to executives to satisfy these contracts, including payments on non-compete agreements, is approximately $7.18 million.


STOCK MARKET LISTING


         South Financial common stock is listed on the Nasdaq National Market. South Financial has agreed to use its reasonable best efforts to cause the shares of South Financial common stock to be issued in the merger to be listed on the Nasdaq National Market. It is a condition of the merger that those shares be listed on the Nasdaq National Market.


EXPENSES


         The merger agreement provides that each of South Financial and MountainBank Financial will pay its own expenses in connection with the transactions contemplated by the merger agreement.


DIVIDENDS

         The merger agreement provides that, prior to the effective time:


          o South Financial may declare and pay its regular quarterly cash dividend in a manner consistent with past practice, and

          o MountainBank Financial may declare and pay its regular quarterly dividend on its common stock consistent with past practice and regular dividends on its Series A Preferred Stock.

DISSENTERS' RIGHTS


         Under Article 13 of the North Carolina Business Corporation Act ("Article 13"), the holders of MountainBank Financial preferred stock who object to the merger or the charter amendment may "dissent" and become entitled to be paid the "fair value" of their shares of preferred stock if the merger or the charter amendment is completed. Under Article 13, the holders of MountainBank Financial common stock do not have dissenters' rights as to any of their shares of MountainBank Financial common stock.

         The  following  is  only  a  summary  of  the  rights  of a  dissenting
MountainBank Financial shareholder. A shareholder who intends to exercise dissenters' rights should carefully review the following summary and comply with all requirements of Article 13. A copy of Article 13 is attached as Appendix C to this proxy statement/prospectus and is incorporated into this discussion by reference. A dissenting shareholder also should consult with his or her attorney and tax advisor. NO FURTHER NOTICE OF THE EVENTS GIVING RISE TO DISSENTERS' RIGHTS WILL BE FURNISHED BY MOUNTAINBANK FINANCIAL.

         Article 13 provides in detail the procedure MountainBank Financial shareholders must follow if they wish to exercise dissenters' rights. In summary, dissenting shareholders:

          o must give to MountainBank Financial, and MountainBank Financial must actually receive, before the vote on the merger agreement or the charter amendment is taken at the MountainBank Financial special meeting, written notice of their intent to demand payment for their MountainBank Financial preferred stock if the merger or the charter amendment is completed (a "Notice of Intent"); and


          o must not vote their shares in favor of both the merger agreement and the charter amendment at the special meeting.


         Therefore, MountainBank Financial shareholders do not have to vote against the merger agreement or the charter amendment or even vote at all in order to exercise dissenters' rights, but they may not vote in favor of both the merger agreement and the charter amendment, and in all cases they must give the required written notice. Shareholders who do not satisfy these requirements will not be able to exercise dissenters' rights and receive payment for their shares under Article 13. Even if shareholders vote against the merger agreement or the charter amendment (either in person or by proxy), they still have to send the required Notice of Intent in order to exercise dissenters' rights. Shareholders should remember that, as described under the caption "The MountainBank Financial Special Meeting -- Proxies" on page 20, if they return signed proxies but fail to give instructions as to how their shares are to be voted, they will be treated as having voted in favor of the merger agreement and the charter amendment and will not be able to exercise dissenters' rights. Shareholders who do not return proxies or otherwise vote at all at the MountainBank Financial special meeting will not be treated as having waived their dissenters' rights so long as they have given the required Notice of Intent as described above.

         A shareholder's Notice of Intent should be mailed or delivered to MountainBank Financial's Chief Financial Officer, Gregory L. Gibson, at MountainBank Financial's corporate office at 201 Wren Drive in Hendersonville, North Carolina 28792, or it may be hand delivered to him at the MountainBank Financial special meeting (before the voting begins). In order for a Notice of Intent sent by mail to be effective, it must actually be received by MountainBank Financial at its address prior to the special meeting. A Notice of Intent that is hand delivered must be received prior to the time the voting takes place at the special meeting.

         If a shareholder delivers a Notice of Intent and the merger agreement is approved by MountainBank Financial's shareholders at the special meeting (or at any adjournment of the meeting), and if the shareholder has satisfied all other requirements to exercise dissenters' rights, then, within ten days following that approval, MountainBank Financial will send the shareholder a written notice (a "Dissenters' Notice") that will:


          o    include a copy of Article 13;

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

          o include a form the shareholder may use for demanding payment, and state where the shareholder's payment demand must be sent, and where and when the shareholder's share certificates must be deposited; and


          o specify a date by which MountainBank Financial must receive the shareholder's payment demand (which may not be fewer than 30 or more than 60 days after the date the Dissenters' Notice is mailed).

         After a dissenting shareholder receives the Dissenters' Notice, the shareholder must deliver to MountainBank Financial a written demand for payment (a "Payment Demand") and deposit his or her share certificates with MountainBank Financial by the date set forth in, and in accordance with the terms and conditions of, the Dissenters' Notice. Otherwise, the shareholder will not be entitled to payment for his or her shares under Article 13. If a shareholder delivers a Payment Demand and deposits his or her share certificates as required by the Dissenters' Notice, the shareholder will retain all other rights as a shareholder until those rights are canceled or modified by completion of the merger.

         As soon as the merger is completed, or within 30 days after receipt of a shareholder's Payment Demand (whichever is later), South Financial will pay the shareholder (provided that all requirements to exercise dissenters' rights have been satisfied) the amount it estimates to be the fair value of his or her shares, plus interest accrued to the date of payment. Under Article 13, the "fair value" of a dissenting shareholder's shares will be the value of the shares immediately before the merger, excluding any appreciation or depreciation in anticipation of the merger unless that exclusion would not be equitable. The payment will be accompanied by:

          o    MountainBank   Financial's   most  recent   available   financial
               statements;


          o an explanation of how the fair value of the shares was estimated and how the interest was calculated; and

          o another copy of Article 13, and a statement of the shareholder's rights if he or she is dissatisfied with the payment.


         If the merger is not completed within 60 days after the date set for dissenting shareholders to demand payment and deposit their share certificates, MountainBank Financial must return their deposited certificates, and if the merger is completed later, South Financial will send the shareholders a new Dissenters' Notice and repeat the Payment Demand procedures described above.

         If a shareholder believes the amount paid by South Financial as described above is less than the fair value of his or her shares of MountainBank Financial preferred stock or that the interest due is incorrectly calculated, or if South Financial fails to make payment within 30 days after receipt of the shareholder's Payment Demand, or if South Financial fails to complete the merger and does not return the shareholder's deposited certificates within 60 days after the date set for demanding payment, then the shareholder may notify South Financial in writing of his or her own estimate of the fair value of his or her shares of MountainBank Financial preferred stock and the amount of interest due, and the shareholder may demand payment of his or her estimate (a "Further Payment Demand"). In any such event, if the shareholder fails to take action within the 30 days after South Financial makes payment for his or her shares or fails to perform timely, the shareholder will be treated as having waived his or her dissenters' rights under Article 13 and to have withdrawn the dissent and demand for payment.

         If a shareholder has taken all required actions and his or her demand for payment remains unsettled, the shareholder may file a lawsuit within 60 days after the earlier of the date of South Financial's payment or the date of the shareholder's Further Payment Demand (where the shareholder is dissatisfied with South Financial's payment or South Financial has failed to make payment or to return the shareholder's stock certificates). If a shareholder takes no action within that 60-day period, he or she will be treated as having withdrawn the dissent and demand for payment. In the court proceeding described above, the court may appoint one or more persons as appraisers to receive evidence and recommend a decision on the question of fair value, and it will have discretion to make all dissenters whose demands remain unsettled parties to the proceeding. Each dissenter made a party to the proceeding must be served with a copy of the complaint and will be entitled to judgment for the amount, if any, by which the court finds the fair value of his or her shares, plus interest, to exceed the amount paid by South Financial. Court costs, appraisal, and counsel fees may be assessed by the court as it considers equitable.


         Article 13 contains additional provisions and requirements that apply in the case of dissents by nominees who hold shares for others, and by beneficial owners whose shares are held in the names of other persons.

ACCOUNTING TREATMENT


         South Financial will account for the merger as a purchase, as that term is used under accounting principles generally accepted in the United States of America, for accounting and financial reporting purposes. Under purchase accounting, the assets and liabilities of MountainBank Financial as of the effective time will be recorded at their respective fair values and added to those of South Financial. The amount by which the purchase price paid by South Financial exceeds the fair value of the net tangible and identifiable intangible assets acquired by South Financial through the merger will be recorded as goodwill. Financial statements of South Financial issued after the effective time will reflect these values and will not be restated retroactively to reflect the historical financial position or results of operations of MountainBank Financial.


INTERESTS OF CERTAIN PERSONS IN THE MERGER


         In considering the recommendation of the MountainBank Financial board of directors that MountainBank Financial shareholders for approval of the merger proposal, MountainBank Financial shareholders should be aware that some MountainBank Financial executive officers and directors may have interests in the merger that may be different from, or in addition to, the interests of shareholders of MountainBank Financial generally. MountainBank Financial's board of directors was aware of these interests and took them into account in its decision to approve the merger agreement.


         These interests relate to or arise from, among other things:


          o the continued indemnification of current directors and officers of MountainBank Financial under the merger agreement and providing these individuals with directors' and officers' insurance;

          o the retention of some of the officers and directors of MountainBank Financial as officers of South Financial or, in the case of Mr. Davis, as an officer and a director of South Financial;

          o the retention of the other MountainBank Financial directors and Messrs. Jerry Duncan and David McIntosh as members of the North Carolina advisory board of Carolina First Bank;

          o the execution of an employment agreement between South Financial and Mr. Davis, including the payment of a signing bonus of $200,000;


          o the potential receipt of severance, non-compete agreements, and contract payments to several officers predominantly as a result of the acceleration of payments associated with a supplemental retirement plan totaling approximately $7.18 million, including $2.97 million to J. W. Davis, $2.09 million to Gregory L. Gibson and $2.12 million to Vincent K. Rees; and

          o    the accelerated vesting of stock options.


         INDEMNIFICATION AND INSURANCE. South Financial has agreed in the merger agreement that, from and after the effective time of the merger, South Financial will indemnify and hold harmless each present and former director, officer and employee of MountainBank Financial and its subsidiaries from any acts or omissions in such capacities prior to the effective time of the merger to the extent that such indemnification is provided by the articles of incorporation or bylaws of MountainBank Financial and is permitted under corporate law.

         South Financial has also agreed in the merger agreement that, for a period of six years after the effective time of the merger, it will cause the former directors and officers of MountainBank Financial to be covered by directors' and officer's liability insurance providing coverage to directors and officers of MountainBank Financial for acts and omissions occurring prior to the effective time of the merger, subject to certain maximum cost limits.

         EMPLOYMENT AGREEMENT. Mr. Davis has entered into a noncompetition, severance and employment agreement with South Financial, effective as of the effective time of the Merger, pursuant to which Mr. Davis will serve as the President of MountainBank, and if MountainBank is merged, the executive directly responsible for South Financial's North Carolina and Virginia banking operations. Mr. Davis's agreement has a rolling term of three years and extends automatically on a monthly basis. Either party may give written notice of termination to the other, at which point the term is fixed at three years from the date of notice, terminating on the expiration of that term. During the term of the employment agreement, Mr. Davis is entitled to:

          o an annual base salary of $250,000, which salary will be reviewed annually and may be increased by the board of directors of South Financial;


          o a signing bonus of $200,000 and options to purchase 10,000 shares of South Financial common stock;

          o a payment of $1.2 million for the noncompete covenants set forth in the employment agreement;

          o a payment of $1.661 million, in full satisfaction of a retirement benefit;


          o at the direction of the board of directors of South Financial, an additional incentive cash bonus pursuant to South Financial's incentive compensation plans with a target bonus of 50% of the annual base salary;

          o participate in South Financial 2004 Long Term Incentive Cash Compensation Plan and Supplemental Executive Benefit Plan; and

          o reasonable club dues for two country clubs and one business club, an automobile allowance, personal tax advisory services, a $1 million life insurance policy, disability insurance as may be purchased for $15,000 per year and other benefits as generally provided to South Financial executives.

         If (1) Mr. Davis terminates his employment as a result of a material breach of the agreement by South Financial following a change in control of South Financial and such breach is not cured within 30 days after written notice to South Financial, (2) Mr. Davis terminates his employment due to an "involuntary termination" (including a change in his responsibilities, position or authority, a change in the terms or status of the agreement, a reduction in his compensation or benefits, his forced relocation outside his area, or a significant increase in his travel requirements), or (3) South Financial terminates Mr. Davis's employment without "cause" then, in each case, Mr. Davis will:


          o receive his base salary and other benefits through his date of termination;


          o receive a lump sum amount equal to three times his annual total compensation (provided that, if South Financial terminates Mr. Davis's employment without cause in the absence of a change in control, Mr. Davis will receive a lump sum equal to the compensation and benefits that would be provided to him for the remaining term of the contract);

          o    become vested in all South Financial share grants or options; and

          o be deemed to be retired and credited with South Financial service for the remaining term of the agreement for purposes of South Financial's benefit plans.

         In the event of certain terminations (including a "voluntary termination" prior to a change in control), Mr. Davis may not, for a period of three years following that termination, compete against South Financial as provided in the agreement. Furthermore, if Mr. Davis's employment is terminated for any reason (whether by Mr. Davis or South Financial) following a change in control of South Financial, there will be no limitation on any activity of Mr. Davis. Amounts payable under Mr. Davis's employment agreement will be reduced to the extent necessary to avoid an imposition of any excise tax pursuant to
Section 4999 of the Internal Revenue Code.

         In the merger agreement, South Financial has also agreed to enter into an employment agreement with Jay Davis, in substantially the form provided to MountainBank Financial by South Financial upon signing the merger agreement. This form of employment agreement provides for a one year term and an annual base salary of $60,000. Jay Davis is the son of J. W. Davis, the Chief Executive Officer of MountainBank Financial.

         CONTRACT AND BONUS PAYMENTS. J. W. Davis, Gregory L. Gibson, and Vincent K. Rees are parties to executive employment contracts and supplemental retirement plans which provide, among other things, for certain payments in connection with changes in employment after a change in control. South Financial agreed that, prior to the effective time of the merger, these officers will receive a cash payment in satisfaction of all obligations under the severance pay plan. Assuming current salary and bonus amounts remain in effect, the following amounts will be paid to each of these officers: $1.77 million to J.W. Davis, $2.09 million to Gregory L. Gibson, and $2.12 million to Vincent K. Rees. In addition, J. W. Davis will be paid a signing bonus of $200,000 and a payment of $1.2 million for the Noncompete covenants set forth in his new employment agreement.

         SOUTH FINANCIAL BOARD OF DIRECTORS. South Financial has agreed in the merger agreement to cause J.W. Davis to be elected or appointed as a director of South Financial at, or promptly after, the effective time of the merger.

         BOARD OF DIRECTORS. South Financial has agreed that upon completion of the merger of MountainBank with Carolina First Bank, the persons (other than Mr. Davis) serving on the MountainBank Financial board immediately prior to the effective time, and Jerry Duncan and David McIntosh will become members of the Carolina First Bank North Carolina Advisory Board. South Financial has also agreed to appoint these persons to such position for at least three years after closing. In connection with this appointment, each such person will receive (1) at closing, an option to purchase 6,000 shares of South Financial common stock in accordance with South Financial's existing Director Stock Option Plan, and
(2) regular director's fees for Board service consistent with South Financial compensation policy in effect from time to time with respect to its South Carolina and Florida bank boards (except that such persons will not be entitled to receive option or restricted stock grants).

         ACCELERATION AND CONVERSION OF STOCK OPTIONS. All unvested options held by MountainBank Financial's directors and employees will become vested at the time of completion of the merger. As of the date of the special meeting, MountainBank Financial's directors and executive officers are expected to hold unvested options to buy a total of 35,325 shares of MountainBank Financial common stock with exercise prices ranging from $5.09 to $18.33 per share. Any of these options and any other options granted under MountainBank Financial's benefit plans that are not exercised before the merger will be converted into options for South Financial common stock with equivalent terms.

RESTRICTIONS ON RESALES BY AFFILIATES

         Shares of South Financial common stock to be issued to MountainBank Financial shareholders in the merger have been registered under the Securities Act of 1933 and may be traded freely and without restriction by those shareholders not deemed to be affiliates (as that term is defined under the Securities Act) of MountainBank Financial. Any subsequent transfer of shares, however, by any person who is an affiliate of MountainBank Financial at the time the merger is submitted for a vote of MountainBank Financial shareholders will, under existing law, require either:

          o the further registration under the Securities Act of South Financial common stock to be transferred,


          o compliance with Rule 145 promulgated under the Securities Act, which permits limited sales under certain circumstances, or

          o    the availability of another exemption from registration.

         An "affiliate" of MountainBank Financial is a person who directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, MountainBank Financial. These restrictions generally are expected to apply to the directors and executive officers of MountainBank Financial and the holders of 10% or more of the MountainBank Financial common stock. The same restrictions apply to certain relatives or the spouse of those persons and any trusts, estates, corporations or other entities in which those persons have a 10% or greater beneficial or equity interest. South Financial will give stop transfer instructions to the transfer agent with respect to the shares of South Financial common stock to be received by persons subject to these restrictions, and the certificates for their shares will be appropriately legended.

         MountainBank Financial has agreed in the merger agreement to cause each person who is an affiliate of MountainBank Financial for purposes of Rule 145 under the Securities Act to deliver to South Financial a written agreement intended to ensure compliance with the Securities Act.


                       COMPARATIVE RIGHTS OF SHAREHOLDERS

         The rights of MountainBank Financial shareholders are currently governed by the North Carolina Business Corporation Act (the "North Carolina Code") and the articles of incorporation and bylaws of MountainBank Financial. The rights of South Financial shareholders are currently governed by the South Carolina Business Corporation Act of 1988 (the "South Carolina Code") and the articles of incorporation and bylaws of South Financial. The following discussion summarizes the material differences between the current rights of MountainBank Financial shareholders and the rights they will have as South Financial shareholders if they receive South Financial common stock in the merger.

         The following comparison of shareholders' rights is necessarily a summary and is not intended to be complete or to identify all differences that may, under given situations, be material to shareholders. This summary is qualified in its entirety by reference to the North Carolina Code, MountainBank Financial's articles of incorporation and bylaws, the South Carolina Code, and South Financial's articles of incorporation and bylaws.

AUTHORIZED CAPITAL STOCK

         South Financial. South Financial is authorized to issue 100,000,000 shares of common stock, par value $1.00 per share, and 10,000,000 shares of preferred stock, no par value per share.

         MOUNTAINBANK FINANCIAL. MountainBank Financial is authorized to issue 10,000,000 shares of common stock, par value $4.00 per share, and 3,000,000 shares of Class A Preferred Stock, no par value per share.

SIZE OF BOARD OF DIRECTORS

         SOUTH FINANCIAL. South Financial's bylaws provide that the number of directors may be increased or decreased by the action of the board or shareholders at any board meeting or annual meeting of shareholders. This provision is limited by South Carolina law, which requires a shareholder vote to change the number of directors by more than 30% of the existing number of directors. The merger agreement requires that the board increase the number of members from 17 to 18, and to fill the vacancy by appointing J. W. Davis.

         MOUNTAINBANK FINANCIAL. MountainBank Financial's bylaws provide that the board must consist of not less than eight directors and no more than 20 directors, with the exact number fixed by the board of directors. MountainBank Financial's board of directors is currently comprised of 12 persons.

CLASSIFICATION OF DIRECTORS

         SOUTH FINANCIAL. South Financial's articles of incorporation provide that the board of directors, to the extent it consists of nine or more members, will be divided into three classes of directors as nearly equal as possible, with each class being elected to a staggered three-year term.

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

         MOUNTAINBANK FINANCIAL. MountainBank Financial's bylaws also divide the board of directors to the extent it consists of nine or more members into three classes of directors serving staggered three-year terms.

REMOVAL OF DIRECTORS

         SOUTH FINANCIAL. Under South Carolina law, shareholders may remove one or more directors with or without cause unless the articles of incorporation provide that directors may be removed only for cause. South Financial's articles of incorporation require the affirmative vote of the holders of not less than 80% of the outstanding voting securities of South Financial to remove any director or the entire board of directors without cause. Directors may be removed for cause as provided under South Carolina law.

         MOUNTAINBANK FINANCIAL. MountainBank Financial's by-laws provide that a director may be removed from office at any time with or without cause by a vote of the shareholders whenever the number of votes cast in favor of removal of the director exceeds the vote cast against removal.

FILLING VACANCIES ON THE BOARD OF DIRECTORS

         SOUTH FINANCIAL. Under South Financial's bylaws, shareholders may fill a vacancy on the board of directors, including a vacancy resulting from an increase in the number of directors. During the time that the shareholders fail or are unable to fill such vacancy, the board of directors may fill the vacancy by majority vote, even if the board of directors remaining in office constitute fewer than a quorum.

         MOUNTAINBANK FINANCIAL. MountainBank Financial's bylaws provide that vacancies on the board of directors shall be filled by the shareholders or by the board of directors whichever group shall act first. If the directors remaining in office do not constitute a quorum of the board of directors, the directors may fill the vacancy by the affirmative vote of a majority of the remaining directors, or by the sole remaining director, as the case may be. If the vacant directorship was held by a director elected by a voting group, only the remaining directors or director elected by that voting group or the holders of shares of that voting group are entitled to fill the vacancy. The term of a director elected to fill a vacancy expires at the next meeting of shareholders at which directors are elected.

NOMINATION OF DIRECTOR CANDIDATES BY SHAREHOLDERS

         SOUTH FINANCIAL. South Financial's bylaws provide that any shareholder entitled to vote for the election of directors may make nominations for the election of directors by giving written notice to the Secretary of South Financial at least 30 days but not more than 60 days prior to the annual meeting of shareholders at which directors are to be elected, unless such requirement is waived in advance of the meeting by the board of directors.

         MOUNTAINBANK FINANCIAL. MountainBank Financial's bylaws provide that nominations for election to the board of directors shall be made by the board, or by a committee duly appointed by the board of directors, at any meeting of shareholders at which directors are to be elected. Nomination for election of any person to the board also may be made at any meeting of shareholders at which directors are to be elected by a shareholder if written notice of such person's nomination shall have been delivered to the Secretary of MountainBank Financial not later than the close of business on the fifth business day following the date on which notice is first given to shareholders of the meeting.

ELECTION OF DIRECTORS

         SOUTH FINANCIAL. South Financial's articles of incorporation do not provide for cumulative voting rights in the election of directors. Therefore, in accordance with South Carolina law, directors are elected by a plurality of the votes of the shares present, in person or by proxy, and entitled to vote on the election of directors at a meeting of shareholders at which a quorum is present.

         MOUNTAINBANK FINANCIAL. The North Carolina Code provides that unless the articles of incorporation provide otherwise, directors are elected by a plurality of votes cast by shares entitled to vote in the election at a meeting at which a quorum is present. Shareholders do not have a right to cumulate their votes for directors unless the articles of incorporation so provide. MountainBank Financial's articles of incorporation do not provide for cumulative voting.

SHAREHOLDER ACTION WITHOUT A MEETING

         SOUTH FINANCIAL. South Carolina law and South Financial's bylaws provide that any action that may be taken by shareholders at a meeting may be taken without a meeting only if a written consent describing the action to be taken is signed by all of the shareholders entitled to vote with respect to the subject matter.

         MOUNTAINBANK FINANCIAL. Under North Carolina law, action required or permitted to be taken at a shareholders' meeting may be taken without a meeting if it is taken by all the shareholders entitled to vote on the action. The action must be evidenced by one or more written consents describing the action taken. The written consents must be signed by all the shareholders entitled to vote on the action and delivered to the corporation.

CALLING SPECIAL MEETINGS OF SHAREHOLDERS

         SOUTH FINANCIAL. South Financial's bylaws provide that special meetings of shareholders may be called at any time for any purpose by South Financial's president or board of directors. The president is required to call a special meeting when requested in writing by shareholders owning shares representing at least one-tenth of all outstanding votes entitled to be cast on any issue at the meeting. In addition, in the case of a public corporation which elects in its articles of incorporation, South Carolina law requires that a special meeting of shareholders be held upon the written demand of holders of at least 10% of all the votes entitled to be cast on any issue proposed to be considered at the proposed special meeting. The articles of incorporation of South Financial do not require that a special meeting of the shareholders be held in this situation.

         MOUNTAINBANK FINANCIAL. Pursuant to MountainBank Financial's bylaws, special meetings of the shareholders may be called at any time (i) by or at the direction of the Chairman of the Board or the President, or (ii) by the Secretary pursuant to resolution duly adopted by the board.

SHAREHOLDER PROPOSALS

         SOUTH FINANCIAL. South Financial's bylaws provide that a shareholder wanting to submit a shareholder proposal must deliver written notice to the Secretary of South Financial at least 60 days but not more than 90 days prior to the anniversary of the preceding year's annual meeting; provided, however, that if the date of the annual meeting is more than 30 days before or more than 60 days after the anniversary date, notice must be delivered no more than 90 days and no less than 60 days prior to the annual meeting or no later than the 10th day following the public announcement of the meeting date.

         MOUNTAINBANK FINANCIAL. MountainBank Financial's bylaws do not provide or restrict the submission of proposals by shareholders for any new business to be taken up at any annual or special meeting of shareholders.

RECORD DATE

         SOUTH FINANCIAL. For the purpose of determining shareholders entitled to notice of or to vote at any meeting or entitled to receive payment of any distribution or dividend, or for any other action, the board may fix a record date in advance, which cannot be more than 70 days prior to the date of the meeting or action. If the board of directors does not set a record date, the bylaws list default record dates for various types of meetings and business.

         MOUNTAINBANK FINANCIAL. For the purpose of determining shareholders entitled to notice of or to vote at any meeting or entitled to receive payment of any distribution or dividend, or for any other action, the board may fix a record date in advance, which cannot be more than 70 days prior to the date of the meeting or action. If the board of directors does not set a record date, the bylaws list default record dates for various types of meetings and business.

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

DIVIDENDS

         SOUTH FINANCIAL. The holders of South Financial common stock are entitled to dividends ratably when, as and if declared by the board of directors in their discretion out of legally available assets. South Carolina law prohibits dividends if, after giving it effect: (1) the corporation would not be able to pay its debts as they become due in the usual course of business; or (2) the corporation's total assets would be less than the sum of its total liabilities plus (unless the articles of incorporation permit otherwise) the amount that would be needed, if the corporation were to be dissolved at the time of the distribution, to satisfy the preferential rights upon dissolution of shareholders whose preferential rights are superior to those receiving the distribution. The principal source of funds for South Financial is dividends from its subsidiaries. There are various statutory limitations on the ability of South Financial's subsidiary institutions to pay dividends to South Financial.

         MOUNTAINBANK FINANCIAL. MountainBank Financial is subject, under North Carolina law, to dividend provisions substantially similar to those applicable to South Financial. Like South Financial, the principal source of funds for MountainBank Financial is dividends from its banking subsidiary. There are various statutory limitations on the ability of MountainBank Financial's subsidiary institution to pay dividends to MountainBank Financial.

LIQUIDATION RIGHTS

         SOUTH FINANCIAL. In the event of the liquidation, dissolution or winding-up of the affairs of South Financial, holders of South Financial common stock are entitled to share, pro rata, in South Financial's assets and funds remaining after payment, or provision for payment, of all debts and other liabilities of South Financial, and after payment of all amounts due to holders of preferred stock upon liquidation. South Financial currently has no preferred stock outstanding.

         MOUNTAINBANK FINANCIAL. Upon liquidation, dissolution or the winding up of the affairs of MountainBank Financial, holders of MountainBank Financial common stock are entitled to receive their pro rata portion of the remaining assets of MountainBank Financial after payment or provision for payment of all debts and other liabilities of MountainBank Financial, and after the holders of the MountainBank Financial Class A Preferred Stock have been paid in full any sums to which they may be entitled.

INDEMNIFICATION OF DIRECTORS, OFFICERS AND EMPLOYEES

         SOUTH FINANCIAL. Under South Carolina law, South Financial may indemnify a past or present director against liability incurred in a proceeding if (i) the director conducted himself in good faith, (ii) the director reasonably believed (a) in the case of conduct in his or her official capacity with the corporation, that his or her conduct was in its best interest, and (b) in all other cases, that his or her conduct was at least not opposed to its best interest, and (iii) in the case of any criminal proceedings, the director had no reasonable cause to believe his or her conduct was unlawful. However, South Financial may not indemnify a director (a) in connection with a proceeding by or in the right of South Financial in which the director is adjudged liable to South Financial, or (b) in connection with any other proceeding charging improper personal benefit to him or her in which he or she is adjudged liable on the basis that personal benefit was improperly received by him or her.

         Under  South   Carolina  law,   unless   limited  by  the  articles  of
incorporation, South Financial must indemnify a director who is wholly successful, on the merits or otherwise, in the defense of any proceeding to which he or she is party because he or she is or was a director against reasonable expenses incurred by him or her in connection with the proceeding. South Financial's articles of incorporation contain no such limitations.


         Under South Carolina law, an officer is entitled to the benefit of the same indemnification provisions as apply to directors, but in addition, a corporation may indemnify and advance expenses to an officer who is not a director to the extent, consistent with public policy, provided by the corporation's articles of incorporation, the corporation's bylaws, general or specific action of the board of directors, or contract.


         South Financial's bylaws provide that the corporation will indemnify any individual made a party to a proceeding because he is or was a director of South Financial against liability incurred in the proceeding to the fullest extent permitted by law. South Financial may, to the extent authorized from time to time by the board of directors, grant rights to indemnification to any employee or agent of South Financial to the fullest extent permitted by the bylaws and applicable law.

         MOUNTAINBANK FINANCIAL. Under MountainBank Financial's articles of incorporation, MountainBank Financial shall indemnify any person who is or was a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (and any appeal therein), whether civil, criminal, administrative, arbitrative or investigative and whether or not brought by or on behalf of MountainBank Financial, by reason of the fact that such party is or was a director, officer, employee or agent of MountainBank Financial, or is or was serving at the request of MountainBank Financial as a director, officer, partner, trustee, employee or agent of another corporation, partnership, joint venture, trust or other enterprise or as a trustee or administrator under an employee benefit plan, or arising out of such party's activities in any of the foregoing capacities, against all liability and litigation expense, including reasonable attorneys' fees; provided, however, that MountainBank Financial shall not indemnify any such person against liability or expense incurred on account of such person's activities which were at the time taken known or believed by such person to be clearly in conflict with the best interests of MountainBank Financial. MountainBank Financial likewise shall indemnify any such person for all reasonable costs and expenses (including attorneys' fees) incurred by such person in connection with the enforcement of such person's right to indemnification granted herein. MountainBank Financial shall pay all expenses incurred by any director, officer, employee or agent in defending a civil or criminal action, suit or proceeding in advance of the final disposition of such action, suit or proceeding upon receipt of an undertaking by or on behalf of such director, officer, employee or agent to repay such amount unless it ultimately shall be determined that such party is entitled to be indemnified by MountainBank Financial against such expenses.

LIMITATION OF LIABILITY FOR DIRECTORS

         SOUTH FINANCIAL. South Financial's directors are exempt under the articles of incorporation from personal monetary liability to the extent permitted by Section 33-2-102(e) of the South Carolina Code. This statutory provision provides that a director of a corporation shall not be personally liable to the corporation or any of its shareholders for monetary damages for breach of fiduciary duty as a director, provided that this provision shall not be deemed to eliminate or limit the liability of a director:


          o for any breach of the director's duty of loyalty to the corporation or its shareholders;

          o for acts or omissions not in good faith or which involved gross negligence, intentional misconduct, or a knowing violation of law;

          o imposed under South Carolina law as a result of an improper distribution to shareholders; or

          o for any transaction from which the director derived an improper personal benefit.


         MOUNTAINBANK FINANCIAL. Under MountainBank Financial's articles of incorporation, to the fullest extent permitted by the North Carolina Code, no person who is serving or who has served as a director of MountainBank Financial is personally liable to MountainBank Financial or any of its shareholders or otherwise for monetary damages for breach of any duty as a director.

AMENDMENTS TO ARTICLES OF INCORPORATION

         SOUTH FINANCIAL. South Carolina law provides that a corporation may amend its articles of incorporation if the board of directors proposes the amendment to the shareholders, and such amendment receives the requisite shareholder approval. Unless a corporation's articles of incorporation provides otherwise, such amendments must be approved by two-thirds of all votes entitled to be cast on the matter, as well as two-thirds of the votes entitled to be cast on the matter within each voting group entitled to vote as a separate voting group on the amendment. South Financial's articles of incorporation do not alter the default provisions of South Carolina law except to require an affirmative vote of shareholders holding 80% of the stock entitled to vote thereon to amend provisions of its articles of incorporation relating to the following issues (unless 80% of the directors approve the amendment):


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

          o supermajority voting requirements to approve certain mergers, sales or exchanges of assets or stock exchanges;

          o provisions regarding the board of directors' powers to evaluate proposals for business combinations;

          o provision of notice requirements for shareholder nominations of directors;

          o    supermajority   voting  requirements  for  removal  of  directors
               without cause;

          o    provision of staggered terms for three classes of directors; and


          o    supermajority   voting   provisions  for   dissolution  of  South
               Financial.


         If 80% of the directors approve amendments pertaining to the articles of incorporation listed above, then only a two-thirds affirmative vote of shareholders is needed to approve the amendments.


         MOUNTAINBANK FINANCIAL. North Carolina law provides that unless the articles of incorporation, a by-law adopted by the board of directors or by shareholders, or the law itself requires differently, an amendment to articles of incorporation must be approved by (1) a majority of the votes entitled to be cast by any voting group for which the amendment would create dissenters' rights, and (2) a majority of votes cast within each voting group, where a quorum is present. Neither MountainBank Financial's articles nor bylaws provide differently.


AMENDMENTS TO BYLAWS


         SOUTH FINANCIAL. South Financial's board of directors may amend or repeal its bylaws unless:


          o the articles of incorporation or South Carolina law reserve this power exclusively to shareholders;


          o South Financial shareholders in adopting, amending or repealing any bylaw provide expressly that the board of directors may not amend that bylaw; or


          o the bylaw either established, amends or deletes a supermajority shareholder quorum or voting requirement.


         Amendments to the bylaws by the board of directors must be proposed at a meeting of the board of directors prior to the meeting at which such amendments are adopted. South Financial's bylaws may also be amended by a majority vote of shareholders.

         MOUNTAINBANK FINANCIAL. According to MountainBank Financial's bylaws, the bylaws may be amended or repealed and new bylaws may be adopted by MountainBank Financial's board of directors. No bylaw adopted, amended or repealed by the shareholders shall be readopted, amended or repealed by the board of directors unless MountainBank Financial's articles of incorporation or a bylaw adopted by the shareholders authorizes the board of directors to adopt, amend or repeal that particular bylaw or the bylaws generally.

SHAREHOLDER VOTE ON FUNDAMENTAL ISSUES

         SOUTH FINANCIAL. Under South Carolina law, a plan of merger must generally be approved by the affirmative vote of the holders of at least two-thirds of the votes entitled to be cast on the plan regardless of the class or voting group to which the shares belong, and two-thirds of the votes entitled to be cast on the plan within each voting group entitled to vote as a separate voting group on the plan. A corporation's articles of incorporation may require a lower or higher vote for approval, but the required vote must be at least a majority of the votes entitled to be cast on the plan by each voting group entitled to vote separately on the plan.


         Under South Carolina law, to authorize the sale, lease, exchange or other disposition of all or substantially all of the property of a corporation, other than in the usual and regular course of business, or to voluntarily dissolve the corporation, South Carolina law requires the affirmative vote of at

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

least two-thirds of all the votes entitled to be cast on the transaction. A corporation's articles of incorporation may require a lower or higher vote for approval, but the required vote must be at least a majority of all the votes entitled to be cast on the transaction.


         South Financial's articles of incorporation alter the default rules of South Carolina law to require the affirmative vote of 80% of the outstanding stock of South Financial entitled to vote for approval of the following actions (unless 80% of the directors of South Financial have approved the action):

          o a merger of South Financial or any of its subsidiaries with any other corporation which holds at least 5% of the outstanding voting power of all outstanding voting stock of South Financial (a "related corporation");

          o the sale or exchange of all or a substantial part of South Financial's assets to or with any "related corporation"; or

          o the issue or delivery of South Financial stock or other South Financial securities in exchange or payment for properties or assets of or securities issued by any "related corporation".

         Transactions solely between South Financial and another corporation are excluded from this 80% approval requirement if South Financial owns 50% or more of the other corporation's voting stock.

         MOUNTAINBANK FINANCIAL. Under North Carolina law, unless a company's articles of incorporation or by-laws provide for a greater vote, a merger or share exchange must be approved by a majority of all votes entitled to vote with respect to such matter within each voting group. North Carolina law does not address consolidations. Neither MountainBank Financial's articles nor bylaws provide for a greater vote.


CONTROL SHARE ACQUISITION PROVISIONS


         SOUTH FINANCIAL. The South Carolina control share acquisition law applies to several categories of South Carolina corporations, including any South Carolina corporation, such as South Financial, that has a class of voting shares registered with the Securities Exchange Commission under Section 12 of the Exchange Act, has a principal place of business, its principal office or substantial assets in South Carolina and has a specified shareholder presence in South Carolina.


         Unless a corporation has opted out of the provisions of the South Carolina statute before the control share acquisition in question through an amendment to its articles of incorporation or bylaws, control shares of the corporation acquired in a control share acquisition have no voting rights unless and until granted by resolution approved by a majority of the shares of each voting group, excluding all "interested shares." "Interested shares" are shares of the corporation voted by an acquiring person or a member of a group with respect to a control share acquisition, any officer of the corporation or any employee of the corporation who is also a director of the corporation.

         If authorized by such a corporation's articles of incorporation or bylaws before a control share acquisition has occurred, control shares acquired in a control share acquisition may under certain circumstances be subject to redemption by the corporation at the fair value thereof. Unless otherwise provided in such a corporation's articles of incorporation or bylaws before a control share acquisition has occurred, if control shares acquired in a control share acquisition are accorded full voting rights which will constitute a majority or more of all voting power, all shareholders of the corporation have dissenters' rights to receive fair value for their shares.

         For purposes of the South Carolina control share acquisition law, "control shares" are shares, the acquisition of which would give a person, acting alone or with a group, the power to exercise one of the following amounts of voting power in an election of directors:

          o    one-fifth or more but less than one-third of all voting power,

          o    one-third or more but less than a majority of all voting power or

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

          o    a majority or more of all voting power.

         For purposes of the law, a "control share acquisition" means the acquisition, directly or indirectly, by any person of ownership of, or the power to direct the exercise of voting power with respect to, issued and outstanding control shares. Among certain other circumstances, a control share acquisition is deemed not to occur when the share acquisition is pursuant to a merger or plan of share exchange where the corporation is a party to the agreement of merger or plan of share exchange. Accordingly, the statute would not, by its terms, apply to the merger.


         South Financial has not opted out of coverage of the control share acquisition provisions of the South Carolina Code.

         MOUNTAINBANK FINANCIAL. The North Carolina Code contains "control-share acquisition" provisions comparable to the South Carolina control share acquisition statute. The North Carolina statute provides that any acquisition by a person, either directly or indirectly, of ownership of, or the power to direct the voting power with respect to, issued and outstanding control shares (as defined below) is a "control-share acquisition". "Control shares" are shares that, but for this section of the North Carolina Code, would have voting power with respect to the shares of a North Carolina corporation that, when added to all other shares owned by such person, would entitle that person to exercise or direct the exercise of the voting power of the corporation in the election of directors within any of the following ranges of voting power:


          o    one-fifth or more but less than one-third of all voting power;

          o    one-third  or more but less than a majority of all voting  power;
               or

          o    a majority or more of all voting power.

         A control-share acquisition must be approved by a majority of each class of outstanding voting securities of such corporation, excluding the shares held or controlled by the person seeking approval, before the control shares may be voted. The acquisition of shares of the corporation does not constitute a control-share acquisition if, among other circumstances, the acquisition has been approved by the board of directors of the corporation before the acquisition or a merger is effected in compliance with the applicable provisions of the North Carolina Code, if the corporation is a party to the agreement of merger. If the control shares are accorded full voting rights and the acquiring person has acquired control shares with a majority or more of the voting power of the corporation, all shareholders shall have dissenter's rights as provided by the North Carolina Code.

BUSINESS COMBINATIONS WITH INTERESTED SHAREHOLDERS


         SOUTH FINANCIAL. South Carolina law prohibits specified "business combinations" with "interested shareholders" unless certain conditions are satisfied. The act defines an "interested shareholder" as any person (other than the corporation or any of its subsidiaries) that (i) beneficially owns 10% or more of the corporation's outstanding voting shares or (ii) at any time within the preceding two-year period beneficially owned 10% of the voting power of the corporation's outstanding shares and is an affiliate or associate of the corporation. Excluded from the statute's coverage is any "business combination" with any person that beneficially owned in excess of 10% of the corporation's voting shares prior to April 23, 1988.


         Covered business combinations with interested shareholders or an affiliate or associate of an interested shareholder include, among other transactions:

          o    merger of the corporation;

          o sale, lease, exchange, mortgage, pledge, transfer or other disposition of assets having a value equal to 10% or more of the value of all assets of the corporation, the value of all outstanding shares of the corporation, or the earning power or net income of the corporation;

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

          o transfer of shares of the corporation equaling 5% or more of the market value of all outstanding shares of the corporation; and

          o dissolution or liquidation of the corporation proposed by or under an arrangement with an interested shareholder or its affiliate or associate.


         Covered business combinations are prohibited unless:

          o the board of directors of the corporation approved of the business combination before the interested shareholder became an interested shareholder;

          o a majority of shares not beneficially owned by the interested shareholder approved the combination; and

          o    certain transactional requirements are met.

Covered business combinations are prohibited for two years after an interested shareholder becomes interested unless the board of directors of the corporation approved of the business combination before the interested party became interested.


         South Financial has not opted out of coverage of the business combination provisions of the South Carolina Code.

         MOUNTAINBANK FINANCIAL. The North Carolina Shareholder Protection Act provides that the affirmative vote of the holders of 95% of the voting shares of a corporation is required for the adoption of a business combination with any other entity, if the other entity is the beneficial owner of more than 20% of the voting shares of the corporation. This voting requirement is not applicable if:


          o The consideration to be received per share by the holders of the corporation's common stock in such business combination bears the same or a greater percentage relationship to the market price of the corporation's common stock immediately prior to the announcement of such business combination as the highest per share price which such other entity has paid for any of the shares of the corporation's common stock bears to the market price of the corporation's common stock immediately prior to the commencement of acquisition of the corporation's common stock by such other entity;

          o The consideration to be received per share by holders of the corporation's common stock in such business combination (A) is not less than the highest per share price paid by such other entity in acquiring any of its holdings of the shares of the corporation's common stock and (B) is not less than the earnings per share of the corporation's common stock for the four full consecutive fiscal quarters immediately preceding the record date for the solicitation of votes on such business combination, multiplied by the then price/earnings multiple, if any, of such other entity as customarily computed and reported in the financial community;

          o    After  the other  entity  has  acquired  a twenty  percent  (20%)
               interest and prior to the consummation of such business combination: (A) the other entity shall have taken steps to ensure that the corporation's board of directors included at all times representation by continuing directors proportionate to the outstanding shares of the corporation's common stock held by persons not affiliated with the other entity (with a continuing director to occupy any resulting fractional board position); (B) there shall have been no reduction in the rate of dividends payable on the corporation's common stock, except as may have been approved by a unanimous vote of its directors; (C) the other entity shall have not acquired any newly issued shares of the corporation's capital stock from the corporation, with certain exceptions; and (D) the other entity shall not have acquired any additional shares of the corporation's outstanding common stock, or securities convertible into common stock, with certain exceptions;

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

          o The other entity shall not have received any loans or other financial assistance or tax credits from the corporation or made any major change in the corporation's business or equity capital structure unless by a unanimous vote of the directors; and

          o A proxy statement meeting certain requirements is mailed to the public shareholders of the corporation for the purpose of soliciting shareholder approval of the business combination.

SHAREHOLDERS' RIGHTS AGREEMENT


         SOUTH FINANCIAL. South Financial has a shareholders' rights agreement, which will be in effect for the combined company after the merger. The plan is described in the section entitled "Description of South Financial Capital Stock--Certain Matters--Shareholders' Rights Agreement" beginning on page 56.

         MOUNTAINBANK   FINANCIAL.   MountainBank  Financial  does  not  have  a
shareholders' rights agreement.


CONSIDERATION OF OTHER CONSTITUENCIES


         SOUTH FINANCIAL. South Financial's articles of incorporation provide that the board of directors, when evaluating any proposed business combination with South Financial, shall give due consideration to all relevant factors, including without limitation, the social, legal, environmental and economic effects on the employees, customers, suppliers and other constituencies of South Financial, and on its subsidiaries, the communities and geographical areas in which South Financial and its subsidiaries operate or are located, and on any of the businesses and properties of South Financial or any of its subsidiaries, as well as such other factors as the directors deem relevant, and not only the consideration being offered in relation to the then current market price for South Financial's outstanding shares, but also in relation to the then current value of South Financial in a freely-negotiated transaction and in relation to the board of directors' estimate of the future value of South Financial (including the unrealized value of its properties and assets) as an independent going concern.

         MOUNTAINBANK   FINANCIAL.    MountainBank   Financial's   articles   of
incorporation do not address consideration of other constituencies in connection with evaluating business combinations.


DISSENTERS' RIGHTS


         SOUTH FINANCIAL. Under South Carolina law, shareholders of a corporation who do not consent to certain major corporate transactions, including a merger, may, under varying circumstances, be entitled to dissenters' rights pursuant to which such shareholders may receive cash in the amount of the fair market value of their shares in place of the consideration which otherwise would have been received in the transaction. Unless the articles of incorporation or bylaws provides otherwise, such dissenters' rights are not available in certain circumstances, including without limitation:


          o    to  shareholders  of  a  surviving   corporation  if  shareholder
               approval is not required, or

          o as to any class of stock which is listed either on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc.


         MOUNTAINBANK FINANCIAL. Under North Carolina law, shareholders of a corporation who do not consent to certain major corporate transactions may, under varying circumstances, be entitled to dissenters' rights. A dissenter's right is where shareholders may receive cash in the amount of the fair market value of their shares in place of the consideration which otherwise would have been received in the transaction. Unless the articles of incorporation or by-laws provide otherwise, such dissenters' rights are not available in certain circumstances, including without limitation (A) to shareholders of a surviving corporation if shareholder approval is not required, (B) as to any class of stock which is either listed on a national securities exchange or the Nasdaq National Market or (C) any class of stock which is held by at least 2,000 record shareholders, unless shareholders are required to accept for their shares anything other than shares that are similarly listed or held, and/or cash instead of fractional shares.

                  DESCRIPTION OF SOUTH FINANCIAL CAPITAL STOCK


COMMON STOCK


         South Financial has 100,000,000 shares of common stock authorized, of which 46,896,994 shares were outstanding as of June 30, 2003. The holders of South Financial common stock are entitled to dividends when, as and if declared by the board of directors in their discretion out of funds legally available therefor. The principal source of funds for South Financial is dividends from its subsidiaries. South Financial's subsidiaries are subject to certain legal restrictions on the amount of dividends they are permitted to pay. All outstanding shares of South Financial common stock are fully paid and nonassessable. No holder of South Financial common stock has any redemption or sinking fund privileges, any preemptive or other rights to subscribe for any other shares or securities, or any conversion rights. In the event of liquidation, the holders of South Financial common stock are entitled to receive pro rata any assets distributable to shareholders in respect of shares held by them, subject to the rights of any senior stock that may be issued in the future. Holders of South Financial common stock are entitled to one vote per share.


PREFERRED STOCK


         South Financial has 10,000,000 shares of "blank check" preferred stock authorized, none of which is outstanding. South Financial's board of directors has the sole authority, without shareholder vote, to issue shares of authorized but unissued preferred stock to whomever and for whatever purposes it, in its sole discretion, deems appropriate. The relative rights, preferences and limitations of the preferred stock are determined by South Financial's board of directors in its sole discretion. Among other things, the board may designate with respect to the preferred stock, without further action of the shareholders of South Financial, the dividend rate and whether dividends shall be cumulative or participating or possess other special rights, the voting rights, South Financial's rights and terms of redemption, the liquidation preferences, any rights of conversion and any terms related thereto, and the price or other consideration for which the preferred stock shall be issued. The preferred stock could be utilized by South Financial to impede the ability of third parties who attempt to acquire control of South Financial without the cooperation of South Financial's board of directors.


CERTAIN MATTERS


         Shareholders' Rights Agreement. In 1993, South Financial board of directors adopted a Shareholders' Rights Agreement, which was subsequently amended and restated in December 1996 ("Rights Agreement"). Under the Rights Agreement, the board of directors declared a distribution of one common stock purchase right (a "Right") for each outstanding share of South Financial common stock outstanding on November 23, 1993 and each share to be issued by South Financial thereafter. Each Right entitles the registered holder to purchase from South Financial one-half share of South Financial common stock at a cash exercise price of $30.00, subject to adjustment.

         Initially, the Rights are not exercisable and no separate right certificates are distributed. However, the Rights will separate from South Financial common stock and a "distribution date" will occur upon the earlier of:


          o the close of business on the 10th calendar day after the "share acquisition date" (as defined below), or


          o the close of business on the 10th business day after the date of the commencement, by any person, other than an "exempt person", of, or the first public announcement of the intention of any person (other than an exempt person) to commence, a tender or exchange offer if, upon consummation thereof, such person would be an "acquiring person" (defined as a person or group which has acquired beneficial ownership of 20% or more of the outstanding shares of South Financial common stock) (the date of such announcement being referred to as the "share acquisition date").

         Until the distribution date, the Rights will be evidenced by South Financial common stock certificates and will be transferred with and only with such certificates, and the surrender for transfer of any certificates for South Financial common stock will also constitute the transfer of the Rights associated with South Financial common stock represented by such certificate.

The Rights are not exercisable until the distribution date and will expire at the close of business on December 18, 2006, unless previously redeemed by South Financial as described below. As soon as practicable after the distribution date, rights certificates will be mailed to holders of record of South Financial common stock as of the close of business on the distribution date and, thereafter, the separate rights certificates alone will represent the Rights. Except as otherwise determined by the board of directors, only shares of South Financial common stock issued prior to the distribution date will be issued with Rights.


         ln the event that:


          o a person acquires beneficial ownership of 20% or more of South Financial common stock,

          o    South Financial is the surviving  corporation in a merger with an
               Acquiring   Person  or  its  affiliate  or  associate  and  South
               Financial common stock is not changed or exchanged,

          o an Acquiring Person engages in one of a number of self-dealing transactions specified in the Rights Agreement, or

          o an event occurs which results in an Acquiring Person's ownership interest being increased by more than 1% (e.g., a reverse stock split),

proper provision will be made so that each holder of a Right will thereafter have the right to receive upon exercise thereof at the then current exercise price, that number of shares of South Financial common stock (or in certain circumstances, cash, property, or other securities of South Financial) having a market value of two times such exercise price. However, the Rights are not exercisable following the occurrence of any of the events set forth above until such time as the Rights are no longer redeemable as set forth below. Notwithstanding any of the foregoing, Rights that are or were beneficially owned by an Acquiring Person shall become null and void.


         In the event that following the share acquisition date:


          o South Financial is acquired in a merger or other business combination transaction, or

          o    50% or more of South Financial's assets or earning power is sold,

each holder of a Right shall thereafter have the right to receive, upon exercise, common stock of the acquiring company having a market value equal to two times the exercise price of the Right. At any time after any person becomes an Acquiring Person and prior to such time such Acquiring Person, together with its affiliates and associates, becomes the Beneficial Owner of 50% or more of the outstanding South Financial common stock, the board of directors may exchange the Rights (other than Rights which have become void), in whole or in part, at the exchange rate of one share of South Financial common stock per Right, subject to adjustment as provided in the Rights Agreement.

         The exercise price payable, and the number of shares of South Financial common stock or other securities or property issuable, upon exercise of the Rights are subject to adjustment from time to time to prevent dilution:

          o    in  the  event  of  a  stock   dividend  on,  or  a  subdivision,
               combination or reclassification of, South Financial common stock,

          o if holders of South Financial common stock are granted certain rights or warrants to subscribe for South Financial common stock or securities convertible into South Financial common stock at less than the current market price of South Financial common stock, or

          o upon the distribution to holders of South Financial common stock of evidence of indebtedness or assets (excluding regular quarterly cash dividends) or of subscription rights or warrants (other than those referred to above).

         The Rights may be redeemed in whole, but not in part, at a price of $.001 per Right (payable in cash, South Financial common stock or other consideration deemed appropriate by the board of directors) by the board of directors at any time prior to a share acquisition date or the final expiration date of the Rights (whichever is earlier); provided that under certain circumstances, the Rights may not be redeemed unless there are "disinterested directors" (as defined in the Rights Agreement) in office and such redemption is approved by a majority of such disinterested directors. After the redemption period has expired, South Financial's right of redemption may be reinstated upon the approval of the board of directors if an Acquiring Person reduces his beneficial ownership to 15% or less of the outstanding shares of South Financial common stock in a transaction or series of transactions not involving South Financial and there are no other Acquiring Persons. Immediately upon the action of the board of directors ordering redemption of the Rights, the Rights will terminate and thereafter the only right of the holders of Rights will be to receive the redemption price.

         Any of the provisions of the Rights Agreement may be amended by the board of directors of South Financial prior to the distribution date. After the distribution date, the provisions of the Rights Agreement, other than those relating to the principal economic terms of the Rights, may be amended by the Board to cure any ambiguity, defect or inconsistency, to make changes which do not adversely affect the interests of holders of Rights (excluding the interests of any Acquiring Person), or to shorten or lengthen any time period under the Rights Agreement. Amendments adjusting time periods may, under certain circumstances, require the approval of a majority of Disinterested directors, or otherwise be limited. This summary description of the Rights does not purport to be complete and is qualified in its entirety by reference to the Rights Agreement, a copy of which has been included in South Financial's public filings with the SEC.

         Management Contracts. South Financial has entered into Noncompetition, Severance and Employment Agreements with all of its senior executive officers. These agreements set forth general provisions regarding compensation, confidentiality, termination and noncompetition. However, they also provide that in the event that the named executive's employment with South Financial is voluntarily or involuntarily terminated after a "change in control" (as defined in such agreement), then, except in very limited instances, the named executive becomes entitled to receive immediately amounts substantially equal to three years' compensation (including bonus compensation).

BOARD OF DIRECTORS

         Classification of Board of Directors. South Financial's board of directors currently consists of 17 persons (but will be increased to 18 in connection with the merger with MountainBank Financial). In accordance with its articles of incorporation, whenever the Board consists of nine or more persons, the Board shall be divided into three classes of directors (with each class having as close to an equal number as possible). The members of each class are elected for staggered three-year terms. The staggering of Board terms has the effect of making it more difficult to replace current directors than would otherwise be the case. Accordingly, unless the shareholders vote to remove one or more directors as described below, it would take three annual meetings for shareholders to change the members of the entire board of directors. South Financial's articles of incorporation also provide that any shareholder entitled to vote for the election of directors may make nominations for the election of directors only by giving written notice to the Secretary of South Financial at least 30 days but not more than 60 days prior to the annual meeting of shareholders at which directors are to be elected, unless such requirement is waived in advance of the meeting by the board of directors.

         Removal of Directors. South Financial's articles of incorporation require the affirmative vote of the holders of not less than 80% of the outstanding voting securities of South Financial to remove any director or the entire board of directors without cause. Directors may be removed for cause as provided under South Carolina law.

         Limitation of Director Liability. The members of the board of directors of South Financial are exempt under South Financial's articles of incorporation from personal monetary liability to the extent permitted by Section 33-2-102(e) of the South Carolina Code. This statutory provision provides that a director of the corporation shall not be personally liable to the corporation or any of its shareholders for monetary damages for breach of fiduciary duty as a director, provided that this provision shall not be deemed to eliminate or limit the liability of a director:


          o for any breach of the director's duty of loyalty to the corporation or its shareholders,

          o for acts or omissions not in good faith or which involved gross negligence, intentional misconduct, or a knowing violation of law,

          o imposed under Section 33-8-330 of the South Carolina Code (improper distribution to shareholder), or

          o for any transaction from which the director derived an improper personal benefit.


         Evaluation of Proposed Business Combinations. South Financial's articles of incorporation provide that the board of directors, when evaluating any proposed business combination with South Financial, shall give due consideration to all relevant factors, including without limitation, the social, legal, environmental and economic effects on the employees, customers, suppliers and other constituencies of South Financial, and on its subsidiaries, the communities and geographical areas in which South Financial and its subsidiaries operate or are located, and on any of the businesses and properties of South Financial or any of its subsidiaries, as well as such other factors as the directors deem relevant, and not only the consideration being offered in relation to the then current market price for South Financial's outstanding shares, but also in relation to the then current value of South Financial in a freely-negotiated transaction and in relation to the board of directors' estimate of the future value of South Financial (including the unrealized value of its properties and assets) as an independent going concern.

VOTING

         Voting For Directors. South Financial's articles of incorporation provide that shareholders may not cumulate votes for the election of directors. Accordingly, holders of more than 50% of the shares voting at the election of directors can elect all of the directors if they choose to do so and, in such event, the holders of the remaining shares (less than 50%) voting are not able to elect any board members. In cases where there are more nominees for directors than positions available, the nominees receiving the largest number of votes are elected.

         Supermajority Voting Requirements. South Financial's articles of incorporation require the affirmative vote of holders of at least 80% of the outstanding stock of South Financial entitled to vote for approval before South Financial may effect:

          o a merger of South Financial or any of its subsidiaries with any other corporation which holds at least 5% of the outstanding voting power of all outstanding voting stock of South Financial (a "Related Corporation");

          o the sale or exchange of all or a substantial part of South Financial's assets to or with any Related Corporation; or

          o the issue or delivery of South Financial stock or other South Financial securities in exchange or payment for properties or assets of or securities issued by any Related Corporation (the foregoing being hereinafter referred to as a "business combination").

         This  80%  supermajority  is  reduced  to the  percentage  required  by applicable law if such business combination was approved (or adopted) and recommended without condition by the affirmative vote of at least 80% of the directors. The articles of incorporation expressly permit the board of directors to condition its approval (or adoption) of any business combination upon the approval of holders of 80% of the outstanding stock of South Financial entitled to vote on such business combination. The 80% supermajority provision is not applicable to any transaction solely between South Financial and another corporation, 50% or more of the voting stock of which is owned by South Financial. Under present South Carolina law, a merger or the sale of substantially all the assets requires the approval of holders of at least two-thirds of the outstanding shares entitled to vote. The amendment of the foregoing business combination provisions requires the approval of holders of 80% of the outstanding shares entitled to vote. The foregoing supermajority voting provision could impede the ability of third parties who attempt to acquire control of South Financial without the cooperation of South Financial's board of directors.

         Control Share Acquisition/Business Combination Statutes. The South Carolina Code has business combination and control share acquisition statutes which may serve to impede takeovers not favored by management. See "Comparative Rights of Shareholders--Control Share Acquisition Provisions" on page 52 and "Comparative Rights of Shareholders--Business Combinations with Interested Shareholders" on page 53.

         Transfer Agent. The transfer agent for South Financial common stock is Registrar and Transfer Company, Cranford, New Jersey.

         Dividend Reinvestment Plan. South Financial has in place a dividend reinvestment plan with respect to South Financial common stock. As set forth in the plan, holders of such shares may elect to receive South Financial common stock in lieu of receiving the cash dividends to which such holder may otherwise be entitled. The plan also provides for purchases of South Financial common stock through optional cash payments.

                                  LEGAL MATTERS

         The validity of South Financial common stock to be issued in connection with the merger will be passed upon by William P. Crawford, Jr., Esq., Executive Vice President and General Counsel of South Financial. Mr. Crawford beneficially owns or has rights to acquire an aggregate of less than 0.1% of South
Financial's common stock. Wachtell, Lipton, Rosen & Katz, counsel to MountainBank Financial, will deliver an opinion concerning the federal income tax consequences of the merger.

                                     EXPERTS

         The consolidated financial statements of South Financial and subsidiaries as of December 31, 2002 and 2001 and for each of the years in the three year period ended December 31, 2002 have been incorporated by reference herein and in the registration statement in reliance upon the report of KPMG LLP, independent accountants, incorporated by reference herein, and upon the authority of said firm as experts in accounting and auditing. The report of KPMG LLP refers to the fact that on January 1, 2002, South Financial adopted Statement of Financial Accounting Standards No. 142, "Goodwill and Other Intangibles."

         The consolidated financial statements of MountainBank Financial and subsidiaries as of December 31, 2002 and 2001 and for each of the years in the three year period ended December 31, 2002 have been incorporated by reference in this proxy statement/prospectus in reliance upon the report of Larrowe & Company, PLC, independent certified public accountants, and upon the authority of such firm as experts in accounting and auditing.

                                  OTHER MATTERS

         MountainBank Financial's board of directors does not know of any matters to be presented at the special meeting other than the proposal to approve the merger. If any other matters are properly brought before the special meeting or any adjournment of the special meeting, the enclosed proxy will be deemed to confer discretionary authority on the individuals named as proxies to vote the shares represented by the proxy as to any such matters.

                              SHAREHOLDER PROPOSALS

         MountainBank Financial will hold its 2003 annual meeting of shareholders only if the merger is not consummated. In the event that the merger agreement is terminated (whether because of the failure to obtain the necessary shareholder approval or otherwise), MountainBank Financial would expect to hold its 2003 Annual Meeting as soon as practicable thereafter.

                       WHERE YOU CAN FIND MORE INFORMATION

         South Financial and MountainBank Financial file annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any reports, statements or other information that South Financial and MountainBank Financial file with the SEC at the SEC's public reference room at 450 Fifth Street, NW, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. These SEC filings are also available to the public from commercial document retrieval services and at the Internet world wide web site maintained by the SEC at http://www.sec.gov.

         South Financial filed a registration statement with the SEC to register the issuance of South Financial common stock to be issued to MountainBank Financial shareholders in the merger. This proxy statement/prospectus is a part of that registration statement and constitutes a prospectus of South Financial. As allowed by SEC rules, this proxy statement/prospectus does not contain all the information you can find in South Financial's registration statement or the exhibits to that registration statement.


         The SEC allows us to "incorporate by reference" information into this proxy statement/prospectus, which means that we can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered part of this proxy statement/prospectus, except for any information superseded by information contained directly in this proxy statement/prospectus or in later filed documents incorporated by reference in this proxy statement/prospectus.


         This proxy statement/prospectus incorporates by reference the documents set forth below that South Financial and MountainBank Financial have previously filed with the SEC. These documents contain important information about South Financial and MountainBank Financial and their respective businesses and financial condition.

         South Financial SEC Filings

          o South Financial's Annual Report on Form 10-K for the year ended December 31, 2002;

          o South Financial's Quarterly Reports on Form 10-Q for the quarter ended March 31, 2003;

          o South Financial's Current Reports on Form 8-K dated January 3, 2003, April 15, 2003 (other than information furnished under Regulation FD), May 19, 2003 and July 15, 2003 (other than information furnished under Regulation FD);

          o South Financial's registration statement on Form 8-A filed pursuant to Section 12 of the Securities Exchange Act of 1934 that contains descriptions of South Financial's common stock and other rights, including all amendments or reports filed for the purpose of updating such description.

         MountainBank Financial SEC Filings

          o MountainBank Financial's Annual Report on Form 10-K for the fiscal year ended December 31, 2002, filed on March 31, 2003 and amended on April 30, 2003.

          o MountainBank Financial's Quarterly Report on Form 10-Q for the quarter ended March 31, 2003, filed on May 15, 2003.

          o MountainBank Financial's Current Reports on Form 8-K: filed January 3, 2003, January 28, 2003, February 27, 2003, March 6, 2003, March 7, 2003 (other than information furnished under Regulation FD), May 2, 2003 (other than information furnished under Regulation FD), May 15, 2003 (other than information furnished under Regulation FD) and July 17, 2003 (other than information furnished under Regulation FD).

         Each of South Financial and MountainBank Financial also incorporates by reference additional documents that may be filed with the SEC pursuant to
Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 between the date of this proxy statement/prospectus and the date of the special meeting.

         You can obtain any of the documents incorporated by reference from South Financial or MountainBank Financial, as the case may be, the SEC or the SEC's Internet web site as described above. Documents incorporated by reference are available from the companies without charge, excluding all exhibits, except that if the companies have specifically incorporated by reference an exhibit in this proxy statement/prospectus, the exhibit will also be available without charge. You may obtain documents incorporated by reference in this proxy statement/prospectus by requesting them in writing or by telephone from the appropriate company at the following addresses:

      South Financial                       MountainBank Financial Corporation
      102 South Main Street                 201 Wren Drive
      Greenville, South Carolina 29601      Hendersonville, North Carolina 28792
      Attn: William S. Hummers III          Attn: Gregory L. Gibson
      Telephone: (864) 255-7913             Telephone: (828) 693-7376

         IF YOU WOULD LIKE TO REQUEST DOCUMENTS, PLEASE DO SO BY SEPTEMBER 3, 2003 TO RECEIVE THEM BEFORE THE MOUNTAINBANK FINANCIAL SPECIAL MEETING.

         You should rely only on the information contained or incorporated by reference in this proxy statement/prospectus. South Financial and MountainBank Financial have not authorized anyone to provide you with information that is different from what is contained in this proxy statement/prospectus. This proxy statement/prospectus is dated August 8, 2003. You should not assume that the information contained in this proxy statement/prospectus is accurate as of any date other than that date. Neither the mailing of this proxy statement/prospectus to shareholders nor the issuance of South Financial common stock in the merger creates any implication to the contrary.

                           FORWARD-LOOKING STATEMENTS

         South Financial and MountainBank Financial make forward-looking statements in this proxy statement/prospectus and their public documents that are subject to risks and uncertainties. These forward-looking statements include, but are not limited to, statements about the benefits of the merger between South Financial and MountainBank Financial, including future financial and operating results, cost savings and accretion to reported and cash earnings that may be realized from the merger, statements with respect to South Financial's and MountainBank Financial's plans, objectives, expectations and intentions and other statements that are not historical facts, and other statements identified by words such as "believes," "expects," "anticipates," "estimates," "intends," "plans," "targets" and "projects" or similar expressions. Many possible events or factors could affect the financial results and performance of each of our companies. This could cause results or performances to differ materially from those expressed in our forward-looking statements. The Private Securities Litigation Reform Act of 1995 provides a "safe harbor" for such forward-looking statements. In order to comply with the terms of the safe harbor, we note that a variety of factors could cause our actual results and experience to differ materially from the anticipated results or other expectations expressed in such forward-looking statements. The risks and uncertainties that may affect the operations, performance, development and results of our businesses include, but are not limited to, those described below. You should consider these risks when you vote on the merger. These possible events or factors include the following:

          o our cost savings from the merger may be less than we expect, or we may be unable to obtain those cost savings as soon as we expect;

          o costs, including merger-related charges, or difficulties relating to the integration of MountainBank Financial may be greater than expected;

          o    we may lose more deposits, customers, or business than we expect;

          o maintaining our relationships with employees and suppliers may be more difficult than we expect;

          o    competition in the banking industry may increase significantly;

          o our integration costs may be higher than we expect or our operating costs after the merger may be greater than we expect;

          o fair value and purchase price adjustments may differ from the pro forma assumptions provided herein;

          o    the merger may not generate the synergies we expect;

          o    revenues following the merger may be lower than we expect;

          o technological changes and systems integration may be harder to make or more expensive than we expect;

          o the easing of restrictions on participants in the financial services industry, such as banks, securities brokers and dealers, investment companies, and finance companies, may increase our competitive pressures;

          o changes in the interest rate environment may increase our funding costs and reduce our earning asset yields, thus reducing our margins;

          o changes in general economic and business conditions in the United States and the Southeast in general and in the communities we serve in particular may lead to a deterioration in credit quality thereby increasing our provisioning costs, or reduce a demand for credit, thereby reducing earning assets;

          o changes in trade, monetary and fiscal policies, laws, regulations, and other activities of governments, agencies, and similar organizations, including changes in accounting standards, may have an adverse affect on our business;

          o changes in consumer and business spending and saving habits may have an effect on our ability to increase assets and to attract deposits; and

          o    changes may occur in the securities markets.


         Management of each of South Financial and MountainBank Financial believes the forward-looking statements about its company are reasonable; however, you should not place undue reliance on them. Forward-looking statements are not guarantees of performance. They involve risks, uncertainties and assumptions. The future results and shareholder values of South Financial following completion of the merger may differ materially from those expressed or implied in these forward-looking statements. Many of the factors that will determine these results and values are beyond South Financial's and MountainBank Financial's ability to control or predict.

                                                                      Appendix A

                          Articles of Amendment to the
                          Articles of Incorporation of
                       MountainBank Financial Corporation

     Pursuant to sections 55-10-03 and 55-10-04 of the General Statutes of North Carolina, the undersigned corporation submits these Articles of Amendment for the purpose of amending its Articles of Incorporation to amend the terms of its Series A Preferred Stock.

     1. The name of the corporation is MOUNTAINBANK FINANCIAL CORPORATION (the "corporation").

     2. The corporation's Articles of Incorporation are hereby amended by adding a new paragraph to the end of subsection A to Article 2 thereof as follows:

     Notwithstanding any other provision of these Articles of Incorporation, preferences and rights to the contrary, in connection with the proposed merger of the corporation with and into The South Financial Group, Inc. (the "Proposed Merger") as contemplated by the Agreement and Plan of Merger, dated as of May 14, 2003, between The South Financial Group, Inc. and the corporation (as it may be amended from time to time, the "TSFG Merger Agreement") the holders of Series A Preferred Stock shall only be entitled to receive, for each share of Series A Preferred Stock, the Per Preferred Share Merger Consideration (as defined in the TSFG Merger Agreement) upon consummation of the Proposed Merger, unless and to the extent that they receive perfected dissenters' rights pursuant to the terms of the TSFG Merger Agreement and applicable law. This paragraph shall terminate and be of no further force and effect immediately upon the termination of the TSFG Merger Agreement in accordance with its terms.

     3.  The  foregoing   amendment  was  duly  adopted  by  the   corporation's
shareholders pursuant to sections 55-10-03 and 55-10-04 of the General Statutes of North Carolina.

     4. These Articles of Amendment will become effective at 1:00 P.M. on October __, 2003. This ___ day of October, 2003.



                              MOUNTAINBANK FINANCIAL CORPORATION



                              By:  _______________________________________
                                   President and Chief Executive Officer

                    APPENDIX B TO PROXY STATEMENT/PROSPECTUS













                          AGREEMENT AND PLAN OF MERGER


                                     between


                         THE SOUTH FINANCIAL GROUP, INC.


                                       and

                       MOUNTAINBANK FINANCIAL CORPORATION



                            Dated as of May 14, 2003

                          AGREEMENT AND PLAN OF MERGER

         AGREEMENT AND PLAN OF MERGER (this "Agreement"), dated as of May 14, 2003, between The South Financial Group, Inc., a South Carolina corporation ("TSFG") and MountainBank Financial Corporation, a North Carolina corporation ("MBFC").

                                    Recitals

         The Boards of Directors of TSFG and MBFC have determined that it is in the best interests of their respective companies and their shareholders to consummate the business combination transaction provided for herein in which MBFC will, subject to the terms and conditions set forth herein, merge (the "Merger") with and into TSFG.

         The parties desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe certain conditions to the Merger.

                                    Agreement

         In consideration of the mutual covenants, representations, warranties and agreements contained herein, and intending to be legally bound hereby, the parties agree as follows:

ARTICLE I
                         DEFINITIONS AND INTERPRETATION

1.1 Definitions. The following terms shall have the indicated definitions. Acquisition Proposal. Any tender offer or exchange offer or any proposal for a merger, reorganization, consolidation, share exchange, recapitalization, liquidation, dissolution or other business combination involving MBFC or any proposal or offer to acquire a substantial equity interest in, or a substantial portion of the assets of, MBFC, other than the transaction contemplated by this Agreement.
         Articles of Merger. The articles of merger complying with the NCBCA and the SCBCA reflecting the merger of MBFC with and into TSFG.
         BHC Act. The Bank Holding Company Act of 1956, as amended.
         Common Exchange Ratio. The Per Common Share Merger Consideration expressed as a ratio (rounded to three decimals) of TSFG Common Stock to MBFC Common Stock.
         DPC Shares. Shares held by MBFC, TSFG or any of TSFG's Subsidiaries in respect of a debt previously contracted.
         Effective Time. The effective time of the Merger, specified in the Articles of Merger.
         Environmental Laws. Applicable federal, state and local laws, including common law, regulations and ordinances, and all applicable decrees, orders and contractual obligations relating to pollution or the discharge of, or exposure to, Hazardous Materials in the environment or workplace.
         ERISA. The Employee Retirement Income Security Act of 1974, as amended. Exchange Act. The Securities Exchange Act of 1934, as amended.
         Exchange Agent. Registrar & Transfer Company or the successor stock transfer agent of TSFG, which shall be responsible for the exchange of the Merger Consideration for the MBFC Capital Stock.
         Exchange Ratio. In the case of MBFC Common Stock, the Common Exchange Ratio and in the case of Series A Preferred Stock, the Preferred Exchange Ratio.
         Fair Market Value. The Ten Trading Day Average, unless (1) the Ten Trading Day Average is less than $21.00, in which case it will be deemed to be $21.00 or (2) the Ten Trading Day Average is greater than $25.00, in which case it will be deemed to be $25.00.
         FDIC. The Federal Deposit Insurance Corporation.
         Federal Reserve Board. The Board of Governors of the Federal Reserve System.
         Federal Reserve Consent. The consent of the Federal Reserve Board necessary to consummation of the Merger.
         GAAP.  Generally accepted accounting  principles  consistently  applied
during  the  periods   involved.
         Governmental Entity. Any court, administrative agency or commission or other governmental authority or instrumentality.
         Hazardous Materials. Any chemicals, pollutants, contaminants, wastes, toxic substances, petroleum or other regulated substances or materials.
         IRS. The Internal Revenue Service.
         Loan Property. Any property in which MBFC holds a security interest, and, where required by the context, such term means the owner or operator of such property.
         MBFC Capital Stock. The MBFC Common Stock and the Series A Preferred Stock.
         MBFC Common Stock. The common stock, par value $4.00 per share, of MBFC.

         MBFC Option Plans. The 1997 Employee Stock Option Plan, as amended, the 1997 Director Stock Option Plan, as amended, the First Western Bank, the 1998 Nonstatutory Stock Option Plan, and the First Western Bank 1999 Nonstatutory Stock Option Plan, all as referenced in MBFC's SEC filings.
         MBFC Stock Certificate. A certificate, which previous to the Merger represented any shares of MBFC Capital Stock.
         Material Adverse Effect. With respect to TSFG or MBFC, as the case may be, a material adverse effect on (i) the business, results of operations or financial condition of such party and its Subsidiaries taken as a whole, other than any such effect attributable to or resulting from (t) any change in banking or similar laws, rules or regulations of general applicability or interpretations thereof by courts or governmental authorities, (u) any change in GAAP or regulatory accounting principles applicable to banks, thrifts or their holding companies generally, (v) any action or omission of the parties taken with the prior written consent of the other parties hereto, (w) any events, conditions or trends in business or financial conditions affecting the banking industry, (x) any change or development in financial or securities markets or the economy in general, including changes in interest rates, or (y) the announcement or execution of this Agreement, including any impact on relationships with customers or employees, or (ii) the ability of the parties to consummate the transactions contemplated hereby.
         Merger Consideration. The aggregate number of shares of TSFG Common Stock issuable by TSFG upon conversion of the MBFC Capital Stock as provided herein, which shall be equal to the sum of (1) the Per Common Share Merger
Consideration multiplied by the number of shares of MBFC Common Stock outstanding at Closing and (2) the Per Preferred Share Merger Consideration multiplied by the number of shares of Series A Preferred outstanding at Closing.
         MountainBank. MountainBank, a state-chartered, non-member bank and wholly-owned subsidiary of MBFC.
         NCBCA. The North Carolina Business Corporation Act, as amended. Participation Facility. Any facility in which MBFC participates in the management and, where required by the context, such term means the owner or operator of such facility.
         Per Common Share Merger Consideration. A number of shares of TSFG Common Stock equal to $32.50 divided by the Fair Market Value.
         Per Preferred Share Merger Consideration. A number of shares of TSFG Common Stock equal to $39.00 divided by the Fair Market Value.
         Per Share Merger  Consideration.  In the case of MBFC Common Stock, the
Per Common Share Merger Consideration, and in the case of Series A Preferred Stock, the Per Preferred Share Merger Consideration.
         Preferred Exchange Ratio. The Per Preferred Share Merger Consideration expressed as a ratio (rounded to three decimals) of TSFG Common Stock to Series A Preferred Stock.
         Regulatory   Agencies.   The  Federal  Reserve  Board,  the  FDIC,  any
applicable state banking commissions or any other state bank regulatory authority and any applicable self-regulatory organization with jurisdiction over the parties hereto or transactions contemplated herein.
         Rights. Subscriptions, options, warrants, calls, commitments or agreements of any character to purchase capital stock.
         SCBCA. The South Carolina  Business  Corporation Act, as amended.
         SEC. The Securities and Exchange Commission.
         Series A Preferred Stock. The Series A Preferred Stock, no par value per share, of MBFC.
         Subsidiary. The word "Subsidiary" (1) when used with respect to MBFC shall mean any corporation, partnership or other organization, whether incorporated or unincorporated, which is consolidated with such party for financial reporting purposes, and (2) when used with respect to TSFG shall mean each Subsidiary of TSFG that is a "Significant Subsidiary" within the meaning of Rule 1-02 of Regulation S-X of the SEC.
         Superior  Proposal.  With  respect  to MBFC,  any  written  Acquisition
Proposal made by a person other than TSFG which is for (i) (a) a merger, reorganization, consolidation, share exchange, business combination, recapitalization or similar transaction involving MBFC, (b) a sale, lease, exchange, transfer, or other disposition of at least 50% of the assets of MBFC, in a single transaction or a series of related transactions, or (c) the acquisition, directly or indirectly, by a person of beneficial ownership of 50% or more of MBFC Common Stock whether by merger, consolidation, share exchange, business combination, tender, or exchange offer or otherwise, and (ii) which is otherwise on terms which the Board of Directors of MBFC in good faith concludes (after consultation with its financial advisors and outside counsel) would, if consummated, result in a transaction that is more favorable to its stockholders (in their capacities as stockholders), from a financial point of view, than the transactions contemplated by this Agreement.
         Surviving Corporation. The surviving corporation to the Merger, which shall be TSFG.
         Taxes. Taxes shall mean all taxes, charges, fees, levies, penalties or other assessments imposed by any United States federal, state, local or foreign taxing authority, including, but not limited to income, excise, property, sales, transfer, franchise, payroll, withholding, social security or other taxes, including any interest, penalties or additions attributable thereto.
         Tax Return. Any return, report, information return or other document (including any related or supporting information) with respect to Taxes.
         Ten Trading Day Average. The average of the last reported sale price per share of the TSFG Common Stock as reported on the NASDAQ/NMS (as reported in the Wall Street Journal or another mutually agreeable authoritative source) for the ten consecutive trading days immediately subsequent to the date of the Federal Reserve Consent.
         Trust Account Shares. Shares of MBFC Capital Stock or TSFG Common Stock held directly or indirectly in trust accounts, managed accounts and the like or otherwise held in a fiduciary capacity for the benefit of third parties.

         TSFG Common Stock. The common stock, par value $1.00 per share, of TSFG.

1.2 Terms Defined Elsewhere. The capitalized terms set forth below are defined in the following sections:
         "Agreement"                            Preamble
         "Benefit Agreements"                   Section 7.8(c)
         "Closing"                              Section 10.1
         "Closing Date"                         Section 10.1
         "Code"                                 Section 2.3
         "Company Director"                     Section 7.11
         "Dissenting Shareholder"               Section 2.10
         "Dissenting Shares"                    Section 2.10
         "ERISA Affiliate"                      Section 4.13(a)
         "Exchange Fund"                        Section 2.8
         "Injunction"                           Section 8.1(e)
         "Loans"                                Section 4.21(a)
         "MBFC"                                 Preamble
         "MBFC Contract"                        Section 4.16(a)
         "MBFC Director"                        Section 7.12
         "MBFC Disclosure Schedule"             Section 3.1
         "MBFC Financial Statements"            Section 4.8
         "MBFC Reports"                         Section 4.6
         "Maximum Amount"                       Section 7.9
         "Merger"                               Recitals
         "Plans"                                Section 4.13(a)
         "Proxy Statement/Prospectus"           Section 4.4
         "Regulatory Agreement"                 Section 4.17
         "Representatives"                      Section 7.3(a)
         "Requisite Regulatory Approvals"       Section 8.1(c)
         "S-4"                                  Section 4.14
         "Securities Act"                       Section 2.11(b)
         "State Banking Approvals"              Section 4.4
         "TSFG"                                 Preamble
         "TSFG's Counsel"                       Section 8.2(d)
         "TSFG Disclosure Schedule"             Section 3.1
         "TSFG Financial Statements"            Section 5.7
         "TSFG Preferred Stock"                 Section 5.2
         "TSFG Reports"                         Section 5.5
         "Termination Fee Amount"               Section 9.2(b)
         "The Orr Group"                        Section 4.9

1.3 Interpretation. When a reference is made in this Agreement to Sections, Exhibits or Schedules, such reference shall be to a Section of or Exhibit or Schedule to this Agreement unless otherwise indicated. The headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words "include", "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation". The phrases "the date hereof" and terms of similar import, unless the context otherwise requires, shall be deemed to refer to the date of this Agreement. No provision of this Agreement shall be construed to require MBFC, TSFG or any of their respective affiliates to take any action that would violate any applicable law (including common law), rule or regulation.


                                   ARTICLE II
                                 PLAN OF MERGER

2.1 The Merger. Subject to the terms and conditions of this Agreement, in accordance with the NCBCA and SCBCA, at the Effective Time, MBFC shall merge with and into TSFG. TSFG shall be the Surviving Corporation, and shall continue its corporate existence under the laws of the State of South Carolina. The name of the Surviving Corporation shall continue to be "The South Financial Group, Inc." Upon consummation of the Merger, the separate corporate existence of MBFC shall terminate.

2.2 Effective Time and Effects of the Merger. Subject to the provisions of this Agreement, on the Closing Date, the Articles of Merger shall be duly prepared, executed and delivered for filing with the Secretaries of State of the State of North Carolina and the State of South Carolina. The Merger shall become effective at the Effective Time. At and after the Effective Time, the Merger shall have the effects set forth in the NCBCA and SCBCA.

2.3 Tax Consequences. It is intended that the Merger shall constitute a reorganization within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the "Code") and that this Agreement shall constitute a plan of reorganization for the purposes of Sections 354 and 361 of the Code.

2.4      Conversion of MBFC Capital Stock.
         (a) (1) At the Effective Time, subject to Section 2.9(e), each share of MBFC Common Stock issued and outstanding immediately prior to the Effective Time (other than Dissenting Shares and shares of MBFC Common Stock held directly or indirectly by MBFC, TSFG or any of TSFG's Subsidiaries (except for Trust Account Shares and DPC Shares)) shall, by virtue of this Agreement and without any action on the part of the holder thereof, be converted into and exchangeable for the right to receive, the Per Common Share Merger Consideration.
                  (2) At the Effective Time, subject to Section 2.9(e), each share of Series A Preferred Stock issued and outstanding immediately prior to the Effective Time (other than Dissenting Shares and shares of Series A Preferred Stock held directly or indirectly by MBFC, TSFG or any of TSFG's Subsidiaries (except for Trust Account Shares and DPC Shares)) shall, by virtue of this Agreement and without any action on the part of the holder thereof, be converted into and exchangeable for the right to receive, the Per Preferred Share Merger Consideration.
         (b) All of the shares of MBFC Capital Stock converted into the Per Share Merger Consideration pursuant to this Article II shall no longer be outstanding and shall automatically be cancelled and shall cease to exist, and each holder of MBFC Stock Certificates shall thereafter cease to have any rights with respect to such securities, except the right to receive for each share (i) the Per Share Merger Consideration, (ii) any dividends and other distributions in accordance with Section 2.9(b) hereof, and (iii) any cash in lieu of fractional shares pursuant to Section 2.9(e).
         (c) If, between the date hereof and the Effective Time, (i) the shares of TSFG Common Stock shall be changed (or TSFG establishes a record date for changing such shares which is prior to the Effective Time) into a different number or class of shares by reason of any reclassification, recapitalization, split-up, combination, exchange of shares or readjustment, (ii) a stock dividend shall be declared (or TSFG establishes a record date for such dividend which is prior to the Effective Time) in respect of TSFG Common Stock, or (iii) any distribution is made (or TSFG establishes a record date for such distribution which is prior to the Effective Time) in respect of TSFG Common Stock other than a regular quarterly cash dividend consistent with past practice, proportionate adjustments shall be made to the Exchange Ratio.
         (d) At the Effective Time, all shares of MBFC Capital Stock that are owned directly or indirectly by MBFC, TSFG or any of TSFG's Subsidiaries (other than Trust Account Shares and DPC Shares) shall be cancelled and shall cease to exist and no stock of TSFG, cash or other consideration shall be delivered in exchange therefor. All shares of TSFG Common Stock that are owned by MBFC (other than Trust Account Shares and DPC Shares) shall be cancelled.

2.5 TSFG Common Stock. Except for shares of TSFG Common Stock owned by MBFC (other than Trust Account Shares and DPC Shares), which shall be cancelled as contemplated by Section 2.4 hereof, the shares of TSFG Common Stock issued and outstanding immediately prior to the Effective Time shall be unaffected by the Merger and such shares shall remain issued and outstanding.

2.6 Articles of Incorporation and Bylaws. At the Effective Time, the Articles of Incorporation of TSFG, as in effect immediately prior to the Effective Time, shall be the Articles of Incorporation of the Surviving Corporation. At the Effective Time, the Bylaws of TSFG, as in effect immediately prior to the Effective Time, shall be the Bylaws of the Surviving Corporation until thereafter amended in accordance with applicable law.

2.7 Directors and Executive Officers. At and after the Effective Time, the directors of TSFG shall consist of all of the directors of TSFG serving immediately prior to the Effective Time and the additional person who shall become a director of TSFG in accordance with Section 7.11 hereof, each to hold office in accordance with the Articles of Incorporation and Bylaws of the Surviving Corporation until their respective successors are duly elected or appointed and qualified. The executive officers of TSFG immediately prior to the Effective Time shall be the officers of the Surviving Corporation, each to hold office in accordance with the Articles of Incorporation and Bylaws of the Surviving Corporation until their respective successors are duly elected or appointed and qualified.

2.8 TSFG to Make Shares Available. As of the Effective Time, TSFG shall deposit, or shall cause to be deposited with the Exchange Agent, for exchange in accordance with this Article II, (i) certificates representing the shares of TSFG Common Stock to be issued pursuant to Section 2.4 and Section 2.9(a) in exchange for outstanding shares of MBFC Capital Stock, and (ii) the cash in lieu of fractional shares to be paid in accordance with Section 2.9(e) hereof. Such cash and certificates for shares of TSFG Common Stock, together with any dividends or distributions with respect thereto, are hereinafter referred to as the "Exchange Fund."

2.9      Exchange of Shares.
         (a) As soon as practicable after the Effective Time, and in any event within seven business days after the Effective Time, or otherwise as may be agreed upon by the parties, the Exchange Agent shall mail to each holder of record of MBFC Stock Certificates at the Effective Time, a form letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the MBFC Stock Certificates shall pass, only upon delivery of the MBFC Stock Certificates, to the Exchange Agent) and instructions for use in effecting the surrender of the MBFC Stock Certificates in exchange for Merger Consideration. MBFC shall have the right to review both the letter of transmittal and the instructions prior to the Effective Time and provide reasonable comments thereon. Upon surrender of MBFC Stock Certificates for exchange and cancellation to the Exchange Agent, together with a properly executed letter of transmittal, the holder of such MBFC Stock Certificates shall be entitled to receive in exchange therefor (x) a certificate representing that number of whole shares of TSFG Common Stock which such holder of MBFC Capital Stock became entitled to receive pursuant to the provisions of Article II hereof and (y) a check representing the amount of cash in lieu of fractional shares, if any, which such holder has the right to receive in respect of the MBFC Stock Certificates, as provided in Section 2.9(e), and the MBFC Stock Certificates so surrendered shall forthwith be cancelled. No interest will be paid or accrued on the cash in lieu of fractional shares or the unpaid dividends and distributions, if any, payable to holders of MBFC Stock Certificates.
         (b) No dividends or other distributions declared after the Effective Time with respect to TSFG Common Stock and payable to the holders of record thereof shall be paid to the holder of any unsurrendered MBFC Stock Certificate until the holder thereof shall surrender such MBFC Stock Certificate in accordance with this Article II. After the surrender of a MBFC Stock Certificate in accordance with this Article II, the record holder thereof shall be entitled to receive any such dividends or other distributions, without any interest thereon, which theretofore had become payable with respect to shares of TSFG Common Stock represented by such MBFC Stock Certificate.
         (c) If any certificate representing shares of TSFG Common Stock is to be issued in a name other than that in which the MBFC Stock Certificate surrendered in exchange therefor is registered, it shall be a condition of the issuance thereof that the MBFC Stock Certificate so surrendered shall be properly endorsed (or accompanied by an appropriate instrument of transfer) and otherwise in proper form for transfer, and that the person requesting such exchange shall pay to the Exchange Agent in advance any transfer or other taxes required by reason of the issuance of a certificate representing shares of TSFG Common Stock in any name other than that of the registered holder of the MBFC Stock Certificate surrendered, or required for any other reason, or shall establish to the reasonable satisfaction of the Exchange Agent that such tax has been paid or is not payable.
         (d) After the Effective Time, there shall be no transfers on the stock transfer books of MBFC of the shares of MBFC Capital Stock which were issued and outstanding immediately prior to the Effective Time. If, after the Effective Time, MBFC Stock Certificates representing such shares are presented for transfer to the Exchange Agent, they shall be cancelled and exchanged for certificates representing shares of TSFG Common Stock, as provided in this
Article II.
         (e) Notwithstanding anything to the contrary contained herein, no certificates or scrip representing fractional shares of TSFG Common Stock shall be issued upon the surrender for exchange of MBFC Stock Certificates, no dividend or distribution with respect to TSFG Common Stock shall be payable on or with respect to any fractional share, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a shareholder of TSFG. In lieu of the issuance of any such fractional share, TSFG shall pay to each former stockholder of MBFC who otherwise would be entitled to receive a fractional share of TSFG Common Stock an amount in cash determined by multiplying (i) the Fair Market Value by (ii) the fraction of a share of TSFG Common Stock which such holder would otherwise be entitled to receive pursuant to Section 2.4 hereof.
         (f) Any portion of the Exchange Fund that remains unclaimed by the stockholders of MBFC for twelve months after the Effective Time shall be paid to TSFG. Any stockholders of MBFC who have not theretofore complied with this
Article II shall thereafter look only to TSFG for payment of the Per Share Merger Consideration and/or the unpaid dividends and distributions on the TSFG Common Stock deliverable in respect of each share of MBFC Capital Stock such stockholder holds as determined pursuant to this Agreement, in each case, without any interest thereon. Notwithstanding the foregoing, none of TSFG, MBFC, the Exchange Agent or any other person shall be liable to any former holder of shares of MBFC Capital Stock for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.
         (g) In the event any MBFC Stock Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such MBFC Stock Certificate to be lost, stolen or destroyed and the posting by such person of a bond in such amount as the Exchange Agent may direct as indemnity against any claim that may be made against it with respect to such MBFC Stock Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed MBFC Stock Certificate the Per Share Merger Consideration deliverable in respect thereof pursuant to this Agreement.

2.10 Dissenter's Rights. Any holder of shares of MBFC Capital Stock who shall have exercised rights to dissent with respect to the Merger in accordance with the NCBCA and who has properly exercised such shareholder's rights to demand payment of the "fair value" of the shareholder's shares (the "Dissenting
Shares") as provided in the NCBCA (the "Dissenting Shareholder") shall thereafter have only such rights, if any, as are provided a Dissenting Shareholder in accordance with the NCBCA and shall have no rights to receive the Per Share Merger Consideration under Section 2.4 (provided, that nothing contained herein shall limit such Dissenting Shareholder's rights to the payment of all declared and unpaid dividends); provided, however, that if a Dissenting Shareholder shall fail to properly demand payment (in accordance with the NCBCA) in conjunction with such appraisal or shall become ineligible for such appraisal, then such Dissenting Shareholder's Dissenting Shares automatically shall cease to be Dissenting Shares and shall be converted into and represent only the right to receive, upon surrender of the certificate representing the Dissenting Shares, the Per Share Merger Consideration provided for in Section
2.4 and declared and unpaid dividends as provided in Section 2.9(b).

2.11     Stock Options.
         (a) At the Effective Time, each option granted by MBFC under the MBFC Option Plans, which is outstanding and unexercised immediately prior thereto shall cease to represent a right to acquire shares of MBFC Common Stock and shall be converted automatically into a fully-vested option to purchase shares of TSFG Common Stock in an amount and at an exercise price determined as provided below (and otherwise subject to the terms of the applicable MBFC Option
Plan), the agreements evidencing grants thereunder, and any other agreements between MBFC and an optionee regarding MBFC Options):
                  (1) the number of shares of TSFG Common Stock to be subject to the new option shall be equal to the product of the number of shares of MBFC Common Stock subject to the original option and the Common Exchange Ratio, provided that any fractional shares of TSFG Common Stock resulting from such multiplication shall be rounded to the nearest whole share (and .5 of a share shall be rounded up); and
                  (2) the  exercise  price per share of TSFG Common  Stock under the new option shall be equal to the exercise price per share of MBFC Common Stock under the original option divided by the Common Exchange Ratio, provided that such exercise price shall be rounded to the nearest cent (and .5 of a cent shall be rounded down).
         (b) Prior to the Effective Time, TSFG shall reserve for issuance the number of shares of TSFG Common Stock necessary to satisfy TSFG's obligations under this Section. TSFG shall file with the SEC no later than five business days after the Effective Time, a registration statement on an appropriate form under the Securities Act of 1933, as amended (the "Securities Act"), with respect to the shares of TSFG Common Stock subject to options to acquire TSFG Common Stock issued pursuant to this Section, and shall use its best efforts to maintain the current status of the prospectus contained therein, as well as comply with applicable state securities or "blue sky" laws, for so long as such options remain outstanding; provided, however, that TSFG shall only be required to file and maintain the effectiveness of such registration statement with respect to options that are eligible to be registered on a Form S-8.
         (c) Prior to the Effective Time, TSFG and MBFC shall take all such steps as may be required to cause any acquisitions of TSFG equity securities (including derivative securities with respect to any TSFG equity securities) and dispositions of MBFC equity securities (including derivative securities with respect to any MBFC equity securities) resulting from the transactions contemplated by this Agreement by each individual who is anticipated to be subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to TSFG or who is subject to the reporting requirements of Section 16(a) of the Exchange Act with respect to MBFC, to be exempt under Rule 16b-3 promulgated under the Exchange Act.


                                  ARTICLE III
       DISCLOSURE SCHEDULES; STANDARDS FOR REPRESENTATIONS AND WARRANTIES

3.1 Disclosure Schedules. Prior to the execution and delivery of this Agreement, MBFC has delivered to TSFG, and TSFG has delivered to MBFC, a schedule (in the case of MBFC, the "MBFC Disclosure Schedule," and in the case of TSFG, the "TSFG Disclosure Schedule") setting forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more of such party's representations or warranties contained in Article IV, in the case of MBFC, or Article V, in the case of TSFG, or to one or more of such party's covenants contained in Article VI (it being understood and agreed that (i) if an item is properly set forth in one MFBC Disclosure Schedule, it shall be deemed to be set forth in any other relevant MBFC Disclosure Schedule, and (ii) if an item is properly set forth in one TSFG Disclosure Schedule, it shall be deemed to be set forth in any other relevant TSFG Disclosure Schedule); provided, however, that notwithstanding anything in this Agreement to the contrary (a) no such item is required to be set forth in the Disclosure Schedule as an exception to a representation or warranty if its absence would not result in the related representation or warranty being deemed untrue or incorrect under the standard established by Section 3.2, and (b) the mere inclusion of an item in a Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by a party that such item represents a material exception or material fact, event or circumstance or that such item has had or would have a Material Adverse Effect with respect to either MBFC or TSFG, respectively.

3.2 Standards. No representation or warranty of MBFC contained in Article IV or of TSFG contained in Article V shall be deemed untrue or incorrect for any purpose under this Agreement, and no party hereto shall be deemed to have breached a representation or warranty for any purpose under this Agreement, in any case as a consequence of the existence or absence of any fact, circumstance or event unless such fact, circumstance or event, individually or when taken together with all other facts, circumstances or events inconsistent with any representations or warranties contained in Article IV, in the case of MBFC, or
Article V, in the case of TSFG, has had or would have a Material Adverse Effect with respect to MBFC or TSFG, respectively. Notwithstanding the foregoing, the representation set forth in 4.13(e) shall be deemed to have been breached if it is materially inaccurate.

3.3 Subsidiaries. Where the context permits, "TSFG" shall refer to TSFG and each of its Subsidiaries and "MBFC" shall refer to MBFC and each of its Subsidiaries.

                                   ARTICLE IV
                  REPRESENTATIONS AND WARRANTIES OF THE COMPANY

        Subject to Article III, MBFC hereby represents and warrants to TSFG as follows:

4.1 Corporate Organization. (a) MBFC is a bank holding company duly organized, validly existing and in good standing under the laws of the State of North Carolina. MBFC has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary. The Articles of Incorporation and Bylaws of MBFC, copies of which have previously been made available to TSFG, are true and correct copies of such documents as in effect as of the date hereof.
         (b) Each Subsidiary of MBFC is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization. Each Subsidiary of MBFC has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary. The deposit accounts of each Subsidiary of MBFC that is a bank are insured by the FDIC through the Bank Insurance Fund or the Savings Association Insurance Fund to the fullest extent permitted by law, and all premiums and assessments required in connection therewith have been paid when due.
         (c) MBFC has no, and since December 31, 1997 MBFC has not had any, Subsidiaries other than those listed in Section 4.1(c) of the MBFC Disclosure Schedule, all of which are 100% owned. MBFC neither owns nor controls, directly or indirectly 5% or more of the outstanding equity securities, either directly or indirectly, of any Person.
         (d) The minute books of MBFC contain true and correct records of all meetings and other corporate actions held or taken since December 31, 2000 of its stockholders and Board of Directors (including committees of the Board of Directors).

4.2 Capitalization. The authorized capital stock of MBFC consists of 10,000,000 shares of common stock, par value $4.00 per share and 3,000,000 shares of Series A Preferred Stock. As of the date hereof, (1) there are 3,200,882 shares of MBFC Common Stock issued and outstanding, (2) there are 450,000 shares of Series A Preferred Stock authorized, 419,243 shares of which are issued and outstanding, and (3) no shares of MBFC Common Stock held by MBFC as treasury stock. Except as set forth on Section 4.2 of the MBFC Disclosure Schedule, as of the date hereof, there were no shares of MBFC Capital Stock reserved for issuance for any reason or purpose. A maximum of 282,834 shares of MBFC Common Stock shall become issuable in connection with CNB Holdings, Inc. (including MBFC shares issuable in respect of options to purchase CNB Holdings, Inc. common stock). All of the issued and outstanding shares of MBFC Capital Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. Except as set forth on the MBFC Disclosure Schedule, MBFC does not have and is not bound by any outstanding Rights calling for the purchase or issuance of any shares of MBFC Capital Stock or any other equity security of MBFC or any securities representing the right to purchase or otherwise receive any shares of MBFC Capital Stock or any other equity security of MBFC. On the date hereof, MBFC has approximately 2,012 shareholders of record.

4.3 Authority. MBFC has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved by the Board of Directors of MBFC. The Board of Directors of MBFC has directed that this Agreement and the transactions contemplated hereby be submitted to MBFC's stockholders for approval at a meeting of such stockholders and, except for the adoption of this Agreement by the requisite vote of MBFC's stockholders, no other corporate proceedings on the part of MBFC are necessary to approve this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by MBFC and (assuming due authorization, execution and delivery by TSFG) this Agreement constitutes a valid and binding obligation of MBFC, enforceable against MBFC in accordance with its terms, except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar laws affecting creditors' rights and remedies generally.

4.4 Consents and Approvals. Except for (a) the filing with the SEC of the S-4, including the proxy statement/prospectus therein relating to the meeting of MBFC's stockholders to be held in connection with the transactions contemplated herein (the "Proxy Statement/Prospectus") and the SEC's declaration of the effectiveness of the S-4, (b) the approval of this Agreement by the requisite vote of the stockholders of MBFC, (c) the filing of applications and notices, as applicable, with the Federal Reserve Board under the BHC Act and with the FDIC under the Bank Merger Act, Federal Deposit Insurance Act and the rules and regulations of the FDIC, and approval of such applications and notices, (d) the filing of such applications, filings, authorizations, orders and approvals as may be required under applicable state law (the "State Banking Approvals") and
(e) any consents or approvals listed in Section 4.4 of the MBFC Disclosure Schedule, no consents or approvals of or filings or registrations with any Governmental Entity or with any third party are required to be made by MBFC in connection with (1) the execution and delivery by MBFC of this Agreement or (2) the consummation by MBFC of the Merger and the other transactions contemplated hereby.

4.5 No Violations. Except as may be set forth in Section 4.5 of the MBFC Disclosure Schedule, neither the execution and delivery of this Agreement by MBFC, nor the consummation by MBFC of the transactions contemplated hereby, nor compliance by MBFC with any of the terms or provisions hereof, will (i) violate any provision of the Articles of Incorporation or Bylaws of MBFC, or (ii) assuming that the consents and approvals referred to in Section 4.4 hereof are duly obtained, (x) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to MBFC or any of its properties or assets, or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any lien, pledge, security interest, charge or other encumbrance upon any of the properties or assets of MBFC under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which MBFC is a party, or by which it or its properties or assets may be bound or affected.

4.6 SEC Reports. MBFC has previously made available to TSFG a true and correct copy of each (a) final registration statement, prospectus, report, schedule and definitive proxy statement filed since December 31, 2000 by MBFC with the SEC pursuant to the Securities Act or the Exchange Act (the "MBFC Reports") and (b) communication mailed by MBFC to its shareholders since December 31, 2000, and no such MBFC Report (when filed and at their respective effective time, if applicable) or communication (when mailed) contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading, except that information as of a later date shall be deemed to modify information as of an earlier date. MBFC has timely filed all MBFC Reports and other documents required to be filed by it under the Securities Act and the Exchange Act since December 31, 2000, and each such MBFC Report and other documents complied in all material respects with the rules and regulations applicable thereto when filed.

4.7 Regulatory Reports. MBFC has timely filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that it was required to file since December 31, 2000 with the Regulatory Agencies and has paid all fees and assessments due and payable in connection therewith. Except for normal examinations conducted by a Regulatory Agency in the regular course of the business of MBFC, no Regulatory Agency has initiated any proceeding or, to the knowledge of MBFC, investigation into the business or operations of MBFC since December 31, 2000. There is no unresolved violation or exception by any Regulatory Agency with respect to any report or statement relating to any examinations of MBFC.

4.8 Financial Statements. MBFC has previously made available to TSFG (1) copies of the balance sheets of MBFC as of December 31 for the fiscal years 2001 and 2002, and the related statements of earnings, stockholders' equity and cash flows for the fiscal years 2000 through 2002, inclusive, as reported in MBFC's Annual Report on Form 10-K for the fiscal year ended December 31, 2002 with the SEC under the Exchange Act, accompanied by the audit report of Larrowe & Company, PLL, independent public accountants with respect to MBFC, and (2) copies of unaudited balance sheets and the related statements of earnings, stockholders' equity and cash flows of MBFC at and for the quarter ended March 31, 2003, as reported in MBFC's Quarterly Report on Form 10-Q for such quarter filed with the SEC under the Exchange Act, and will make available on or before August 14, 2003 copies of unaudited balance sheets and the related statements of earnings, stockholders' equity and cash flows of MBFC at and for the quarter ended June 30, 2003 (collectively, the "MBFC Financial Statements"). Subject, in the case of the unaudited statements, to audit adjustments reasonable in nature and amount, the MBFC Financial Statements fairly present the financial position of MBFC as of the dates indicated therein, and when included in the Proxy Statement/Prospectus will fairly present the results of the operations and financial position of MBFC for the respective fiscal periods or as of the respective dates therein set forth. Subject, in the case of the unaudited statements, to audit adjustments reasonable in nature and amount, each of the MBFC Financial Statements (including the related notes, where applicable) complies, and MBFC's Financial Statements to be included in the Proxy Statement/Prospectus after the date hereof will comply, with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto; and each of such statements (including the related notes, where applicable) has been, and MBFC's Financial Statements to be included in the Proxy Statement/Prospectus will be, prepared in accordance with GAAP, except as indicated in the notes thereto or, in the case of unaudited statements, as permitted by the SEC. The books and records of MBFC have been, and are being, maintained in accordance with GAAP and any other applicable legal and accounting requirements.

4.9 Broker's Fees. Neither MBFC nor any of its officers or directors has employed any broker or finder or incurred any liability for any broker's fees, commissions or finder's fees in connection with any of the transactions contemplated by this Agreement, except that MBFC has engaged, and will pay a fee or commission to The Orr Group ("The Orr Group") in accordance with the terms of a letter agreement between The Orr Group and MBFC, a true and correct copy of which has been previously made available by MBFC to TSFG.

4.10 Absence of Certain Changes or Events. (a) Except as disclosed in any MBFC Report filed with the SEC prior to the date hereof, since December 31, 2002, (i) there has been no change or development or combination of changes or developments which, individually or in the aggregate, has had a Material Adverse Effect on MBFC, and (ii) MBFC has carried on its business in the ordinary course of business consistent with past practices. (b) Except as may be set forth in
Section 4.10(b) of the MBFC Disclosure Schedule, since December 31, 2002 and solely with respect to executive officers (senior vice president or above) and directors, MBFC has not (1) increased the wages, salaries, compensation, pension, or other fringe benefits or perquisites payable to any such person from the amount thereof in effect as of December 31, 2002, (2) granted any severance or termination pay to such person or entered into any contract to make or grant any severance or termination pay to such person, (3) paid any bonus to such person or (4) entered into any employment- or compensation-related agreement with such person.

4.11 Legal Proceedings. Except as disclosed in any MBFC Report, (a) MBFC is not a party to any, and there are no pending or, to MBFC's knowledge, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against MBFC or challenging the validity or propriety of the transactions contemplated by this Agreement and (b) there is no injunction, order, judgment or decree imposed upon MBFC or its assets.

4.12 Taxes. Except as may be set forth in Section 4.12 of the MBFC Disclosure Schedule, MBFC has (i) duly and timely filed (including applicable extensions granted without penalty) all material Tax Returns required to be filed at or prior to the Effective Time, and all such Tax Returns are true and correct, and
(ii) paid in full or made adequate provision in the financial statements of MBFC (in accordance with GAAP) for all material Taxes shown to be due on such Tax Returns. Except as set forth in Section 4.12 of the MBFC Disclosure Schedule,
(i) as of the date hereof MBFC has not requested any extension of time within which to file any Tax Returns in respect of any fiscal year which have not since been filed and no request for waivers of the time to assess any Taxes are pending or outstanding, and (ii) as of the date hereof, with respect to each taxable period of MBFC, the federal and state income Tax Returns of MBFC have not been audited by the IRS or appropriate state tax authorities.

4.13 Employees. (a) Section 4.13(a) of the MBFC Disclosure Schedule sets forth a true and correct list of each deferred compensation plan, incentive compensation plan, equity compensation plan, "welfare" plan, fund or program (within the meaning of section 3(1) of ERISA; "pension" plan, fund or program (within the meaning of section 3(2) of ERISA); each employment, termination or severance agreement; and each other employee benefit plan, fund, program, agreement or arrangement, in each case, that is sponsored, maintained or contributed to or required to be contributed to by MBFC, any of its Subsidiaries or by any trade or business, whether or not incorporated (an "ERISA Affiliate"), all of which together with MBFC would be deemed a "single employer" within the meaning of
Section 4001 of ERISA, for the benefit of any employee or former employee of MBFC, any Subsidiary or any ERISA Affiliate (the "Plans").
         (b) MBFC has heretofore made available to TSFG with respect to each of the Plans true and correct copies of each of the following documents, if applicable: (i) the Plan document; (ii) the actuarial report for such Plan for each of the last two years, (iii) the most recent determination letter from the IRS for such Plan and (iv) the most recent summary plan description and related summaries of material modifications.

         (c) Except as may be set forth in Section 4.13(c) of the MBFC Disclosure Schedule: each of the Plans is in compliance with the applicable provisions of the Code and ERISA; each of the Plans intended to be "qualified" within the meaning of section 401(a) of the Code has received a favorable determination letter from the IRS; no Plan has an accumulated or waived funding deficiency within the meaning of section 412 of the Code; neither MBFC nor any ERISA Affiliate has incurred, directly or indirectly, any liability to or on account of a Plan pursuant to Title IV of ERISA (other than PBGC premiums); to the knowledge of MBFC, no proceedings have been instituted to terminate any Plan that is subject to Title IV of ERISA; no "reportable event," as such term is defined in section 4043(c) of ERISA, has occurred with respect to any Plan (other than a reportable event with respect to which the thirty day notice period has been waived); and no condition exists that presents a material risk to MBFC of incurring a liability to or on account of a Plan pursuant to Title IV of ERISA; no Plan is a multiemployer plan within the meaning of section 4001(a)(3) of ERISA and no Plan is a multiple employer plan as defined in
Section 413 of the Code; and there are no pending, or to the knowledge of MBFC, threatened or anticipated claims (other than routine claims for benefits) by, on behalf of or against any of the Plans or any trusts related thereto.
         (d) Except as may be set forth in Section 4.13(d) of the MBFC Disclosure Schedule, since December 31, 2002, MBFC has not (i) suffered any strike, work stoppage, slow-down, or other labor disturbance, (ii) been a party to a collective bargaining agreement, contract or other agreement or understanding with a labor union or organization, or (iii) had any union organizing activities.
         (e) MBFC has disclosed to TSFG all employment contracts, plans, programs, agreements or other benefits which could be subject to Section 280G of the Code. Section 4.13(e) of the MBFC Disclosure Schedule sets forth the "Primary Normal Retirement Benefit" and the present value of the "Secondary Normal Retirement Benefit" (as each of those terms are defined in the currently-effective Executive Indexed Retirement Agreements to which MountainBank is a party) for each of Vincent Rees, J. W. Davis and Greg Gibson.

4.14 MBFC Information. The information relating to MBFC which is provided to TSFG by MBFC for inclusion in the registration statement on Form S-4 (the "S-4") in which the Proxy Statement/Prospectus will be included as a prospectus, or in any other document filed with any other regulatory agency in connection herewith, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading. The Proxy Statement/Prospectus (to the extent it relates to MBFC) will comply with the provisions of the Exchange Act and the rules and regulations thereunder.

4.15 Compliance with Applicable Law. MBFC holds all licenses, franchises, permits and authorizations necessary for the lawful conduct of its businesses under and pursuant to all, and has complied with and is not in default in any respect under any, applicable law, statute, order, rule, regulation, policy and/or guideline of any Governmental Entity relating to MBFC, and MBFC has not received notice of any violations of any of the above.

4.16 Certain Contracts. (a) Except as set forth in Section 4.16(a) of the MBFC Disclosure Schedule, MBFC is not a party to or bound by any contract (whether written or oral) (i) with respect to the employment of any directors, officers, employees or consultants, (ii) which, upon the consummation of the transactions contemplated by this Agreement, will (either alone or upon the occurrence of any additional acts or events) result in any payment or benefits (whether of severance pay or otherwise) becoming due, or the acceleration or vesting of any rights to any payment or benefits, from TSFG, MBFC, the Surviving Corporation or any of their respective Subsidiaries to any officer, director, employee or consultant of MBFC, (iii) which is a material contract (as defined in Item 601(b)(10) of Regulation S-K of the SEC) to be performed after the date hereof,
(iv) which is a consulting agreement (including data processing, software programming and licensing contracts) not terminable on 90 days or less notice involving the payment of more than $50,000 per annum, or (v) which materially restricts the conduct of any line of business by MBFC. Each contract, arrangement, commitment or understanding of the type described in this Section 4.16(a), whether or not set forth in Section 4.16(a) of the MBFC Disclosure
Schedule, is referred to herein as a "MBFC Contract." MBFC has previously delivered or made available to TSFG true and correct copies of each contract, arrangement, commitment or understanding of the type described in this Section 4.16(a).
         (b) Except as set forth in Section 4.16(b) of the MBFC Disclosure Schedule, (i) each MBFC Contract is valid and binding and in full force and effect, (ii) MBFC has performed all obligations required to be performed by it to date under each MBFC Contract, (iii) no event or condition exists which constitutes or, after notice or lapse of time or both, would constitute, a default on the part of MBFC under any MBFC Contract, and (iv) no other party to any MBFC Contract is, to the knowledge of MBFC, in default in any respect thereunder.

4.17 Agreements with Regulatory Agencies.  Except as may be set forth in Section
4.17  of  the  MBFC   Disclosure   Schedule,   MBFC  is  not   subject   to  any
cease-and-desist or other order issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or is a recipient of any extraordinary supervisory letter from, or has adopted any board resolutions at the request of (each, whether or not set forth on Section 4.17 of the MBFC Disclosure Schedule, a "Regulatory Agreement"), any Regulatory Agency that restricts the conduct of its business or that in any manner relates to its capital adequacy, its credit policies, its management or its business, nor has MBFC been advised by any Regulatory Agency that it is considering issuing or requesting any Regulatory Agreement.

4.18 Environmental Matters. Except as may be set forth in Section 4.18 of the MBFC Disclosure Schedule:
         (a) MBFC and, to the knowledge of MBFC, each of the Participation Facilities and the Loan Properties, are in compliance with all Environmental Laws.

         (b) There is no suit, claim, action or proceeding, pending or, to the knowledge of MBFC, threatened, before any Governmental Entity or other forum in which MBFC, any Participation Facility or any Loan Property, has been or, with respect to threatened proceedings, may be, named as a defendant (x) for alleged noncompliance (including by any predecessor) with any Environmental Laws, or (y) relating to the release, threatened release or exposure to any Hazardous Material whether or not occurring at or on a site owned, leased or operated by MBFC, any Participation Facility or any Loan Property.
         (c) To the knowledge of MBFC, during the period of (x) MBFC's ownership or operation of any of its current or former properties, (y) MBFC's participation in the management of any Participation Facility, or (z) MBFC's interest in a Loan Property, there has been no release of Hazardous Materials in, on, under or affecting any such property. To the knowledge of MBFC, prior to the period of (x) MBFC's ownership or operation of any of its current or former properties, (y) MBFC's participation in the management of any Participation Facility, or (z) MBFC's interest in a Loan Property, there was no release of Hazardous Materials in, on, under or affecting any such property, Participation Facility or Loan Property.

4.19 Opinion. Prior to the execution of this Agreement, MBFC has received an opinion from The Orr Group to the effect that, as of the date thereof and based upon and subject to the matters set forth therein, the Merger Consideration to be received by the stockholders of MBFC is fair to such stockholders from a financial point of view. Such opinion has not been amended or rescinded as of the date hereof.

4.20 Approvals. As of the date hereof, MBFC knows of no fact or condition relating to MBFC that would prevent all regulatory approvals required for the consummation of the transactions contemplated hereby (including, without limitation, the Merger) from being obtained.

4.21 Loan Portfolio. (a) Except as may be set forth in Section 4.21 of the MBFC Disclosure Schedule, MBFC is not a party to any written or oral (i) loan agreement, note or borrowing arrangement (including, without limitation, leases, credit enhancements, commitments, guarantees or interest-bearing assets) (collectively, "Loans"), other than Loans the unpaid principal balance of which does not exceed $100,000, under the terms of which the obligor was, as of April 30, 2003, over 90 days delinquent in payment of principal or interest or in default of any other provision, or (ii) Loan with any director, executive officer or 5% or greater stockholder of MBFC, or to the knowledge of MBFC, any person, corporation or enterprise controlling, controlled by or under common control with any of the foregoing. Section 4.21 of the MBFC Disclosure Schedule sets forth (i) all of the Loans of MBFC that as of April 30, 2003, were classified by any bank examiner (whether regulatory or internal) as "Other Loans Specially Mentioned," "Special Mention," "Substandard," "Doubtful," "Loss," "Classified," "Criticized," "Credit Risk Assets," "Concerned Loans," "Watch List" or words of similar import, together with the principal amount of and accrued and unpaid interest on each such Loan and the identity of the borrower thereunder, and (ii) each asset of MBFC that as of April 30, 2003, was classified as "Other Real Estate Owned" and the book value thereof.
         (b) Each Loan in original principal amount in excess of $100,000 (i) is evidenced by notes, agreements or other evidences of indebtedness which are true, genuine and what they purport to be, (ii) to the extent secured, has been secured by valid liens and security interests which have been perfected and
(iii) is the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms, subject to bankruptcy, insolvency, fraudulent conveyance and other laws of general applicability relating to or affecting creditors' rights and to general equity principles.

4.22 Property. Except as set forth in Section 4.22 of the MBFC Disclosure Schedule, MBFC has good and marketable title free and clear of all liens, encumbrances, mortgages, pledges, charges, defaults or equitable interests to all of the properties and assets, real and personal, tangible or intangible, which are reflected on the consolidated balance sheet of MBFC as of December 31, 2002 or acquired after such date, except (i) liens for taxes not yet due and payable or contested in good faith by appropriate proceedings, (ii) pledges to secure deposits and other liens incurred in the ordinary course of business,
(iii) such imperfections of title, easements and encumbrances, if any, as do not interfere with the use of the respective property as such property is used on the date hereof, (iv) for dispositions of or encumbrances on such properties or assets in the ordinary course of business or (v) mechanics', materialmen's, workmen's, repairmen's, warehousemen's, carrier's and other similar liens and encumbrances arising in the ordinary course of business. All leases pursuant to which MBFC, as lessee, leases real or personal property are valid and enforceable in accordance with their respective terms and MBFC is not, nor, to the knowledge of MBFC, is any other party thereto, in default thereunder.

4.23 Reorganization. As of the date hereof, MBFC has no reason to believe that the Merger will fail to qualify as a reorganization under Section 368(a) of the Code.

4.24 State Takeover Laws and Charter Provisions. MBFC has taken all necessary action to exempt the transactions contemplated by this Agreement from any restrictive provision of (i) any applicable moratorium, control share, fair price, business combination, or other anti-takeover laws and regulations, or
(ii) the Articles of Incorporation or Bylaws of MBFC.

                                   ARTICLE V
                     REPRESENTATIONS AND WARRANTIES OF TSFG

         Subject to Article III, TSFG hereby represents and warrants to MBFC as follows:

5.1 Corporate Organization. (a) TSFG is a corporation duly organized, validly existing and in good standing under the laws of the State of South Carolina. TSFG has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary. TSFG is duly registered as a bank holding company under the BHC Act. The Articles of Incorporation and Bylaws of TSFG, copies of which have previously been made available to MBFC, are true and correct copies of such documents as in effect as of the date hereof.
         (b) Each Subsidiary of TSFG is duly organized, validly existing and in good standing under the laws of the jurisdiction of its incorporation or organization. Each Subsidiary of TSFG has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary. The deposit accounts of each Subsidiary of TSFG that is a bank are insured by the FDIC through the Bank Insurance Fund or the Savings Association Insurance Fund to the fullest extent permitted by law, and all premiums and assessments required in connection therewith have been paid when due.
         (c) The minute books of TSFG contain true and correct records of all meetings and other corporate actions held or taken since December 31, 2000 of its stockholders and Board of Directors (including committees of its Board of Directors).

5.2 Capitalization. The authorized capital stock of TSFG consists of 100,000,000 shares of TSFG Common Stock and 10,000,000 shares of preferred stock, no par value per share ("TSFG Preferred Stock"). As of the date hereof, there were approximately 46,644,784 shares of TSFG Common Stock and no shares of TSFG Preferred Stock issued and outstanding, and no shares of TSFG Common Stock held in TSFG's treasury. All of the issued and outstanding shares of TSFG Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. The shares of TSFG Common Stock to be issued pursuant to the Merger will be duly authorized and validly issued and, at the Effective Time, all such shares will be fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof.

5.3 Authority; No Violation. (a) TSFG has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved by the Board of Directors of TSFG, and no other corporate proceedings on the part of TSFG are necessary to approve this Agreement and to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by TSFG and (assuming due authorization, execution and delivery by MBFC) this Agreement constitutes a valid and binding obligation of TSFG, enforceable against TSFG in accordance with its terms, except as enforcement may be limited by general principles of equity whether applied in a court of law or a court of equity and by bankruptcy, insolvency and similar laws affecting creditors' rights and remedies generally.
         (b) Neither the execution and delivery of this Agreement by TSFG, nor the consummation by TSFG of the transactions contemplated hereby, nor compliance by TSFG with any of the terms or provisions hereof, will (i) violate any provision of the Articles of Incorporation or Bylaws of TSFG, or the articles of incorporation or bylaws or similar governing documents of any of its Subsidiaries or (ii) assuming that the consents and approvals referred to in
Section 5.4 are duly obtained, (x) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or injunction applicable to TSFG or any of its Subsidiaries or any of their respective properties or assets, or (y) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any lien, pledge, security interest, charge or other encumbrance upon any of the respective properties or assets of TSFG or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which TSFG or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound or affected.

5.4 Consents and Approvals. Except for (a) the filing of applications and notices, as applicable, with the Federal Reserve Board under the BHC Act, and approval of such applications and notices, (b) the filing with the SEC and declaration of effectiveness of the S-4, (c) the filing of the Articles of Merger with the North Carolina Secretary of State and the South Carolina Secretary of State, (d) the filing of applications and notices, as applicable, with the FDIC under the Bank Merger Act, Federal Deposit Insurance Act and the rules and regulations of the FDIC, and approval of such applications and notices, (e) the State Banking Approvals, (f) such filings and approvals as are required to be made or obtained under the securities or "Blue Sky" laws of various states in connection with the issuance of the shares of TSFG Common Stock pursuant to this Agreement, and (g) approval of the listing of the TSFG Common Stock to be issued in the Merger on the NASDAQ/NMS, no consents or approvals of or filings or registrations with any Governmental Entity or with any third party are required to be made by TSFG in connection with (1) the execution and delivery by TSFG of this Agreement and (2) the consummation by TSFG of the Merger and the other transactions contemplated hereby.

5.5 SEC Reports. TSFG has previously made available to MBFC a true and correct copy of each (a) final registration statement, prospectus, report, schedule and definitive proxy statement filed since December 31, 2000 by TSFG with the SEC pursuant to the Securities Act or the Exchange Act (the "TSFG Reports") and (b) communication mailed by TSFG to its shareholders since December 31, 2000, and no such TSFG Report (when filed and at their respective effective time, if applicable) or communication (when mailed) contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances in which they were made, not misleading, except that information as of a later date shall be deemed to modify information as of an earlier date. TSFG has timely filed all TSFG Reports and other documents required to be filed by it under the Securities Act and the Exchange Act since December 31, 2000, and each such TSFG Report and other documents complied in all material respects with the rules and regulations applicable thereto when filed.

5.6 Regulatory Reports. TSFG has timely filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that it was required to file since December 31, 2000 with the Regulatory Agencies and has paid all fees and assessments due and payable in connection therewith. Except for normal examinations conducted by a Regulatory Agency in the regular course of the business of TSFG, no Regulatory Agency has initiated any proceeding or, to the knowledge of TSFG, investigation into the business or operations of TSFG since December 31, 2000. There is no unresolved violation or exception by any Regulatory Agency with respect to any report or statement relating to any examinations of TSFG.

5.7 Financial Statements. TSFG has previously made available to MBFC (1) copies of the consolidated balance sheets of TSFG and its Subsidiaries as of December 31 for the fiscal years 2002 and 2001 and the related consolidated statements of income, changes in shareholders' equity and comprehensive income, and cash flows for the fiscal years 2000 through 2002, inclusive, as reported in TSFG's Annual Report on Form 10-K for the fiscal year ended December 31, 2002 filed with the SEC under the Exchange Act, accompanied by the audit report of KPMG LLP, independent public accountants with respect to TSFG, and (2) copies of unaudited consolidated balance sheets and the related consolidated statements of earnings, stockholders' equity and cash flows of TSFG at and for the quarter ended March 31, 2003, as reported in TSFG's Quarterly Report on Form 10-Q for such quarter filed with the SEC under the Exchange Act, and will make available on or before August 14, 2003 copies of unaudited consolidated balance sheets and the related consolidated statements of earnings, stockholders' equity and cash flows of TSFG at and for the quarter ended June 30, 2003 (collectively, the "TSFG Financial Statements"). Subject, in the case of the unaudited statements, to audit adjustments reasonable in nature and amount, the TSFG Financial Statements fairly present the financial position of TSFG as of the dates indicated therein, and when included in the Proxy Statement/Prospectus will fairly present the results of the operations and financial position of TSFG for the respective fiscal periods or as of the respective dates therein set forth. Subject, in the case of the unaudited statements, to audit adjustments reasonable in nature and amount, each of the TSFG Financial Statements (including the related notes, where applicable) complies, and TSFG's Financial Statements to be included in the Proxy Statement/Prospectus after the date hereof will comply, with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto; and each of such statements (including the related notes, where applicable) has been, and TSFG's Financial Statements to be included in the Proxy Statement/Prospectus will be, prepared in accordance with GAAP, except as indicated in the notes thereto or, in the case of unaudited statements, as permitted by the SEC. The books and records of TSFG have been, and are being, maintained in accordance with GAAP and any other applicable legal and accounting requirements.

5.8 Broker's Fees. TSFG has not employed any broker or finder or incurred any liability for any broker's fees, commissions or finder's fees in connection with any of the transactions contemplated by this Agreement.

5.9 Absence of Certain Changes or Events. Except as disclosed in any TSFG Report filed with the SEC prior to the date hereof, since December 31, 2002, there has been no change or development or combination of changes or developments which, individually or in the aggregate, has had a Material Adverse Effect on TSFG.

5.10 Legal Proceedings. (a) Except as disclosed in any TSFG Report, neither TSFG nor any of its Subsidiaries is a party to any and there are no pending or, to TSFG's knowledge, threatened, legal, administrative, arbitral or other proceedings, claims, actions or governmental or regulatory investigations of any nature against TSFG or any of its Subsidiaries or challenging the validity or propriety of the transactions contemplated by this Agreement.
         (b) There is no injunction, order, judgment or decree imposed upon TSFG, any of its Subsidiaries or the assets of TSFG or any of its Subsidiaries.

5.11 TSFG Information. The information relating to TSFG and its Subsidiaries to be contained in the Proxy Statement/Prospectus and the S-4, or in any other document filed with any other regulatory agency in connection herewith, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading. The Proxy Statement/Prospectus (except for such portions thereof that relate to MBFC) will comply with the provisions of the Exchange Act and the rules and regulations thereunder. The S-4 will comply with the provisions of the Securities Act and the rules and regulations thereunder.

5.12 Compliance with Applicable Law. TSFG and each of its Subsidiaries holds all licenses, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses under and pursuant to all, and have complied with and are not in default in any respect under any, applicable law, statute, order, rule, regulation, policy and/or guideline of any Governmental Entity relating to TSFG or any of its Subsidiaries and neither TSFG nor any of its Subsidiaries has received notice of any violations of any of the above.

5.13 Ownership of MBFC Capital Stock. Except for TSFG's ownership of approximately 41,666 shares of Series A Preferred Stock, neither TSFG nor any of its affiliates or associates (as such terms are defined under the Exchange Act)
(i) beneficially owns, directly or indirectly, or (ii) is a party to any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of any shares of capital stock of MBFC (other than Trust Account Shares).

5.14 Approvals. As of the date hereof, TSFG knows of no fact or condition relating to TSFG that would prevent all regulatory approvals required for the consummation of the transactions contemplated hereby (including, without limitation, the Merger) from being obtained.

5.15 Reorganization. As of the date hereof, TSFG has no reason to believe that the Merger will fail to qualify as a reorganization under Section 368(a) of the Code.

5.16 Taxes. TSFG has (i) duly and timely filed (including applicable extensions granted without penalty) all material Tax Returns required to be filed at or prior to the Effective Time, and all such Tax Returns are true and correct, and
(ii) paid in full or made adequate provision in the financial statements of TSFG (in accordance with GAAP) for all material Taxes shown to be due on such Tax Returns. As of the date hereof (i) TSFG has not requested any extension of time within which to file any Tax Returns in respect of any fiscal year which have not since been filed and no request for waivers of the time to assess any Taxes are pending or outstanding, and (ii) with respect to each taxable period of TSFG, the federal and state income Tax Returns of TSFG have not been audited by the IRS or appropriate state tax authorities.

                                   ARTICLE VI
                    COVENANTS RELATING TO CONDUCT OF BUSINESS

6.1 Covenants of MBFC. During the period from the date hereof and continuing until the Effective Time, except as expressly contemplated or permitted by this Agreement or with the prior written consent of TSFG, MBFC shall carry on its business in the ordinary course consistent with past practice. Without limiting the generality of the foregoing, and except as set forth in Section 6.1 of the MBFC Disclosure Schedule or as otherwise contemplated by this Agreement or consented to in writing by TSFG, MBFC shall not:
         (a) except for regular quarterly dividends consistent with past practice and regular dividends on the Series A Preferred Stock, declare or pay any dividends on, or make other distributions in respect of, any of its capital stock;
         (b) (i) repurchase, redeem or otherwise acquire (except for the acquisition of Trust Account Shares and DPC Shares) any shares of the capital stock of MBFC, or any securities convertible into or exercisable for any shares of the capital stock of MBFC, (ii) split, combine or reclassify any shares of its capital stock or issue or authorize or propose the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock, or (iii) except pursuant to Rights referenced on the MBFC Disclosure Schedule, issue, deliver or sell, or authorize or propose the issuance, delivery or sale of, any shares of its capital stock or any securities convertible into or exercisable for, or any rights, warrants or options to acquire, any such shares, or enter into any agreement with respect to any of the foregoing (including additional Rights similar to those set forth on the MBFC Disclosure Schedule;
         (c) amend its Articles of Incorporation, Bylaws or other similar governing documents; (d) make any capital expenditures other than those which
(i) are made in the ordinary course of business or are necessary to maintain existing assets in good repair and (ii) in any event are in an amount of no more than $100,000 in the aggregate;
         (e) enter into any new line of business;
         (f) acquire or agree to acquire, by merging or consolidating with, or by purchasing a substantial equity interest in or a substantial portion of the assets of, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof or otherwise acquire any assets, other than in connection with foreclosures, settlements in lieu of foreclosure or troubled loan or debt restructurings or in the ordinary course of business consistent with past practices;
         (g) take any action that is intended or may reasonably be expected to result in any of its representations and warranties set forth in this Agreement being or becoming untrue, or in any of the conditions to the Merger se t forth in Article VIII not being satisfied;

         (h) change its methods of accounting in effect at December 31, 2002, except as required by changes in GAAP or regulatory accounting principles as concurred to by MBFC's independent auditors;
         (i) (i) except as required by applicable law, as set forth in Section 7.8, or as required to maintain qualification pursuant to the Code, adopt, amend, or terminate any employee benefit plan (including, without limitation, any Plan) or any agreement, arrangement, plan or policy between MBFC or one or more of its current or former directors, officers or employees or any "affiliate" of any such person (as such term is used in Rule 12b-2 under the Exchange Act), or (ii) except for normal increases in the ordinary course of business consistent with past practice or except as required by applicable law, increase in any manner the compensation or fringe benefits of any director, officer or employee or pay any benefit not required by any Plan or agreement as in effect as of the date hereof (including, without limitation, the granting of any stock options, stock appreciation rights, restricted stock, restricted stock units or performance units or shares);
         (j) other than activities in the ordinary course of business consistent with past practice, sell, lease, encumber, assign or otherwise dispose of, or agree to sell, lease, encumber, assign or otherwise dispose of, any of its material assets, properties or other rights or agreements;
         (k) other than in the ordinary course of business consistent with past practice, incur any indebtedness for borrowed money or assume, guarantee, endorse or otherwise as an accommodation become responsible for the obligations of any other individual, corporation or other entity;
         (l) file any application to relocate or terminate the operations of any of its banking offices;
         (m) create, renew, amend or terminate or give notice of a proposed renewal, amendment or termination of, any contract, agreement or lease for goods, services or office space, involving payments thereunder by MBFC in excess of $100,000 per year, to which MBFC is a party or by which MBFC or its properties is bound, other than the renewal in the ordinary course of business of any lease the term of which expires prior to the Closing Date;
         (n) take or cause to be taken any action which would or could reasonably be expected to prevent the Merger from qualifying as a reorganization under Section 368(a) of the Code; or
         (o) agree to do any of the foregoing.

6.2 Covenants of TSFG. Except as otherwise contemplated by this Agreement or consented to in writing by MBFC, TSFG shall not, and shall not permit any of its Subsidiaries to:
         (a) except for regular quarterly dividends consistent with past practice, declare or pay any dividends on or make any other distributions in respect of any of its capital stock;
         (b) take any action that is intended or may reasonably be expected to result in any of its representations and warranties set forth in this Agreement being or becoming untrue, or in any of the conditions to the Merger set forth in
Article  VIII  not  being  satisfied;
         (c) take any action or enter into any agreement that could reasonably be expected to jeopardize or materially delay the receipt of any Requisite Regulatory Approval (as defined in Section 8.1(c));
         (d) take or cause to be taken any action which would or could reasonably be expected to prevent the Merger from qualifying as a reorganization under Section 368(a) of the Code;
         (f) sell or otherwise  dispose of any business  segment;  or
         (g) agree to do any of the foregoing.

                                   ARTICLE VII
                              ADDITIONAL AGREEMENTS

7.1 Regulatory  Matters.  TSFG,  with the  cooperation  of MBFC,  shall promptly prepare and file with the SEC the S-4. Each of MBFC and TSFG shall use its reasonable best efforts to have the S-4 declared effective under the Securities Act as promptly as practicable after such filing, and MBFC shall thereafter mail the Proxy Statement/Prospectus to its stockholders. TSFG shall also use its reasonable best efforts to obtain all necessary state securities law or "Blue Sky" permits and approvals required to carry out the transactions contemplated by this Agreement.
         (b) The parties hereto shall cooperate with each other and use their reasonable best efforts to promptly prepare and file all necessary documentation, to effect all applications, notices, petitions and filings, and to obtain as promptly as practicable all permits, consents, approvals and authorizations of all third parties and Governmental Entities which are necessary or advisable to consummate the transactions contemplated by this Agreement (including without limitation the Merger). MBFC and TSFG shall have the right to review in advance, and to the extent practicable each will consult the other on, in each case subject to applicable laws relating to the exchange of information, all the information relating to MBFC or TSFG, as the case may be, and any of TSFG's Subsidiaries, which appears in any filing made with, or written materials submitted to, any third party or any Governmental Entity in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of the parties hereto shall act reasonably and as promptly as practicable. The parties hereto agree that they will consult with each other with respect to the obtaining of all permits, consents, approvals and authorizations of all third parties and Governmental Entities necessary or advisable to consummate the transactions contemplated by this Agreement and each party will keep the other apprised of the status of matters relating to completion of the transactions contemplated herein.
         (c) TSFG and MBFC shall, upon request, furnish each other with all information concerning themselves, their Subsidiaries, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with the Proxy Statement/Prospectus, the S-4 or any other statement, filing, notice or application made by or on behalf of TSFG, MBFC or their Subsidiaries to any Governmental Entity in connection with the Merger and the other transactions contemplated by this Agreement.
         (d) TSFG and MBFC shall promptly furnish each other with copies of written communications received by TSFG or MBFC, as the case may be, or any of their respective Affiliates or Associates (as such terms are defined in Rule 12b-2 under the Exchange Act as in effect on the date hereof) from, or delivered by any of the foregoing to, any Governmental Entity in respect of the transactions contemplated hereby.

7.2 Access to Information. (a) MBFC and TSFG will each keep the other advised of all material developments relevant to their respective businesses, and to the consummation of the Merger, and each shall provide to the other, upon request, reasonable details of any such development. Upon reasonable notice, each party shall afford to representatives of the other party reasonable access, during normal business hours during the period prior to the Effective Time, to all of their respective properties, books, contracts, commitments and records, and during such period, shall make available all information concerning their respective businesses as may be reasonably requested (except that the parties shall take into account in determining the reasonableness of due diligence requests and the fact that TSFG is a public company which is substantially larger than MBFC). The other provisions of this Section notwithstanding, neither party nor any of its Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would violate or prejudice the rights of its customers, jeopardize any attorney-client privilege or contravene any law (including without limitation laws regarding exchange of information), rule, regulation, order, judgment, decree, fiduciary duty or binding agreement entered into prior to the date hereof.
         (b) All non-public information furnished to TSFG or MBFC by the other party hereto pursuant to Section 7.2(a) (other than (i) information already in the receiving party's possession, or (ii) information that is or becomes generally available to the public other than as a result of a disclosure by the receiving party or any of its directors, officers, employees, agents or advisors, or (iii) information that becomes available to the receiving party on a non-confidential basis from a source other than the disclosing party or its advisors, provided that such source is not known by the receiving party after due inquiry to be bound by a confidentiality agreement with or other obligation of secrecy to the disclosing party) shall be kept confidential, and the parties shall maintain, and shall cause each of their respective directors, officers, attorneys and advisors to maintain, the confidentiality of all information obtained hereunder which is not otherwise publicly disclosed by the other party, said undertakings with respect to confidentiality to survive any termination of this Agreement. In the event of the termination of this Agreement, each party shall return to the other party upon request all confidential information previously furnished in connection with the transactions contemplated by this Agreement.
         (c) No investigation by either of the parties or their respective representatives shall affect the representations, warranties, covenants or agreements of the other set forth herein.

7.3  Certain  Actions.  (a)  Except  with  respect  to  this  Agreement  and the transactions contemplated hereby, neither MBFC nor any of its directors, officers, agents, affiliates (as such term is used in Rule 12b-2 under the Exchange Act) or representatives (collectively, "Representatives") shall, directly or indirectly, initiate, solicit, encourage or knowingly facilitate (including by way of furnishing information) any inquiries with respect to or the making of any Acquisition Proposal.
         (b) Notwithstanding anything herein to the contrary, MBFC and its Board of Directors and Representatives shall be permitted (i) to comply with Rule 14d-9 and Rule 14e-2 promulgated under the Exchange Act with regard to an Acquisition Proposal, (ii) to engage in any discussions or negotiations with, or provide any information to, any person in response to an unsolicited written Acquisition Proposal by any such person, if and only to the extent that (a) MBFC's Board of Directors concludes in good faith and consistent with its fiduciary duties to MBFC's stockholders under applicable law that such
Acquisition Proposal would reasonably be expected to result in a Superior Proposal, (b) prior to providing any information or data to any person in connection with such Acquisition Proposal by any such person, MBFC's Board of Directors receives from such person an executed confidentiality agreement, and
(c) prior to providing any information or data to any person or entering into discussions or negotiations with any person, MBFC's Board of Directors notifies TSFG promptly of any inquiries, proposals, or offers respecting such Acquisition Proposal received by, any such information requested from, or any such discussions or negotiations sought to be initiated or continued with, any of its Representatives indicating, in connection with such notice, the name of such person and the material terms and conditions of any inquiries, proposals or offers respecting such Acquisition Proposal.
         (c) MBFC agrees that it will, and will cause its Representatives to, immediately cease and cause to be terminated any activities, discussions, or negotiations existing as of the date hereof with any parties conducted heretofore with respect to any Acquisition Proposal.

7.4 Stockholder Meeting. MBFC shall take all steps necessary to duly call, give notice of, convene and hold a meeting of its stockholders to be held as soon as is reasonably practicable after the date on which the S-4 becomes effective for the purpose of (1) voting upon the approval of this Agreement and the consummation of the transactions contemplated hereby and (2) amending its articles of incorporation to provide that the Series A Preferred Stock shall be convertible into the Per Preferred Share Merger Consideration as provided herein. MBFC shall, through its Board of Directors, subject to the fiduciary duties of such board (including those with respect to a Superior Proposal), recommend to its stockholders approval of this Agreement and the transactions contemplated hereby and such other matters as may be submitted to its stockholders in connection with this Agreement.

7.5 Legal Conditions to Merger. Each of TSFG and MBFC shall, and shall cause its Subsidiaries to, use their reasonable best efforts (a) to take, or cause to be taken, all actions necessary, proper or advisable to comply promptly with all legal requirements which may be imposed on such party or its Subsidiaries with respect to the Merger and, subject to the conditions set forth in Article VIII hereof, to consummate the transactions contemplated by this Agreement and (b) to obtain (and to cooperate with the other party to obtain) any consent, authorization, order or approval of, or any exemption by, any Governmental Entity and any other third party which is required to be obtained by MBFC or TSFG in connection with the Merger and the other transactions contemplated by this Agreement, and to comply with the terms and conditions of such consent, authorization, order or approval.

7.6 Affiliates. MBFC shall use its reasonable best efforts to cause each director, executive officer and other person who is an "affiliate" (for purposes of Rule 145 under the Securities Act) of MBFC to deliver to TSFG, as soon as practicable after the date hereof, a written agreement, in the form of Exhibit A hereto.

7.7 Nasdaq Listing. TSFG shall use its best efforts to cause the shares of TSFG Common Stock to be issued in the Merger to be approved for listing on the NASDAQ/NMS as of the Effective Time.

7.8 Employee Benefit Plans; Existing Agreements. (a) As of the Effective Time, the employees of MBFC shall be eligible to participate in employee benefit plans and severance plans of TSFG or its Subsidiaries in which similarly situated employees of TSFG or its Subsidiaries participate, to the same extent that similarly situated employees of TSFG or its Subsidiaries participate (it being understood that inclusion of MBFC's employees in TSFG's employee benefit plans may occur at different times with respect to different plans).
         (b) With respect to each TSFG Plan for which length of service is taken into account for any purpose (including TSFG's severance plan), service with MBFC (or predecessor employers to the extent MBFC provides past service credit) shall be treated as service with TSFG for purposes of determining eligibility to participate, vesting, and entitlement to benefits, including for severance benefits and vacation entitlement (but not for accrual of defined benefit pension benefits); provided however, that such service shall not be recognized to the extent that such recognition would result in a duplication of benefits. Such service also shall apply for purposes of satisfying any waiting periods, evidence of insurability requirements, or the application of any preexisting condition limitations. Each TSFG Plan shall waive pre-existing condition limitations to the same extent waived under the applicable MBFC Plan. MBFC's employees shall be given credit for amounts paid under a corresponding benefit plan during the same period for purposes of applying deductibles, co-payments and out-of-pocket maximums as though such amounts had been paid in accordance with the terms and conditions of the TSFG Plan.
         (c) As of the Effective Time, TSFG shall assume and honor and shall cause the appropriate Subsidiaries of TSFG to assume and to honor in accordance with their terms all written agreements listed in Section 4.13(a) of the MBFC Disclosure Schedule (the "Benefit Agreements"). TSFG acknowledges and agrees that the Merger will constitute a merger, sale or a change in control of MBFC for all purposes under such agreements. The provisions of this Section 7.8(c) are intended to be for the benefit of, and shall be enforceable by, each director, officer or employee that is a party to any Benefit Agreement.

7.9 Indemnification of MBFC Directors and Officers. TSFG or a TSFG Subsidiary shall provide and keep in force for a period of six years after the Effective Time directors' and officers' liability insurance providing coverage to directors and officers of MBFC for acts or omissions occurring prior to the Effective Time. Such insurance shall provide at least the same coverage and amounts as contained in MBFC's policy on the date hereof; provided, that in no event shall the annual premium on such policy exceed 200% of the annual premium payments on MBFC's policy in effect as of March 31, 2003 (the "Maximum Amount"). If the amount of the premiums necessary to maintain or procure such insurance coverage exceeds the Maximum Amount, TSFG shall use its reasonable best efforts to maintain the most advantageous policies of directors' and officers' liability insurance obtainable for a premium equal to the Maximum Amount and MBFC shall cooperate with TSFG in such efforts in all reasonable respects. Notwithstanding the foregoing, TSFG further agrees to indemnify all individuals who are or have been officers, directors or employees of MBFC prior to the Effective Time from any acts or omissions in such capacities prior to the Effective Time, to the extent that such indemnification is provided pursuant to the Articles of Incorporation or Bylaws of MBFC on the date hereof and is permitted under the NCBCA and SCBCA.

7.10 Additional Agreements. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full title to all properties, assets, rights, approvals, immunities and franchises of any of the parties to the Merger, the proper officers and directors of each party to this Agreement shall take all such necessary action as may be reasonably requested by TSFG or MBFC.

7.11 Appointment of Director. Effective as of the Effective Time, TSFG shall cause its Board of Directors to be expanded by one member, and shall appoint J.W. Davis (the "MBFC Director") to fill the vacancy created by such increase.

7.12 MountainBank Board. For at least three years following Closing, TSFG shall cause each individual who is currently serving as a director of MBFC (other than the MBFC Director) and such other persons listed on Section 7.12 of the MBFC Disclosure Schedule, if such persons are willing to so serve, to be elected or appointed as members of MountainBank's board of directors (and in the event that MountainBank is merged into another TSFG banking subsidiary, to be elected or appointed as members of either the corporate board or the North Carolina state advisory board of that banking subsidiary). For such service, each member of the MountainBank Board shall receive (1) at Closing (which shall be deemed the date of grant) an option to purchase 6,000 shares of TSFG common stock in accordance with TSFG's existing Director Stock Option Plan, and (2) regular director's fees for Board service consistent with TSFG compensation policy in effect from time to time with respect to its South Carolina and Florida bank boards except that such persons will not be entitled to receive option or restricted stock grants.

7.13 Headquarters. For at least two years following the Closing Date, TSFG shall cause MountainBank's headquarters (or the headquarters of TSFG's North Carolina operations) to be maintained in Hendersonville, North Carolina.

7.14 Accounting Matters. MBFC shall cooperate with TSFG concerning (i) accounting and financial matters necessary or appropriate to facilitate the Merger (taking into account TSFG's policies, practices and procedures), including, without limitation, issues arising in connection with record keeping, loan classification, valuation adjustments, levels of loan loss reserves and other accounting practices, and (ii) MBFC's lending, investment or asset/liability management policies; provided, that any action taken pursuant to this Section 7.14 shall not be deemed to constitute or result in the breach of any representation or warranty of MBFC contained in this Agreement.

7.15 Employment Agreements. At Closing, TSFG shall offer an employment contract to the individual listed in Section 7.15 of the MBFC Disclosure Schedule substantially in the form provided by TSFG to MBFC on the date hereof. TFSG shall assume and honor and shall cause the appropriate Subsidiaries of TFSG to assume and honor in accordance with their terms all written agreements listed on
Section 7.15 of the MBFC Disclosure Schedule.

7.16 Tax Opinion. TSFG and MBFC shall use their respective reasonable best efforts to obtain the tax opinion contemplated by Section 8.1(g).

7.17 Exemption from Section 16. Prior to the Effective Time, the Board of Directors of TSFG, or an appropriate committee of non-employee directors thereof, shall adopt a resolution consistent with the interpretive guidance of the SEC so that the acquisition by any officer or director of MBFC who may become a covered person of TSFG for purposes of Section 16 of the Exchange Act and the rules and regulations thereunder ("Section 16") of TSFG Common Stock or options to acquire TSFG Common Stock pursuant to this Agreement and the Merger shall be an exempt transaction for purposes of Section 16.

                                  ARTICLE VIII
                              CONDITIONS PRECEDENT

8.1 Conditions to Each Party's Obligation To Effect the Merger. The respective obligation of each party to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:
         (a) Stockholder Approval. This Agreement shall have been approved and adopted by the requisite vote of the holders of the outstanding shares of MBFC Capital Stock under applicable law.
         (b) Listing of Shares. The shares of TSFG Common Stock which shall be issued to the stockholders of MBFC upon consummation of the Merger shall have been authorized for listing on the NASDAQ/NMS.
         (c) Other Approvals. All regulatory approvals required to consummate the transactions contemplated hereby (including the Merger) shall have been obtained and shall remain in full force and effect and all statutory waiting periods in  respect  thereof  shall have  expired  (all such  approvals  and the expiration of all such waiting periods being referred to herein as the "Requisite Regulatory Approvals").
         (d) S-4. The S-4 shall have become effective under the Securities Act and no stop order suspending the effectiveness of the S-4 shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC.
         (e) No Injunctions or Restraints; Illegality. No order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger (an
"Injunction") shall be in effect. No statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any Governmental Entity which prohibits, restricts or makes illegal consummation of the Merger.
         (f) Employment Agreements. TSFG shall have entered into the employment and noncompetition agreement referenced in Section 7.15.
         (g) Federal Tax Opinion. TSFG and MBFC shall have received a written opinion from Wachtell, Lipton, Rosen & Katz, counsel to MBFC ("MBFC's counsel"), in form and substance reasonably satisfactory to TSFG and MBFC, dated the Effective Time, substantially to the effect that on the basis of facts, representations and assumptions set forth in such opinion which are consistent with the state of facts existing at the Effective Time, the Merger will be treated as a reorganization within the meaning of Section 368(a) of the Code. In rendering such opinion, MBFC's Counsel may require and rely upon representations and covenants, including those contained in certificates of officers of TSFG, MBFC and others, reasonably satisfactory in form and substance to such counsel.

"Injunction") shall be in effect. No statute, rule, regulation, order, injunction or decree shall have been enacted, entered, promulgated or enforced by any Governmental Entity which prohibits, restricts or makes illegal consummation of the Merger.
         (f) Employment Agreements. TSFG shall have entered into the employment and noncompetition agreement referenced in Section 7.15.
         (g) Federal Tax Opinion. TSFG and MBFC shall have received a written opinion from Wachtell, Lipton, Rosen & Katz, counsel to MBFC ("MBFC's counsel"), in form and substance reasonably satisfactory to TSFG and MBFC, dated the Effective Time, substantially to the effect that on the basis of facts, representations and assumptions set forth in such opinion which are consistent with the state of facts existing at the Effective Time, the Merger will be treated as a reorganization within the meaning of Section 368(a) of the Code. In rendering such opinion, MBFC's Counsel may require and rely upon representations and covenants, including those contained in certificates of officers of TSFG, MBFC and others, reasonably satisfactory in form and substance to such counsel.

8.2 Conditions to Obligations of TSFG. The obligation of TSFG to effect the Merger is also subject to the satisfaction or waiver by TSFG at or prior to the Effective Time of the following conditions:
         (a) Representations and Warranties. (i) Subject to Section 3.2, the representations and warranties of MBFC set forth in this Agreement (other than those set forth in Section 4.2) shall be true and correct as of the date hereof and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date; and (ii) the representations and warranties of MBFC set forth in Section
4.2 of this Agreement shall be true and correct in all material respects (without giving effect to Section 3.2 of this Agreement) as of the date hereof and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date. TSFG shall have received a certificate signed on behalf of MBFC by the Chief Executive Officer or the Chief Financial Officer of MBFC to the foregoing effect.
         (b) Performance of Obligations of MBFC. MBFC shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and TSFG shall have received a certificate signed on behalf of MBFC by the Chief Executive Officer or the Chief Financial Officer of MBFC to such effect.
         (c) No Pending Governmental Actions. No proceeding initiated by any Governmental Entity seeking an Injunction shall be pending.

8.3 Conditions to Obligations of MBFC. The obligation of MBFC to effect the Merger is also subject to the satisfaction or waiver by MBFC at or prior to the Effective Time of the following conditions:
         (a) Representations and Warranties. (i) Subject to Section 3.2, the representations and warranties of TSFG set forth in this Agreement (other than those set forth in Section 5.2) shall be true and correct as of the date hereof and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date; and (ii) the representations and warranties of TSFG set forth in Section
5.2 of this Agreement shall be true and correct in all material respects (without giving effect to Section 3.2 of this Agreement) as of the date hereof and (except to the extent such representations and warranties speak as of an earlier date) as of the Closing Date as though made on and as of the Closing Date. MBFC shall have received a certificate signed on behalf of TSFG by the Chief Executive Officer or the Chief Financial Officer of TSFG to the foregoing effect.
         (b) Performance of Obligations of TSFG. TSFG shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and MBFC shall have received a certificate signed on behalf of TSFG by the Chief Executive Officer or the Chief Financial Officer of TSFG to such effect.
         (c) No Pending Governmental Actions. No proceeding initiated by any Governmental Entity seeking an Injunction shall be pending.

                                   ARTICLE IX
                            TERMINATION AND AMENDMENT

9.1 Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval of the matters presented in connection with the Merger by the stockholders of MBFC:
         (a) by mutual consent of MBFC and TSFG in a written instrument, if the Board of Directors of each so determines by a vote of a majority of the members of its entire Board;
         (b) by either TSFG or MBFC upon written notice to the other party (i) 30 days after the date on which any request or application for a Requisite Regulatory Approval shall have been denied or withdrawn at the request or recommendation of the Governmental Entity which must grant such Requisite Regulatory Approval, unless within the 30-day period following such denial or withdrawal a petition for rehearing or an amended application has been filed with the applicable Governmental Entity, provided, however, that no party shall have the right to terminate this Agreement pursuant to this Section 9.1(b)(i) if such denial or request or recommendation for withdrawal shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements of such party set forth herein or (ii) if any Governmental Entity of competent jurisdiction shall have issued a final nonappealable order enjoining or otherwise prohibiting the Merger;
         (c) by either TSFG or MBFC if the Merger shall not have been consummated on or before the later of (i) October 31, 2003, or (ii) if the S-4 is given a full review by the SEC, December 31, 2003, unless the failure of the Closing to occur by such date shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements of such party set forth herein;

         (d) by either TSFG or MBFC if the approval of the stockholders of MBFC required for the consummation of the Merger shall not have been obtained by reason of the failure to obtain the required vote at a duly held meeting of such stockholders or at any adjournment or postponement thereof;
         (e) by either TSFG or MBFC (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein) if there shall have been a material breach of any of the representations or warranties set forth in this Agreement on the part of the other party, which breach is not cured within 30 days following written notice to the party committing such breach, or which breach, by its nature, cannot be cured prior to the Closing; provided, however, that neither party shall have the right to terminate this Agreement pursuant to this Section 9.1(e) unless the breach of representation or warranty, together with all other such breaches, would entitle the party receiving such representation not to consummate the transactions contemplated hereby under Section 8.2(a) (in the case of a breach of representation or warranty by MBFC) or Section 8.3(a) (in the case of a breach of representation or warranty by TSFG);
         (f) by either TSFG or MBFC (provided that the terminating party is not then in material breach of any representation, warranty, covenant or other agreement contained herein) if there shall have been a material breach of any of the covenants or agreements set forth in this Agreement on the part of the other party, which breach shall not have been cured within 30 days following receipt by the breaching party of written notice of such breach from the other party hereto, or which breach, by its nature, cannot be cured prior to the Closing;
         (g) by MBFC, in the event that the Board of Directors of MBFC determines in good faith, after consultation with outside counsel, that in light of a Superior Proposal it is necessary to terminate this Agreement in order to comply with its fiduciary duties to MBFC and to MBFC's shareholders under applicable law; provided, however, that the Board of Directors of MBFC may terminate this Agreement pursuant to this Section 9.1(g) solely in order to concurrently enter into a letter of intent, agreement in principle or an acquisition agreement or other similar agreement related to a Superior Proposal; provided further, however, that this Agreement may be terminated pursuant to this Section 9.1(g) only after the fifth day following TSFG's receipt of written notice advising TSFG that the Board of Directors of MBFC is prepared to accept a Superior Proposal, and only if, during such five-day period, if TSFG so elects, MBFC and its advisors shall have negotiated in good faith with TSFG to make such adjustments in the terms and conditions of this Agreement as would enable MBFC to proceed with the transactions contemplated herein on such adjusted terms;
         (h) by either party if, during the ten business days following the determination of Fair Market Value, the Ten Trading Average is less than $17.00, provided that such termination shall not be available, however, if TSFG agrees to value the TSFG common stock for merger consideration purposes at the Ten Trading Day Average; or
         (i) by either party, if during the ten business days following the determination of Fair Market Value, the Ten Trading Average is greater than $29.00, provided that such termination shall not be available, however, if MBFC agrees to value the TSFG common stock for merger consideration purposes at the Ten Trading Day Average.

9.2      Effect of Termination.
         (a) In the event of termination of this Agreement by either TSFG or MBFC as provided in Section 9.1, this Agreement shall forthwith become void and have no effect except (i) Sections 7.2(b), 9.2 and 10.3 shall survive any termination of this Agreement and (ii) that, notwithstanding anything to the contrary contained in this Agreement, no party shall be relieved or released from any liabilities or damages arising out of its willful breach of any provision of this Agreement.
         (b) If MBFC terminates this Agreement pursuant to Section 9.1(g), MBFC shall pay to TSFG a termination fee equal to $4 million (the "Termination Fee Amount") by wire transfer of same day funds on the date of termination.
         (c) In the event that an Acquisition Proposal with respect to MBFC shall have been made known to MBFC and shall have been publicly announced or otherwise become public, or shall have been made to the shareholders of MBFC, and thereafter (x) this Agreement is terminated by either TSFG or MBFC pursuant to either (i) Section 9.1(c) hereof and prior to such termination the stockholders of MBFC shall not have previously approved the Merger, or (ii)
Section 9.1(d) hereof as a result of the failure of the stockholders of MBFC to approve the Merger, and (y) within twelve months of such termination (A) MBFC consummates a transaction described in clause (i)(a) or clause (i)(b) of the definition of "Superior Proposal.," other than any such transaction involving a merger, consolidation or similar transaction as to which the common stockholders of MBFC immediately prior thereto own in the aggregate more than 50% of the common stock of the surviving or transferee corporation or its publicly-held parent corporation immediately following consummation thereof, or (B) any person shall acquire beneficial ownership of or the right to acquire 50% or more of the outstanding shares of MBFC Common Stock, then upon the first occurrence of either of the events contemplated by clause (y) MBFC shall pay TSFG a termination fee equal to the Termination Fee Amount by wire transfer of same day funds.
         (d) MBFC agrees that the agreements contained in Section 9.2(b) and 9.2(c) are integral parts of the transactions contemplated by this Agreement and constitute liquidated damages and not a penalty.

9.3 Amendment. Subject to compliance with applicable law, this Agreement may be amended by the parties hereto, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with the Merger by the stockholders of either MBFC or
TSFG; provided, however, that after any approval of the transactions contemplated by this Agreement by MBFC's stockholders, there may not be, without further approval of such stockholders, any amendment of this Agreement which reduces the amount or changes the form of the consideration to be delivered to MBFC stockholders hereunder other than as contemplated by this Agreement. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties hereto.

9.4 Extension; Waiver. At any time prior to the Effective Time, each of the parties hereto, by action taken or authorized by its Board of Directors, may, to the extent legally allowed, (a) extend the time for the performance of any of the obligations or other acts of the other party hereto, (b) waive any inaccuracies in the representations and warranties of the other party contained herein or in any document delivered pursuant hereto and (c) waive compliance with any of the agreements or conditions of the other party contained herein. Any agreement on the part of a party hereto to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.
                                   ARTICLE X
                               GENERAL PROVISIONS

10.1 Closing. Subject to the terms and conditions of this Agreement, the closing of the Merger (the "Closing") will take place at 10:00 a.m. on the first business day after all conditions set forth in Article VIII have either been satisfied or waived (other than those conditions which relate to actions to be taken at the Closing) (the "Closing Date") at TSFG's principal executive offices, unless another time, date or place is agreed to in writing by the parties hereto; provided, however, that the Closing Date shall not be prior to October 3, 2003.

10.2 Nonsurvival of Representations, Warranties and Agreements. None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, except for those covenants and agreements contained herein and therein which by their terms apply in whole or in part after the Effective Time provided that no such representations, warranties or covenants shall be deemed to be terminated or extinguished so as to deprive TSFG or MBFC (or any director, officer or controlling person thereof) of any defense at law or in equity which otherwise would be available against the claims of any third party, including, without limitation, any shareholder or former shareholder of either TSFG or MBFC.

10.3 Expenses. All costs and expenses incurred in connection with this Agreement and the transactions contemplated hereby shall be paid by the party incurring such costs and expenses.

10.4 Notices. All notices and other communications hereunder shall be in writing and shall be deemed given if delivered personally, telecopied, mailed by registered or certified mail (return receipt requested) or delivered by an express courier to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

         (a)     if to TSFG, to: The South  Financial
                 Group,   Inc.   104  S.   Main   St.
                 Greenville, SC 29601
                 Attention: William P. Crawford, Jr., Executive Vice President

         and

         (b)     if to MBFC, to:
                 MountainBank Financial Corporation
                 201 Wren Drive
                 Hendersonville, NC 28792
                 Attention: J. W. Davis, Chief Executive Officer

                 with a copy to:
                 Wachtell, Lipton, Rosen & Katz
                 51 W. 52nd Street
                 New York, New York 10019
                 Attention: Richard K. Kim, Esq.

10.5 Counterparts. This Agreement may be executed in counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart.

10.6 Entire Agreement. This Agreement (including the documents and the instruments referred to herein) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof.

10.7 Governing Law. This Agreement shall be governed and construed in accordance with the laws of the State of South Carolina, without regard to any applicable conflicts of law, except to the extent that various matters under this Agreement must be necessarily governed by North Carolina corporate law.

10.8 Severability. Any term or provision of this Agreement which is invalid or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such invalidity or unenforceability without rendering invalid or unenforceable the remaining terms and provisions of this Agreement or affecting the validity or enforceability of any of the terms or provisions of this Agreement in any other jurisdiction. If any provision of this Agreement is so broad as to be unenforceable, the provision shall be interpreted to be only so broad as is enforceable.

10.9 Publicity. Except as expressly permitted by this Agreement or otherwise required by law or the rules of the Nasdaq Stock Market so long as this Agreement is in effect, neither TSFG nor MBFC shall, or shall permit any of its Subsidiaries to, issue or cause the publication of any press release or other public announcement with respect to, or otherwise make any public statement concerning, the transactions contemplated by this Agreement without the consent of the other party, which consent shall not be unreasonably withheld.

10.10 Assignment; No Third Party Beneficiaries. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other parties. Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns. Except as otherwise expressly provided herein, this Agreement (including the documents and instruments referred to herein) is not intended to confer upon any person other than the parties hereto any rights or remedies hereunder.

                  IN WITNESS WHEREOF, TSFG and MBFC have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.

                               THE SOUTH FINANCIAL GROUP, INC.

                               By:     William S. Hummers III
                                       -------------------------------------
                                       Name: William S. Hummers III
                                       Title:  Executive Vice President


                               MOUNTAINBANK FINANCIAL CORPORATION

                               By:     J. W. Davis
                                       --------------------------------------
                               Name:   J. W. Davis
                               Title:  Chief Executive Officer

                                    EXHIBIT A


_________________, 2003
The South Financial Group, Inc.
104 S. Main Street, Greenville, South Carolina 29601

Gentlemen:
         I have been advised that I might be considered to be an "affiliate" of MountainBank Financial Corporation, a North Carolina corporation (the "Company"), for purposes of paragraphs (c) and (d) of Rule 145 promulgated by the Securities and Exchange Commission (the "SEC") under the Securities Act of 1933, as amended (the "Act").
         The South Financial Group, Inc., a South Carolina corporation ("TSFG") and the Company have entered into an Agreement and Plan of Merger, dated as of May ___, 2003 (the "Merger Agreement"), pursuant to which, among other things, the Company will merge with and into TSFG (the "Transaction"). Upon consummation of the Transaction, I will receive shares of common stock, $1.00 par value per share, of TSFG ("TSFG Common Stock").
This agreement is hereinafter referred to as the "Letter Agreement."
         A.  I represent and warrant to, and agree with, TSFG as follows:
         1. I have read this Letter Agreement and the Merger Agreement and have discussed their requirements and other applicable limitations upon my ability to sell, pledge, transfer or otherwise dispose of shares of TSFG Common Stock, to the extent I felt necessary, with my counsel or counsel for the Company.
         2. I shall not make any offer, sale, pledge, transfer or other disposition in violation of the Act or the rules and regulations of the SEC thereunder of the shares of TSFG Common Stock I receive pursuant to the Transaction.
         B. I understand and agree that:
         1. I have been advised that any issuance of shares of TSFG Common Stock to me pursuant to the Transaction will be registered with the SEC. I have also been advised, however, that, because I maybe an "affiliate" of the Company at the time the Transaction will be submitted for a vote of the stockholders of the Company and my disposition of such shares has not been registered under the Act, I must hold such shares indefinitely unless (i) such disposition of such shares is subject to an effective registration statement and to the availability of a prospectus under the Act, (ii) a sale of such shares is made in conformity with the provisions of Rule 145(d) under the Act or (iii) in an opinion of counsel, in form and substance reasonably satisfactory to TSFG, some other exemption from registration is available with respect to any such proposed disposition of such shares.
         2. Stop transfer instructions will be given to the transfer agent of TSFG with respect to the shares of TSFG Common Stock I receive pursuant to the Transaction in connection with the restrictions set forth herein, and there will be placed on the certificate representing shares of TSFG Common Stock I receive pursuant to the Transaction, or any certificates delivered in substitution therefor, a legend stating in substance:
                  "The shares represented by this certificate were issued in a transaction to which Rule 145 under the Securities Act of 1933, as amended (the "Act"), applies and may only be sold or otherwise transferred in compliance with the requirements of Rule 145 or pursuant to a registration statement under the Act or an exemption from such registration."
         3. Unless a transfer of my shares of TSFG Common Stock is a sale made in conformity with the provisions of Rule 145(d), or made pursuant to an effective registration statement under the Act, TSFG reserves the right to put an appropriate legend on the certificates issued to my transferee.
         4. I recognize  and agree that the foregoing  provisions  also apply to
(i) my spouse, (ii) any relative of mine or my spouse occupying my home, (iii) any trust or estate in which I, my spouse or any such relative owns at least 10% beneficial interest or of which any of us serves as trustee, executor or in any similar capacity and (iv) any corporation or other organization in which I, my spouse or any such relative owns at least 10% of any class of equity securities or of the equity interest.
         5. I agree that at the time that I make an offer to or otherwise sell, pledge transfer or dispose of any TSFG Common Stock that I own after the Transaction, I will notify my broker, dealer or nominee in whose name my shares are held or registered that such TSFG Common Stock is subject to this Letter Agreement.
         6. Execution of this Letter Agreement should not be construed as an admission on my part that I am an "affiliate" of the Company as described in the first paragraph of this letter or as a waiver of any rights I may have to object to any claim that I am such an affiliate on or after the date of this letter.
         It is understood and agreed that this Letter Agreement shall terminate and be of no further force and effect if the Merger Agreement is terminated in accordance with its terms. It is also understood and agreed that this Letter Agreement shall terminate and be of no further force and effect and the stop transfer instructions set forth in Paragraph B.2. above shall be lifted and the legend set forth in Paragraph B.2 above shall be removed forthwith from the certificate or certificates representing my shares of TSFG Common Stock upon the delivery by the undersigned to TSFG of a copy of a letter from the staff of the SEC, an opinion of counsel in form and substance reasonably satisfactory to

TSFG, or other evidence reasonably satisfactory to TSFG, to the effect that a transfer of my shares of TSFG Common Stock will not violate the Act or any of the rules and regulations of the SEC thereunder.
         This Letter Agreement shall be binding on my heirs, legal representative and successors.
                                          Very truly yours,


                                          --------------------------------
                                          Name:

Accepted this_____ day of____________ , 2003
The South Financial Group, Inc.
By_____________________________ (name and title)

[Schedules are omitted but will be provided upon request of the Securities and Exchange Commission]

                                                                      Appendix C

                         ARTICLE 13. DISSENTERS' RIGHTS

 PART 1.  RIGHT TO DISSENT AND OBTAIN PAYMENT FOR SHARES.

SS. 55-13-01.  DEFINITIONS.
In this Article:
(1) "Corporation" means the issuer of the shares held by a dissenter before the corporate action, or the surviving or acquiring corporation by merger or share exchange of that issuer.
(2) "Dissenter" means a shareholder who is entitled to dissent from corporate action under G.S. 55-13-02 and who exercises that right when and in the manner required by G.S. 55-13-20 through 55-13-28.
(3) "Fair value", with respect to a dissenter's shares, means the value of the shares immediately before the effectuation of the corporate action to which the dissenter objects, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable.
(4) "Interest" means interest from the effective date of the corporate action until the date of payment, at a rate that is fair and equitable under all the circumstances, giving due consideration to the rate currently paid by the corporation on its principal bank loans, if any, but not less than the rate provided in G.S. 24-1.
(5) "Record shareholder" means the person in whose name shares are registered in the records of a corporation or the beneficial owner of shares to the extent of the rights granted by a nominee certificate on file with a corporation.
(6) "Beneficial shareholder" means the person who is a beneficial owner of shares held in a voting trust or by a nominee as the record shareholder.
(7) "Shareholder" means the record shareholder or the beneficial shareholder. (1925, c. 77, s. 1; 1943, c. 270; G.S., s. 55-167; 1955,
         c. 1371,  s. 1; 1969, c. 751, s. 39; 1973, c. 469, ss. 36, 37; 1989, c.
         265, s. 1.)

SS. 55-13-02.  RIGHT TO DISSENT.

(a)  In  addition  to any  rights  granted  under  Article 9, a  shareholder  is entitled to dissent from, and obtain payment of the fair value of his shares in the event of, any of the following corporate actions:
     (1) Consummation of a plan of merger to which the corporation (other than a parent corporation in a merger whose shares are not affected under G.S. 55-11-04) is a party unless (i) approval by the shareholders of that corporation is not required under G.S. 55-11-03(g) or (ii) such shares are then redeemable by the corporation at a price not greater than the cash to be received in exchange for such shares;
     (2) Consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares will be acquired, unless such shares are then redeemable by the corporation at a price not greater than the cash to be received in exchange for such shares;
     (3) Consummation of a sale or exchange of all, or substantially all, of the property of the corporation other than as permitted by G.S. 55-12-01, including a sale in dissolution, but not including a sale pursuant to court order or a sale pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed in cash to the shareholders within one year after the date of sale;
     (4) An amendment of the articles of incorporation that materially and adversely affects rights in respect of a dissenter's shares because it
          (i) alters or abolishes a preferential right of the shares; (ii) creates, alters, or abolishes a right in respect of redemption, including a provision respecting a sinking fund for the redemption or repurchase, of the shares; (iii) alters or abolishes a preemptive right of the holder of the shares to acquire shares or other securities; (iv) excludes or limits the right of the shares to vote on any matter, or to cumulate votes; (v) reduces the number of shares owned by the shareholder to a fraction of a share if the fractional share so created is to be acquired for cash under G.S. 55-6-04; or
          (vi) changes the corporation into a nonprofit corporation or cooperative organization; or
     (5) Any corporate action taken pursuant to a shareholder vote to the extent the articles of incorporation, bylaws, or a resolution of the board of directors provides that voting or nonvoting shareholders are entitled to dissent and obtain payment for their shares.

(b) A shareholder entitled to dissent and obtain payment for his shares under this Article may not challenge the corporate action creating his entitlement, including without limitation a merger solely or partly in exchange for cash or other property, unless the action is unlawful or fraudulent with respect to the shareholder or the corporation.
(c) Notwithstanding any other provision of this Article, there shall be no right of shareholders to dissent from, or obtain payment of the fair value of the shares in the event of, the corporate actions set forth in subdivisions (1), (2), or (3) of subsection (a) of this section if the affected shares are any class or series which, at the record date fixed to determine the shareholders entitled to receive notice of and to vote at the meeting at which the plan of merger or share exchange or the sale or exchange of property is to be acted on, were (i) listed on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc., or (ii) held by at least 2,000 record shareholders. This subsection does not apply in cases in which either:
     (1) The articles of incorporation, bylaws, or a resolution of the board of directors of the corporation issuing the shares provide otherwise; or
     (2) In the case of a plan of merger or share exchange, the holders of the class or series are required under the plan of merger or share exchange to accept for the shares anything except:
          a.   Cash;
          b. Shares, or shares and cash in lieu of fractional shares of the surviving or acquiring corporation, or of any other corporation which, at the record date fixed to determine the shareholders entitled to receive notice of and vote at the meeting at which the plan of merger or share exchange is to be acted on, were either listed subject to notice of issuance on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc., or held by at least 2,000 record shareholders; or
          c.   A combination of cash and shares as set forth in sub-subdivisions
               a. and b. of this subdivision.  (1925, c. 77, s. 1; c. 235; 1929,
               c. 269;  1939, c. 279;  1943, c. 270;  G.S.,  ss. 55-26,  55-167;
               1955, c. 1371, s. 1; 1959, c. 1316, ss. 30, 31; 1969, c. 751, ss.
               36, 39; 1973,  c. 469, ss. 36, 37; c. 476, s. 193;  1989, c. 265,
               s. 1; 1989 (Reg. Sess.,  1990), c. 1024, s. 12.18;  1991, c. 645,
               s. 12; 1997-202, s. 1; 1999-141, s. 1; 2001-387, s. 26.)

SS. 55-13-03.  DISSENT BY NOMINEES AND BENEFICIAL OWNERS.
(a) A record shareholder may assert dissenters' rights as to fewer than all the shares registered in his name only if he dissents with respect to all shares beneficially owned by any one person and notifies the corporation in writing of the name and address of each person on whose behalf he asserts dissenters' rights. The rights of a partial dissenter under this subsection are determined as if the shares as to which he dissents and his other shares were registered in the names of different shareholders.
(b) A beneficial shareholder may assert dissenters' rights as to shares held on his behalf only if:
     (1) He submits to the corporation the record shareholder's written consent to the dissent not later than the time the beneficial shareholder asserts dissenters' rights; and
     (2) He does so with respect to all shares of which he is the beneficial shareholder. (1925, c. 77, s. 1; 1943, c. 270; G.S., s. 55-167; 1955,
          c. 1371, s. 1; 1969, c. 751, s. 39; 1973, c. 469, ss. 36, 37; 1989, c.
          265, s. 1.)

SS.55-13-04 THROUGH 55-13-19.  RESERVED FOR FUTURE CODIFICATION PURPOSES.

PART 2. PROCEDURE FOR EXERCISE OF DISSENTERS' RIGHTS.

SS. 55-13-20.  NOTICE OF DISSENTERS' RIGHTS.
(a) If proposed corporate action creating dissenters' rights under G.S. 55-13-02 is submitted to a vote at a shareholders' meeting, the meeting notice must state that shareholders are or may be entitled to assert dissenters' rights under this Article and be accompanied by a copy of this Article.
(b) If corporate action creating dissenters' rights under G.S. 55-13-02 is taken without a vote of shareholders or is taken by shareholder action without meeting under G.S. 55-7-04, the corporation shall no later than 10 days thereafter notify in writing all shareholders entitled to assert dissenters' rights that the action was taken and send them the dissenters' notice described in G.S. 55-13-22. A shareholder who consents to shareholder action taken without meeting under G.S. 55-7-04 approving a corporate action is not entitled to payment for the shareholder's shares under this Article with respect to that corporate action.
(c) If a corporation fails to comply with the requirements of this section, such failure shall not invalidate any corporate action taken; but any shareholder may recover from the corporation any damage which he suffered from such failure in a civil action brought in his own name within three years after the taking of the corporate action creating dissenters' rights under G.S. 55-13-02 unless he voted for such corporate action. (1925, c. 77, s. 1; c. 235; 1929, c. 269; 1939, c. 5; c. 279; 1943, c. 270; G.S., ss.
     55-26,  55-165,  55-167; 1955, c. 1371, s. 1; 1969, c. 751, s. 39; 1973, c.
     469, ss. 36, 37; 1989, c. 265, s. 1; 2002-58, s. 2.)

SS. 55-13-21.  NOTICE OF INTENT TO DEMAND PAYMENT.
(a) If proposed corporate action creating dissenters' rights under G.S. 55-13-02 is submitted to a vote at a shareholders' meeting, a shareholder who wishes to assert dissenters' rights: Must give to the corporation, and the corporation must actually receive, before the vote is taken written notice of is intent to demand payment for his shares if the proposed action is effectuated; and Must not vote his shares in favor of the proposed action.
(b) A shareholder who does not satisfy the requirements of subsection (a) is not entitled to payment for his shares under this Article. (1925, c. 77, s. 1; 1943, c. 270; G.S., s. 55-167; 1955, c. 1371, s. 1; 1969, c. 751,
     s. 39; 1973, c. 469, ss. 36, 37; 1989, c. 265, s. 1.)

SS. 55-13-22.  DISSENTERS' NOTICE.
(a) If proposed corporate action creating dissenters' rights under G.S. 55-13-02 is approved at a shareholders' meeting, the corporation shall mail by registered or certified mail, return receipt requested, a written dissenters' notice to all shareholders who satisfied the requirements of G.S. 55-13-21.
(b) The dissenters' notice must be sent no later than 10 days after shareholder approval, or if no shareholder approval is required, after the approval of the board of directors, of the corporate action creating dissenters' rights under G.S. 55-13-02, and must:
     (1) State where the payment demand must be sent and where and when certificates for certificated shares must be deposited;
     (2) Inform holders of uncertificated shares to what extent transfer of the shares will be restricted after the payment demand is received;
     (3)  Supply a form for demanding payment;
     (4) Set a date by which the corporation must receive the payment demand, which date may not be fewer than 30 nor more than 60 days after the date the subsection (a) notice is mailed; and
     (5) Be accompanied by a copy of this Article. (1925, c. 77, s. 1; 1943, c. 270; G.S., s. 55-167; 1955, c. 1371, s. 1; 1969, c. 751, s. 39; 1973,
          c. 469, ss. 36, 37; 1989, c. 265, s. 1; 1997-485,  s. 4; 2001-387,  s.
          27; 2002-58, s. 3.)

SS. 55-13-23.  DUTY TO DEMAND PAYMENT.
(a) A shareholder sent a dissenters' notice described in G.S. 55-13-22 must demand payment and deposit his share certificates in accordance with the terms of the notice.
(b) The shareholder who demands payment and deposits his share certificates under subsection (a) retains all other rights of a shareholder until these rights are cancelled or modified by the taking of the proposed corporate action.
(c) A shareholder who does not demand payment or deposit his share certificates where required, each by the date set in the dissenters' notice, is not entitled to payment for his shares under this Article. (1925, c. 77, s. 1; 1943, c. 270; G.S., s. 55-167; 1955, c. 1371, s. 1; 1969, c. 751, s. 39;
     1973, c. 469, ss. 36, 37; 1989, c. 265,
     s. 1.)

SS. 55-13-24.  SHARE RESTRICTIONS.
(a) The corporation may restrict the transfer of uncertificated shares from the date the demand for their payment is received until the proposed corporate action is taken or the restrictions released under G.S. 55-13-26.
(b) The person for whom dissenters' rights are asserted as to uncertificated shares retains all other rights of a shareholder until these rights are cancelled or modified by the taking of the proposed corporate action. (1925, c. 77, s. 1; 1943, c. 270; G.S., s. 55-167; 1955, c. 1371, s. 1;
     1969, c. 751, s. 39; 1973, c. 469, ss.
     36, 37; 1989, c. 265, s. 1.)

SS. 55-13-25.  PAYMENT.

(a) As soon as the proposed corporate action is taken, or within 30 days after receipt of a payment demand, the corporation shall pay each dissenter who complied with G.S. 55-13-23 the amount the corporation estimates to be the fair value of his shares, plus interest accrued to the date of payment.
(b)  The payment shall be accompanied by:
     (1) The corporation's most recent available balance sheet as of the end of a fiscal year ending not more than 16 months before the date of payment, an income statement for that year, a statement of cash flows for that year, and the latest available interim financial statements, if any;
     (2) An explanation of how the corporation estimated the fair value of the shares;
     (3)  An explanation of how the interest was calculated;
     (4) A statement of the dissenter's right to demand payment under G.S. 55-13-28; and
     (5)  A copy of this Article.  (1925,  c. 77, s. 1; 1943,  c. 270;  G.S., s.
          55-167;  1955,  c. 1371,  s. 1; 1969, c. 751, s. 39; 1973, c. 469, ss.
          36, 37; 1989, c. 265, s. 1; c. 770, s. 69; 1997-202, s. 2.)

SS. 55-13-26.  FAILURE TO TAKE ACTION.
(a) If the corporation does not take the proposed action within 60 days after the date set for demanding payment and depositing share certificates, the corporation shall return the deposited certificates and release the transfer restrictions imposed on uncertificated shares.
(b) If after returning deposited certificates and releasing transfer restrictions, the corporation takes the proposed action, it must send a new dissenters' notice under G.S. 55-13-22 and repeat the payment demand procedure. (1925, c. 77, s. 1; 1943, c. 270; G.S., s. 55-167; 1955, c.
     1371, s. 1; 1969, c. 751, s. 39; 1973, c.
     469, ss. 36, 37; 1989, c. 265, s. 1.)

SS.55-13-27.  RESERVED FOR FUTURE CODIFICATION PURPOSES.

SS.55-13-28. PROCEDURE IF SHAREHOLDER DISSATISFIED WITH CORPORATION'S PAYMENT OR FAILURE TO PERFORM.
(a) A dissenter may notify the corporation in writing of his own estimate of the fair value of his shares and amount of interest due, and demand payment of the amount in excess of the payment by the corporation under G.S. 55-13-25 for the fair value of his shares and interest due, if:
     (1) The dissenter believes that the amount paid under G.S. 55-13-25 is less than the fair value of his shares or that the interest due is incorrectly calculated;
     (2)  The corporation fails to make payment under G.S. 55-13-25; or
     (3) The corporation, having failed to take the proposed action, does not return the deposited certificates or release the transfer restrictions imposed on uncertificated shares within 60 days after the date set for demanding payment.
(b) A dissenter waives his right to demand payment under this section unless he notifies the corporation of his demand in writing (i) under subdivision
     (a)(1) within 30 days after the corporation  made payment for his shares or
     (ii) under subdivisions (a)(2) and (a)(3) within 30 days after the corporation has failed to perform timely. A dissenter who fails to notify the corporation of his demand under subsection (a) within such 30-day period shall be deemed to have withdrawn his dissent and demand for payment. (1925, c. 77, s. 1; 1943, c. 270; G.S., s. 55-167; 1955, c. 1371,
     s. 1; 1969,  c. 751, s. 39; 1973,  c. 469, ss. 36, 37; 1989,  c. 265, s. 1;
     1997-202, s. 3.)

SS.55-13-29.  RESERVED FOR FUTURE CODIFICATION PURPOSES.

PART 3. JUDICIAL APPRAISAL OF SHARES

SS. 55-13-30.  COURT ACTION.

(a) If a demand for payment under G.S. 55-13-28 remains unsettled, the dissenter may commence a proceeding within 60 days after the earlier of (i) the date payment is made under G.S. 55-13-25, or (ii) the date of the dissenter's payment demand under G.S. 55-13-28 by filing a complaint with the Superior Court Division of the General Court of Justice to determine the fair value of the shares and accrued interest. A dissenter who takes no action within the 60-day period shall be deemed to have withdrawn his dissent and demand for payment.
     (a1) Repealed by Session Laws 1997-202, s. 4.
     (b)  Reserved for future codification purposes.
     (c) The court shall have the discretion to make all dissenters (whether or not residents of this State) whose demands remain unsettled parties to the proceeding as in an action against their shares and all parties must be served with a copy of the complaint. Nonresidents may be served by registered or certified mail or by publication as provided by law.
     (d) The jurisdiction of the superior court in which the proceeding is commenced under subsection (a) is plenary and exclusive. The court may appoint one or more persons as appraisers to receive evidence and recommend decision on the question of fair value. The appraisers have the powers described in the order appointing them, or in any amendment to it. The parties are entitled to the same discovery rights as parties in other civil proceedings. The proceeding shall be tried as in other civil actions. However, in a proceeding by a dissenter in a corporation that was a public corporation immediately prior to consummation of the corporate action giving rise to the right of dissent under G.S. 55-13-02, there is no right to a trial by jury.
     (e) Each dissenter made a party to the proceeding is entitled to judgment for the amount, if any, by which the court finds the fair value of his shares, plus interest, exceeds the amount paid by the corporation. (1925, c. 77, s. 1; 1943, c. 270; G.S., s. 55-167; 1955, c. 1371, s.
          1; 1969,  c. 751, s. 39; 1973, c. 469, ss. 36, 37; 1989, c. 265, s. 1;
          1997-202, s. 4; 1997-485, ss. 5, 5.1.)

SS. 55-13-31.  COURT COSTS AND COUNSEL FEES.
(a) The court in an appraisal proceeding commenced under G.S. 55-13-30 shall determine all costs of the proceeding, including the reasonable compensation and expenses of appraisers appointed by the court, and shall assess the costs as it finds equitable.
(b) The court may also assess the fees and expenses of counsel and experts for the respective parties, in amounts the court finds equitable:
     (1) Against the corporation and in favor of any or all dissenters if the court finds the corporation did not substantially comply with the requirements of G.S. 55-13-20 through 55-13-28; or
     (2) Against either the corporation or a dissenter, in favor of either or any other party, if the court finds that the party against whom the fees and expenses are assessed acted arbitrarily, vexatiously, or not in good faith with respect to the rights provided by this Article.
(c) If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated, and that the fees for those services should not be assessed against the corporation, the court may award to these counsel reasonable fees to be paid out of the amounts awarded the dissenters who were benefited. (1925, c. 77, s. 1; 1943, c. 270; G.S., s. 55-167; 1955, c. 1371, s. 1; 1969, c. 751, s. 39;
     1973, c. 469, ss. 36, 37; 1989, c. 265, s. 1.)

                                                                      Appendix D

May 14, 2003


MountainBank Financial Corporation
535 Greenville Highway
Hendersonville, NC 28792

Members of the Board:

MountainBank Financial Corporation (the "Company") entered into an Agreement and Plan of Merger ("the Agreement") with The South Financial Group ("TSFG") as of May 14, 2003, whereby the Company will merge with and into TSFG (the "Merger").

You have requested our opinion, as investment bankers, with respect to the fairness, from a financial point of view, to the holders of the common stock (the "Stockholders") of the Company of the consideration to be paid in the Merger as defined in the Agreement (the "Merger Consideration"). Our opinion is as of the date hereof.

In conducting our analysis and arriving at our opinion as expressed herein, we have considered, reviewed and analyzed financial and other information and materials that we have deemed appropriate under the circumstances, and among other things:

(i)     Reviewed the Agreement and certain related documents;
(ii) Reviewed the historical and current financial position and results of operations of the Company and TSFG;
(iii) Reviewed certain publicly available information concerning the Company including Annual Reports on Form 10-K for each of the years in the three year period ended December 31, 2002;
(iv) Reviewed certain publicly available information concerning TSFG including Annual Reports on Form 10-K for each of the years in the three year period ended December 31, 2002;
(v) Reviewed certain available financial forecasts concerning the business and operations of the Company and TSFG that were prepared by management of the Company and TSFG, respectively;
(vi) Participated in discussions with certain officers and employees of the Company and TSFG to discuss the past and current business operations, financial condition and prospects of the Company and TSFG, as well as matters we believe relevant to our inquiry;
(vii) Reviewed certain publicly available operating and financial information with respect to other companies that we believe to be comparable in certain respects to the Company and TSFG;
(viii) Reviewed the current and historical relationships between the trading levels of the Company's common stock and TSFG's common stock and the historical and current market for the common stock of the Company, TSFG, and other companies that we believe to be comparable in certain respects to the Company or TSFG;
(ix) Reviewed the nature and terms of certain other acquisition transactions that we believe to be relevant; and
(x)     Performed such other reviews and analysis we have deemed appropriate.

In our review and analysis, we have assumed and relied upon the accuracy and completeness of all of the financial and other information provided us, or that is publicly available, and have not attempted independently to verify nor assumed responsibility for verifying any such information. With respect to the financial projections, we have assumed that they have been reasonably prepared on bases reflecting the best currently available estimates and judgments of the Company or TSFG, as the case may be, and we express no opinion with respect to such forecasts or the assumptions on which they are based. We have not made or obtained or assumed any responsibility for making or obtaining any independent evaluations or appraisals of any of the assets, including properties and facilities, or liabilities of the Company or TSFG.

Our opinion is based upon conditions as they exist and can be evaluated on the date hereof. Our opinion expressed below does not imply any conclusion as to the likely trading range for any common stock following the consummation of the Merger, which may vary depending upon, among other factors, changes in interest rates, dividend rates, market conditions, general economic conditions and factors that generally influence the price of securities. Our opinion does not address the Company's underlying business decision to effect the Merger. Our opinion is directed only to the fairness, from a financial point of view, of the Merger Consideration and does not constitute a recommendation concerning how holders of the Company's common stock should vote with respect to the Agreement. The Orr Group will receive a fee from the Company for delivery of this fairness opinion.

In rendering our opinion we have assumed that in the course of obtaining the necessary regulatory approvals for the Merger no, restrictions will be imposed that would have a material adverse affect on the contemplated benefits of the Merger to the Company following the Merger.

Subject to the foregoing, it is our opinion that, as of the date hereof, the Merger Consideration is fair to the Stockholders from a financial point of view.

Very truly yours,

/s/The Orr Group

The Orr Group

                                      II-4
                                     PART II
                   INFORMATION NOT REQUIRED IN THE PROSPECTUS

ITEM 20. INDEMNIFICATION OF DIRECTORS AND OFFICERS

         Reference is made to Chapter 8, Article 5 of Title 33 of the 1976 Code of Laws of South Carolina, as amended, which provides for indemnification of officers and directors of South Carolina corporations in certain instances in connection with legal proceedings involving any such persons because of being or having been an officer or director. Section 5.1 of our bylaws provide that the corporation shall indemnify any individual made a party to a proceeding because he is or was a director of the corporation against liability incurred in the proceeding to the fullest extent permitted by law. Section 5.2 of our bylaws provide that the corporation shall pay for or reimburse the reasonable expenses incurred by a director who is a party to a proceeding in advance of final disposition of the proceeding to the fullest extent permitted by law. Section
5.3 of our bylaws provide that in addition to any indemnification required by law, the corporation may, to the extent authorized from time to time by the board of directors, grant rights to indemnification, and rights to be paid by the corporation the expenses incurred in defending any proceeding in advance of its final disposition, to any employee or agent of the corporation to the fullest extent of the provisions of the bylaws with respect to the indemnification and advancement of expenses of directors and officers of the corporation. We have entered into indemnification agreements with each of our directors, which make the above-referenced bylaws provisions the basis of a contract between us and each director.

         Chapter 8, Article 5 of Title 33 of the 1976 Code of Laws of South Carolina, as amended, also permits a corporation to purchase and maintain insurance on behalf of a person who is or was an officer or director of the corporation. We maintain directors' and officers' liability insurance.

         Reference is made to Chapter 2 of Title 33 of the 1976 Code of Laws of South Carolina, as amended, respecting the limitation in a corporation's articles of incorporation of the personal liability of a director for breach of the director's fiduciary duty. Reference is made to our Articles of Amendment filed with the South Carolina Secretary of State on April 18, 1989 which state:
"A director of the corporation shall not be personally liable to the corporation or any of its shareholders for monetary damages for breach of fiduciary duty as a director, provided that this provision shall not be deemed to eliminate or limit the liability of a director (i) for any breach of the director's duty of loyalty to the corporation or its shareholders, (ii) for acts or omissions not in good faith or which involve gross negligence, intentional misconduct, or a knowing violation of laws, (iii) imposed under Section 33-8-330 of the South Carolina Business Corporation Act of 1988 (improper distribution to shareholder), or (iv) for any transaction from which the director derived an improper personal benefit."

         Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 20 above or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

ITEM 21. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

         The  following   Exhibits  are  filed  as  part  of  this  Registration
Statement:


EXHIBIT
NO.          DESCRIPTION

2.1 Agreement and Plan of Merger entered into as of May 14, 2003 by and between South Financial and MountainBank Financial: Included as Appendix B to the proxy statement/prospectus.

3.1 Articles of Incorporation: Incorporated by reference to Exhibit 3.1 of South Financial's Registration Statement on Form S-4, Commission File No. 33-57389.

3.2  Articles of  Amendment  dated June 1, 1997.  Incorporated  by  reference to
     Exhibit 3.2 of South Financial's Registration Statement on Form S-4 filed on July 30, 1997, Commission File No. 333-32459.

3.3 Amended and Restated Bylaws of South Financial, as amended and restated as of December 18, 1996: Incorporated by reference to Exhibit 3.1 of South Financial's Current Report on Form 8-K dated December 18, 1996, Commission File No. 0-15083.

4.1  Specimen  South  Financial  Common  Stock   certificate:   Incorporated  by
     reference to Exhibit 4.1 of South Financial's Registration Statement on Form S-1, Commission File No. 33-7470.

4.2  Articles of Incorporation: Included as Exhibits 3.1 and 3.2.

4.3  Bylaws: Included as Exhibit 3.3.

4.4  South   Financial   Amended  Common  Stock  Dividend   Reinvestment   Plan:
     Incorporated by reference to Exhibit 4.1 of South Financial's Current Report on Form 8-K dated May 11, 2001.

4.5  Amended  and  Restated   Shareholder  Rights  Agreement:   Incorporated  by
     reference to Exhibit 4.1 of South Financial's Current Report on Form 8-K dated December 18, 1996, Commission File No. 0-15083.

4.6 Form of Indenture between South Financial and First American Trust Company, N.A., as trustee: Incorporated by reference to Exhibit 4.11 of South Financial's Registration Statement on Form S-3, Commission File No. 22-58879.

5.1** Opinion and Consent of William P. Crawford, Jr., Esq., regarding legality of shares of South Financial.

8.1 Opinion and Consent of Wachtell, Lipton, Rosen & Katz regarding tax matters.

23.1* Consent of KPMG LLP.

23.2* Consent of Larrowe & Company, PLC

23.3* Consent of The Orr Group, Inc.

23.4 Consent of Wachtell, Lipton, Rosen & Katz. (Contained in Exhibit 8.1)

23.5** Consent of William P. Crawford, Jr., Esquire. (Contained in Exhibit 5.1)

24.1** The Power of Attorney: Contained on the signature page of the initial filing of this Registration Statement.

99.1** Form of Proxy

*    Filed with this registration statement
**   Previously filed



(b) Certain additional financial statements. Not applicable.

(c) The information required by this paragraph is included as an Appendix to the proxy statement/prospectus.

ITEM 22. UNDERTAKINGS

         The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         The undersigned registrant hereby undertakes as follows:
                  (1) that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

                  (2) that every prospectus (i) that is filed pursuant to the immediately preceding paragraph (1) or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide public offering thereof.

                  (3) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the provisions described in Item 20 above or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other that the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

         The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the proxy statement/prospectus pursuant to Item 4, 10(b), 11, or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes the information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

         The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

         The undersigned Registrant hereby undertakes
     (1) to file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
         (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933.
         (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent not more than a 20 percent change in the maximum offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement.
         (iii)To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.
     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered here, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

                                   SIGNATURES

         Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Greenville, State of South Carolina, on the 6th day of August, 2003.

                               THE SOUTH FINANCIAL GROUP, INC.


                               By: /s/ William S. Hummers III
                                   ----------------------------------------
                               William S. Hummers III, Executive Vice President


         Pursuant  to  the   requirements   of  Securities  Act  of  1933,  this
registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature                           Title                                                            Date

/s/ William R. Timmons, Jr. *       Chairman of the Board                                        August 6, 2003
---------------------------
William R. Timmons, Jr.

/s/ Mack I Whittle, Jr. *           President, Chief Executive Officer                           August 6, 2003
-----------------------             and Director (Principal Executive Officer)
Mark I. Whittle, Jr.

/s/ William S. Hummers III *        Executive Vice President, Director                           August 6, 2003
--------------------------          (Principal Accounting and Financial Officer)
William S. Hummers III

/s/ William P. Brant *              Director                                                     August 6, 2003
--------------------
William P. Brant

/s/ Gordon W. Campbell *            Director                                                     August 6, 2003
----------------------
Gordon W. Campbell

/s/ Judd B. Farr  *                 Director                                                     August 6, 2003
----------------
Judd B. Farr

/s/ C. Claymon Grimes, Jr. *        Director                                                     August 6, 2003
-------------------------
C. Claymon Grimes, Jr.

/s/ M. Dexter Hagy *                Director                                                     August 6, 2003
--------------------
M. Dexter Hagy

/s/ Thomas J. Rogers *              Director                                                     August 6, 2003
--------------------
Thomas J. Rogers

/s/ H. Earle Russell, Jr. *         Director                                                     August 6, 2003
------------------------
H. Earle Russell, Jr.

/s/ Charles B. Schooler *           Director                                                     August 6, 2003
-----------------------
Charles B. Schooler

/s/ Edward J. Sebastian *           Director                                                     August 6, 2003
-----------------------
Edward J. Sebastian

/s/ John C. B. Smith, Jr. *         Director                                                     August 6, 2003
-------------------------
John C. B. Smith, Jr.




/s/ Eugene E. Stone IV *            Director                                                     August 6, 2003
------------------------
Eugene E. Stone IV

/s/ William R. Timmons III *        Director                                                     August 6, 2003
----------------------------
William R. Timmons, III

/s/ Samuel H. Vickers *             Director                                                     August 6, 2003
-----------------------
Samuel H. Vickers

/s/ David C. Wakefield III *        Director                                                     August 6, 2003
----------------------------
David C. Wakefield III


* By:    William S. Hummers III
         -------------------------------------
         William S. Hummers III
         Attorney in Fact


INDEX TO EXHIBITS


2.1          Agreement and Plan of Merger entered into as of May 14, 2003 by and between South  Financial and  MountainBank
             Financial:  Included as Appendix B to the proxy statement/prospectus.

5.1 **       Opinion and Consent of William P. Crawford, Jr., Esq., regarding legality of shares of South Financial.

8.1*         Opinion and Consent of Wachtell, Lipton, Rosen & Katz regarding tax matters.

23.1 *       Consent of KPMG LLP.

23.2 *       Consent of Larrowe & Company, PLC

23.3 *       Consent of The Orr Group, Inc.

23.4         Consent of Wachtell, Lipton, Rosen & Katz. (Contained in Exhibit 8.1)

23.5 **      Consent of William P. Crawford, Jr., Esquire. (Contained in Exhibit 5.1)

24.1 **      The Power of Attorney: Contained on the signature page of the initial filing of this Registration Statement.

99.1**       Form of Proxy



*    Filed with this registration statement
**   Previously filed